Exhibit 10.18

EXECUTION COPY

CREDIT AND GUARANTY AGREEMENT

dated as of May 28, 2008

among

BRIGHT HORIZONS ACQUISITION CORP.,

to be merged with and into

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.,

as Borrower,

BRIGHT HORIZONS CAPITAL CORP.,

as Holdings,

CERTAIN SUBSIDIARIES OF BRIGHT HORIZONS FAMILY SOLUTIONS, INC.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Collateral Agent, Issuing Lender and Swing Line Lender

$440,000,000 Senior Secured Credit Facilities

i

(continued)

(continued)

(continued)

(continued)

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APPENDICES:	A-1	Tranche B Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	I	Reorganization Transactions
	3.1(d)	Closing Date Mortgaged Properties
	3.1(h)	Local Counsel Jurisdictions
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.10	Adverse Proceedings
	4.12	Real Estate Assets
	4.13	Environmental Matters
	5.11	Additional Properties
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.8	Certain Real Estate Asset Sales
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche B Term Loan Note
	B-2	Revolving Loan Note
	B-3	Swing Line Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Intercompany Note
	M	Joinder Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 28, 2008, is entered into by and among BRIGHT HORIZONS ACQUISITION CORP. (formerly known as Swingset Acquisition Corp.), a Delaware corporation (“Merger Sub”), BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (as survivor of the merger with Merger Sub, “Borrower”), BRIGHT HORIZONS CAPITAL CORP. (formerly known as Swingset Holdings Corp.), a Delaware corporation (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Syndication Agent (in such capacity, “Syndication Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate principal amount not to exceed $440,000,000, consisting of $365,000,000 aggregate principal amount of Tranche B Term Loans, and $75,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used, in part, to finance the Transactions (as defined below) and otherwise in accordance with Section 2.6;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of January 14, 2008 (together with the schedules and exhibits thereto, the “Acquisition Agreement”) by and among Holdings, Merger Sub and the Borrower, (i) Holdings will acquire (the “Acquisition”) all of the issued and outstanding capital stock of the Borrower and its Subsidiaries (collectively, the “Acquired Business”), and (ii) Merger Sub will be merged with and into the Borrower, with the Borrower as the surviving corporation;

WHEREAS, in connection with the Acquisition, the Sponsor (as defined below) and certain other co-investors identified by the Sponsor, including certain members of the existing management of the Borrower will make, directly or indirectly, cash contributions to the Borrower in exchange for direct or indirect common Equity Interests (as defined below) of Holdings (the “Equity Contribution”);

WHEREAS, Borrower will use the proceeds of (a) the Equity Contribution, (b) the Loans made hereunder on the Closing Date, and (c) the Holdings Notes and the Subordinated Notes (each as defined below), in each case issued on the Closing Date, to (i) finance the Acquisition, (ii) repay the Existing Indebtedness (as defined below) (the “Refinancing”) and (iii) pay the Transaction Costs (as defined below) (each of the foregoing transactions described in this paragraph, together with the Reorganization (as defined below), collectively, the “Transactions”);

WHEREAS, immediately following the consummation of the Acquisition, Holdings and certain of its Subsidiaries will be reorganized as described on Schedule I (the “Reorganization”), and following the Reorganization, each reference in this Agreement and the other Credit Documents to (i) the “Borrower” shall be deemed to be a reference to Bright Horizons Family Solutions LLC, a Delaware limited liability company, as successor to Bright Horizons Family Solutions, Inc. and (ii) each applicable “Guarantor” shall be deemed to be a reference to the applicable successor thereto as identified on Schedule I;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65% of all the voting Equity Interests of each of its direct Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower) and 65% of all the voting Equity Interests of each of their respective direct Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquired Business” as defined in the recitals hereto.

“Acquired Business Material Adverse Effect” means any event, circumstance, change or effect that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Acquired Business and its subsidiaries, taken as a whole, or would prevent the consummation of the Acquisition; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect: (i) any event, circumstance, change or effect resulting from or relating to (A) a change in general economic, political or financial market conditions, including interest or exchange rates, (B) a change in the industries, or in the business conditions in the geographic regions in which the Acquired Business and its subsidiaries operate, including, but not limited to, a change in general economic conditions that affect the industries in which the Acquired Business and its subsidiaries conduct their business, (C) any change in accounting requirements or principles required by changes in GAAP (or any interpretations thereof) or required by any change in applicable laws (or any interpretations thereof), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after the date hereof, (E) any acts of terrorism or war or any weather

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related event, fire or natural disaster or any escalation thereof, (F) the announcement of the execution of the Acquisition Agreement or the pendency of the Acquisition and the other transactions contemplated thereby, including the impact thereof on relationships with current and prospective clients, employer partners, vendors, suppliers and employees, (G) the identity of Holdings, Merger Sub or any of their affiliates as the acquiror of the Acquired Business or any facts or circumstances concerning Holdings, Merger Sub or any of their affiliates, or (H) compliance with the terms of, or the taking of any action required by or the failure to take any action prohibited by, the Acquisition Agreement (other than (i) pursuant to any requirement to operate in the ordinary course of business consistent with past practice or to make the representations and warranties of the Acquired Business accurate, or (ii) the consummation of the Acquisition) or consented to by Holdings; except, in the case of the foregoing clauses (A), (B), (D) and (E), to the extent such event, circumstance, change or effect would have a materially disproportionate impact on the Acquired Business and its subsidiaries, taken as a whole, as compared to other persons in the industry in which the Acquired Business and its subsidiaries conduct their business after taking into account the size of the Acquired Business relative to such other persons; (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions or a decline in the price or trading volume of the common stock of the Acquired Business (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is an Acquired Business Material Adverse Effect) or (iii) any actions, challenges or investigations relating to the Acquisition Agreement or the transactions contemplated thereby made or brought by any of the current or former stockholders of the Acquired Business (on their own behalf or on behalf of the Acquired Business) resulting from, relating to or arising out of the Acquisition Agreement or the Acquisition.

“Acquisition” as defined in the recitals hereto. “Acquisition Agreement” as defined in the recitals hereto.

“Acquisition Consideration” means an amount equal to (i) the purchase consideration for any Permitted Acquisition paid by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements (other than compensation arrangements with officers, employees and consultants of Holdings or any of its Subsidiaries or any Person which shall become an officer, employee or consultant of Holdings or any of its Subsidiaries as a result of the Permitted Acquisition) to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business, minus (ii) net asset sale proceeds received by Holdings or any of its Subsidiaries from the sale of property acquired or to be acquired in connection with any Permitted Acquisition and sold pursuant to a sale-leaseback transaction permitted under Section 6.10, in an amount not to exceed $12,500,000 in any Fiscal Year.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing

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(and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by a commercial bank reasonably selected by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, with respect to the Tranche B Term Loans, the Adjusted Eurodollar Rate shall at no time prior to the third anniversary of the Closing Date be less than 3.50% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

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“Agent” means each of the Administrative Agent, Syndication Agent and Collateral Agent.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of May 28, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time.

“AHYDO Amount” shall mean the amount of the “Special Mandatory Redemption”, required to be paid to holders of the Holdings Notes following the fifth anniversary of the Closing Date pursuant to Section 3.08 of the Holdings Notes Indenture, as in effect on the date hereof.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (i) with respect to Revolving Loans that are Eurodollar Rate Loans and the Applicable Revolving Commitment Fee Percentage, (a) from the Closing Date until the next succeeding Business Day after the date of delivery of the Compliance Certificate and the financial statements for the period ending on the last day of the second full fiscal quarter after the Closing Date, a percentage, per annum, determined by reference to the following table as if the Total Leverage Ratio then in effect were 5.00:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

Total Leverage Ratio	Applicable Margin for Revolving Loans	Applicable Revolving Commitment Fee Percentage
> 5.00:1.00	3.50%	0.50%
< 5.00:1.00 > 4.00:1.00	3.25%	0.50%
< 4.00:1.00	3.00%	0.375%

and (ii) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. No change in the Applicable Margin or the Applicable Revolving Commitment Fee Percentage shall be effective until the next succeeding Business Day after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Total Leverage Ratio. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Total Leverage Ratio were in excess of 5.00:1.00. Promptly following receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving

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Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.1 is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrower shall immediately deliver to Administrative Agent a correct certificate required by Section 5.1 for such Applicable Period, (y) the Applicable Margin shall be determined based upon the Total Leverage Ratio reflected in such corrected certificate and (z) Borrower shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period; provided, that non-payment as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to Section 8.1(a). Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.10 or Section 8.

“Applicable Prepayment Premium” means, with respect to any Tranche B Term Loans, an amount determined by multiplying the outstanding principal amount of such Tranche B Term Loans by (a) if such time is prior to the first anniversary of the Closing Date, 1.00% and (b) otherwise, zero.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.1(b).

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“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC).

“Arranger” means Goldman Sachs Credit Partners L.P., in its capacity as sole lead arranger under the Commitment Letter.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries (but excluding any issuance by Holdings of any of its Equity Interests to any Person), other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses pursuant to or in contemplation of the discontinuation of any operation or division), and (ii) sales, leases or licenses out of other assets for aggregate consideration of (x) less than $2,500,000 with respect to any transaction or series of related transactions and (y) less than $5,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease (including any sale-leaseback transaction) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, chief administrative officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, with respect to the Tranche B Term Loans, the Base Rate shall at no time prior to the third anniversary of the Closing Date be less than 4.50% per annum.

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“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Lender, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States, Canada, the United Kingdom or any other member state of the European Economic Area or any Participating Member State or (b) issued by any agency of the United States, Canada, the United Kingdom or any other member state of the European Economic Area or any Participating Member State, the obligations of which in the case of any securities issued by the United States or Canada are backed by the full faith and credit of the United States or Canada, in each case maturing within one year after such date, or in the case of securities issued by any agency of the United Kingdom or any other member state of the European Economic Area or any Participating Member State, the obligations of which have an equivalent credit rating to that country or member state, as applicable, and in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of any of the foregoing or any political subdivision or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits with, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of (1) the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 or (2) Canada, the United Kingdom or any other member state of the European Economic Area or any

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Participating Member State, in each case satisfying capital and credit rating requirements which are at least equivalent to those set forth in clause (1), and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means the earliest to occur of the following:

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of any of the foregoing events shall not be deemed a Change of Control if:

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Holders own, directly or indirectly, of record or beneficially an amount of common stock or other common Equity Interests having ordinary voting power of Holdings equal to an amount more than fifty percent (50%) of the amount of common stock or other common Equity Interests having ordinary voting power of Holdings owned, directly or indirectly, by the Permitted Holders of record or beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities having ordinary voting power of Holdings held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no Person (other than one ore more Permitted Holders) or Persons (other than one or more Permitted Holders) that are together a “group” (within the meaning of sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) or are acting, for the purpose of acquiring, holding or disposing of securities, as a “group” (within the meaning of Rule 13d-5(b)(1) under Securities Exchange Act of 1934), but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), by way of merger, consolidation or other business combination or purchase, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

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(b) Borrower ceasing to be a direct wholly owned Subsidiary of Holdings (excluding any interests held by a general partner, managing member or equivalent entity which is itself a direct wholly owned Subsidiary of Holdings); or

(c) the occurrence of any “change of control” or similar event under the Holdings Notes Indenture or Subordinated Notes Indenture.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure, (b) Lenders having Revolving Exposure (including Swing Line Lender) and (c) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B Term Loans, (b) Revolving Loans (including Swing Line Loans) and (c) each Series of New Term Loans.

“Closing Date” means the date on which the Tranche B Term Loans are made in accordance with the terms hereof, which date is May 28, 2008.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(d).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Foreign Pledge Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Letter” as defined in Section 10.20.

“Commodity Account” has the meaning given to such term in the UCC.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

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“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to:

(a) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for:

(i) total interest expense;

(ii) provisions for taxes based on income or profits or capital, including any distributions or dividends made to Holdings with respect thereto made pursuant to Section 6.4(c)(ii);

(iii) total depreciation expense;

(iv) total amortization expense (whether classified as interest expense or any operating expense);

(v) the amount of management, monitoring, consulting and advisory fees paid (or accrued) in such period under the Management Agreement to the Sponsor pursuant to Section 6.4(d)(i) (but not including any indemnities and expenses and additional termination and transaction fees paid in such period under the Management Agreement);

(vi) the amount of (x) extraordinary or non-recurring losses and expenses (including all fees and expenses related thereto), (y) expenses or costs incurred in connection with being a public company prior to the Closing Date not to exceed $2,500,000 or (z) integration, consolidation and closing (including lease termination) costs for facilities in an aggregate amount pursuant to this clause (z) not to exceed $10,000,000;

(vii) any net loss from discontinued operations, subject to and consistent with an audit review;

(viii) any fees, expenses or charges in respect of third parties incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition, Investment, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the borrowing of the Loans or the issuance of the Holdings Notes or the Subordinated Notes), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans, the Holdings Notes or the Subordinated Notes) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction for which the Borrower or any Subsidiary shall have entered into a binding agreement with respect thereto (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FAS 141(R) and gains or losses associated with FIN 45);

(ix) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment,

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Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(x) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;

(xi) Cash receipts (or any netting arrangements resulting in reduced Cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-Cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (b) below for any period and not added back;

(xii) any non-Cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(xiii) any non-Cash and (to the extent paid on or substantially concurrently with the Closing Date) Cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents in connection with the Transactions;

(xiv) any non-Cash compensation charge or expense (including accruals and reserves for future cash items), including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive program;

(xv) any unrealized loss resulting in such period from obligations under any Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133;

(xvi) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period); and

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(xvii) Cash expenses incurred in connection with the Transactions not exceeding the amount disclosed to the Agents prior to the Closing Date and paid on or prior to December 31, 2008; minus

(b) the sum, without duplication, of amounts for:

(i) any non-Cash gains for such period, excluding any non-Cash gains to the extent they represent the reversal of an accrual or reserve for a potential Cash item that reduced Consolidated Net Income in any prior period and any non-Cash gains with respect to Cash actually received in a prior period so long as such Cash did not increase Consolidated Net Income in such period;

(ii) any net unrealized gain resulting in such period from the items referred to in clauses (a)(ix) and (a)(x) above;

(iii) any net income from discontinued operations, subject to and consistent with audit review; and

(iv) the amount of all extraordinary or non-recurring gains (less all fees and expenses related thereto); and

(v) any Cash payments made in connection with or with respect to stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive program with respect to an accrual or reserve therefore in a prior period added back pursuant to clause (a)(xiv) above;

provided, that there shall be excluded in determining Consolidated Adjusted EBITDA any currency translation gains and losses (including the net loss or gain resulting from Currency Agreements), to the extent otherwise included in the applicable income statement.

For purposes of determining Consolidated Adjusted EBITDA for any period that includes the quarterly periods ending September 30, 2007, December 31, 2007 and March 31, 2008, the Consolidated Adjusted EBITDA for each such quarterly period shall be deemed to be $25,890,000, $28,445,000 and $28,640,000, respectively, in each case (without duplication of any items enumerated in clause (a) or (b) above), prior to giving effect to any pro forma adjustments otherwise provided for in this Agreement.

“Consolidated Capital Expenditures” means for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any expenditures for replacements, substitutions, restoration or repair of fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b), (ii) the purchase of plant, property or equipment or software made with Net Asset Sale Proceeds invested pursuant to Section 2.14(a), (iii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower

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or a Subsidiary during the same fiscal year in which such expenditures were made, or in the immediately succeeding year, pursuant to a sale-leaseback transaction permitted under Section 6.10 to the extent of the cash proceeds received by the Borrower or such Subsidiary pursuant to such sale-leaseback transaction, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary and that are actually paid for, or reimbursed to the Borrower or any Subsidiary in Cash or Cash Equivalents, by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period) (v) expenditures which constitute a Permitted Acquisition permitted under Section 6.6 or (vi) interest capitalized during such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (i) Cash and Cash Equivalents and (ii) the current portion of deferred tax assets, in each case, excluding the effects of adjustments pursuant to GAAP resulting from the application of purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt, (ii) all Indebtedness consisting of Revolving Loans, Swing Line Loans and Letters of Credit in each case to the extent otherwise included, (iii) the current portion of interest, (iv) the current portion of deferred tax liabilities and (v) the current portion of any Capital Leases, in each case, excluding the effects of adjustments pursuant to GAAP resulting from the application of purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of:

(i) Consolidated Net Income; plus

(ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period); plus

(iii) the Consolidated Working Capital Adjustment; plus

(iv) to the extent included in Consolidated Adjusted EBITDA for such period, any Cash amounts actually received in respect of business interruption insurance; plus

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(v) to the extent included in Consolidated Adjusted EBITDA for such period, any Cash amounts actually received in respect of indemnity payments and not applied by such Person to discharge any indemnified liability; plus

(vi) the aggregate amount of any payments actually received in cash by the Borrower and its Subsidiaries during such period and made by any counterparty in connection with the termination of Hedge Agreements to the extent such payments are not included in calculating Consolidated Net Income; minus

(b) the sum, without duplication, of the amounts for such period of:

(i) the amounts for such period paid in cash from operating cash flow of (1) scheduled repayments of Consolidated Total Debt for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures; plus

(ii) an amount equal to other non-Cash credits or gains increasing Consolidated Net Income for such period (excluding any such non-Cash credit or gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); plus

(iii) cash payments during such period in respect of long-term liabilities of the Borrower and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with internally generated cash flow of the Borrower and its Subsidiaries; plus

(iv) without duplication of amounts deducted pursuant to clauses (v) or (vi) below in prior fiscal years, the amount of Permitted Acquisitions and other Investments (but excluding in any event the amount of any Restricted Junior Payments) permitted hereby made in cash during such period pursuant to Section 6.6(g), 6.6(h) or 6.6(p) to the extent that such Permitted Acquisitions and other Investments were financed with internally generated cash flow of the Borrower and the Subsidiaries; plus

(v) the amount of Restricted Junior Payments paid during such period pursuant to Sections 6.4(c)(i), (ii), (iii) and (iv), 6.4(d)(i) and 6.4(g), to the extent such Restricted Junior Payments were financed with internally generated cash flow of the Borrower and its Subsidiaries; plus

(vi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period, to the extent that such payments by the Borrower or its Subsidiaries are financed with internally generated cash flow of the Borrower and its Subsidiaries that are made in connection with the termination of Hedge Agreements to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

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(vii) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contracts Consideration”) entered into prior to or during any such period relating to Permitted Acquisitions and other Investments (but excluding in any event the amount of any Restricted Junior Payments) permitted hereby or Consolidated Capital Expenditures to be consummated or made during the first Fiscal Quarter of the immediately succeeding Fiscal Year; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Investments or Consolidated Capital Expenditures during such first Fiscal Quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such succeeding Fiscal Year; plus

(viii) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income; plus

(ix) payment of VAT to the extent not otherwise deducted from Consolidated Net Income.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures, (iv) the portion of taxes based on income actually paid in cash and provisions for current cash income taxes payable and (v) the amount of all Restricted Junior Payments made pursuant to Section 6.4(c)(ii), 6.4(d)(i) and 6.4(k) during such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases) of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net payments, if any, made (less net payments, if any, received) pursuant to Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11(d) payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, excluding (a) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (which has not been waived), except (solely to the extent permitted to be paid) to the

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extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) (i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies and (ii) the effects of adjustments in such Person’s financial statements resulting from the application of purchase accounting during such period and (0 any net after tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness or (ii) obligations under any Hedge Agreements.

“Consolidated Total Debt” means, as at any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (but excluding the effects of discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness described in clauses (i), (ii) and (iii) of the definition of Indebtedness and (without duplication) any guarantee thereof minus (b) the lesser of (i) the aggregate amount of unrestricted Cash and Cash Equivalents (in each case, free and clear of all Liens, other than Liens created pursuant to the Collateral Documents and customary bank Liens in favor of Deposit Account Banks in respect of customary account charges), included in the consolidated balance sheet of Borrower and its Subsidiaries as of such date and (ii) $15,000,000; provided, that during the period following the third anniversary of the Closing Date and ending on the date on which any payment is made in respect of any AHYDO Amount, the amount referenced in clause (b)(ii) above shall be increased to $40,000,000, but only to the extent that the Senior Secured Leverage Ratio is less than 2.00:1.00 at such time; provided further that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed amounts thereunder and (ii) obligations under Hedge Agreements.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Borrower and its Subsidiaries over Consolidated Current Liabilities of Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of (i) reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (ii) purchase accounting and (iii) any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote, directly or indirectly, of one or more Permitted Holders in his or her election by the stockholders of Holdings.

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“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contact, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“CorporateFamily SB” means CorporateFamily SB Corporation, a Tennessee corporation and an indirect Wholly-Owned Subsidiary of the Borrower.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10(a).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, each Letter of Credit Application, the Management Fee Subordination Agreement, and each other document, instrument or agreement executed and delivered by a Credit Party that is referred to as a Credit Document by its terms or is designated as such in writing by Borrower and any Agent, and in any event notified to the Administrative Agent if it is not a party thereto.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means the Borrower and each Guarantor from time to time.

“Cure Amount” as defined in Section 8.2(a).

“Cure Right” as defined in Section 8.2(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

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“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender or Regulated Lender (to the extent applicable), the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) or (b) such Defaulting Lender or Regulated Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender or Regulated Lender in writing.

“Default Rate” as defined in Section 2.10.

“Defaulted Loan” as defined in Section 2.22.

“Defaulting Lender” as defined in Section 2.22.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” means a financial institution at which any Credit Party maintains a Deposit Account.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is

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91 days after the latest Term Loan Maturity Date of any Term Loans, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable), the cancellation or expiration of all Letters of Credit (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender) and the termination of the Commitments); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” as defined in Section 6.1(d).

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of its activities; provided, no Affiliate of any Credit Party or Sponsor shall be an Eligible Assignee (other than Sankaty Advisors, LLC or any investment fund or other account managed or advised by Sankaty Advisors, LLC, which, in each case, invests primarily in fixed income assets or other credit products).

“Employee Benefit Plan” means any Multiemployer Plan or Pension Plan.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

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“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, at the relevant time, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any material liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has

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terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“E-Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” as defined in Section 2.20(a).

“Existing Credit Facility” means that certain First Amended and Restated Credit Agreement dated as of October 1, 2007 between Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and JPMorgan Chase Bank, N.A., as syndication agent, as amended prior to the Closing Date.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under the Existing Credit Facility and (ii) all other indebtedness for borrowed money of the Borrower and its Subsidiaries in existence prior to the Closing Date to the extent such indebtedness does not constitute Permitted Closing Date Indebtedness.

“Existing Mortgages” means those certain mortgages, notes and/or deeds of trust entered into by the Borrower or any of its Subsidiaries in favor of IBM (or its agent Work/Family Directions, Inc.), in existence on the Closing Date and encumbering certain Real Estate Assets of the Credit Parties as identified on Schedule 6.2.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

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“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to three federal funds brokers of recognized standing reasonably selected by the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” as defined in the Commitment Letter.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Acquisition” means a Permitted Acquisition of the Equity Interests of a Person organized under the laws of a country other than the United States.

“Foreign Pledge Agreement” means each pledge agreement executed or to be executed by the Borrower or a Guarantor with respect to the pledge of, subject to the terms and conditions of the applicable Foreign Pledge Agreement, 65% of the voting Equity Interests in their respective direct Foreign Subsidiaries, in each case in accordance with the applicable laws of the jurisdiction under which each such direct foreign subsidiary is respectively organized.

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“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary “Funding Default” as defined in Section 2.22.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) upon the Administrative Agent’s request, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Borrower) identified on the signature pages hereto as a Guarantor, and each other Domestic Subsidiary of Holdings which becomes a Guarantor hereunder, pursuant to the terms of Section 5.10(a) or otherwise.

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“Guarantor Subsidiary” means each Guarantor other than Holdings. “Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment or natural resources.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years ended on or prior to December 31, 2007, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Borrower and its Subsidiaries for each Fiscal Quarter ended after December 31, 2007 and ended at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income and cash flows for the three-, six-or nine-month period, as applicable, ending on such date.

“Holdings” as defined in the preamble hereto.

“Holdings Notes” means the senior notes of Holdings due 2018 issued from time to time pursuant to the Holdings Notes Indenture, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.15.

“Holdings Notes Indenture” means that certain Indenture, dated as of May 28, 2008 among Holdings and Wilmington Trust Company, a Delaware banking corporation, as Trustee, and such term shall include, as applicable, any indenture or agreement with respect to a Permitted Refinancing thereof

“IBM” means International Business Machines Corporation.

“Increased Amount Date” as defined in Section 2.24.

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“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts and accrued expenses payable in the ordinary course of business which have been due and payable for less than 180 days), including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any obligation of another Person to the extent such obligation would constitute Indebtedness pursuant to any of clauses (i) through (vii) or clause (ix) of this definition; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that any obligation constituting Indebtedness pursuant to clauses (i) through (vii) or clause (xi) hereof of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation constituting Indebtedness pursuant to clauses (i) through (vii) or clause (xi) hereof of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations (which shall be net, to the extent incurred under a single instrument) of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivatives transaction which has been terminated. The amount of Indebtedness of any Person for purposes of clause (v), to the extent constituting non-recourse Indebtedness, shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary

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to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one external legal counsel to each of the Administrative Agent and GSCP and one external legal counsel to the other Lenders (and one local counsel in each applicable jurisdiction for each such group and, in the event of any actual conflict of interest, one additional counsel to the affected parties)) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the execution, delivery, enforcement, performance or administration of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indentures” means, collectively, (i) the Holdings Notes Indenture and (ii) the Subordinated Notes Indenture (each individually, an “Indenture”).

“Installment” as defined in Section 2.12(a).

“Installment Date” as defined in Section 2.12(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit L evidencing Indebtedness owed among the Credit Parties and their Subsidiaries.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first

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such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months or, to the extent available to each Lender, nine or twelve months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“International Holding Company” means any Domestic Subsidiary of Holdings that (i) is a disregarded entity for U.S. tax purposes and (ii) owns no material assets or property other than the Voting Stock of one or more Foreign Subsidiaries. For purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)).

“Investment” means (i) any direct or indirect redemption or retirement (on behalf of another Person) or purchase or other acquisition for value or investment by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or Equity Interests of any other Person; (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), guarantee, or capital contributions by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that

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are not current assets or did not arise from sales to that other Person in the ordinary course of business; (iii) the purchase or acquisition (in one transaction or a series of transactions) of all or a substantial portion of the business, property or assets of, or stock or other evidence of beneficial ownership of, another Person or assets constituting a business unit, line of business or division of such Person (other than to the extent constituting Consolidated Capital Expenditures) and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, whether entered into for hedging or speculative purposes. The amount of any Investment of the type described in clauses (i) and (ii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs, write-offs or currency fluctuations with respect to such Investment (solely with respect to Investments made after the Closing Date), net of any cash amounts representing a principal return or repayment of capital (but excluding any yield, dividend or other income with respect thereto) with respect to such Investment not exceeding the amount of such Investment made following the Closing Date.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Lender” means GECC, as Issuing Lender hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit M.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold which is not required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a

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Lender (and any Affiliate thereof) as of or at any time after the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Lender pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time generally used by the Issuing Lender.

“Letter of Credit Sublimit” means the lesser of (i) $20,000,000 (provided that not more than $10,000,000 of such amount may be used for commercial Letters of Credit) and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Tranche B Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.

“Management Agreement” means that certain Management Agreement, dated as of May 28, 2008, among Bright Horizons Solutions Corp., Holdings, the Borrower and Bain Capital Partners, LLC, as amended from time to time in accordance with Section 6.14.

“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement, dated as of May 28, 2008, among Holdings, the Borrower, the Sponsor and the Administrative Agent.

“Management Fees” as defined in Section 6.4(d).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely pay its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

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“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) any fee-owned or ground leased Real Estate Asset having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof or (ii) any other Real Estate Asset that the Collateral Agent reasonably determines is material to the business, operations, properties, assets, condition (financial or otherwise) of Holdings or any Subsidiary thereof, including Borrower, consistent with the criteria applied in identifying the Closing Date Mortgaged Properties.

“Merger Sub” as defined in the recitals hereto.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA in respect of which Holdings or any of its Subsidiaries has or could reasonably be expected to have liability, contingent or otherwise, under ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the results of operations of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) (a) any bona fide direct out-of-pocket costs (including attorney’s fees, investment banking fees, survey costs, title insurance premia and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant or other customary fees) incurred in connection with such Asset Sale, (b) income, gains or sales taxes payable as a result of any gain recognized in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (d) a reasonable reserve for adjustment in respect of (i) the sale price of such assets or assets established in accordance with

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GAAP and (ii) any liabilities associated with such asset or assets and retained by Holdings or its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment liabilities and liabilities related to environmental matters or against indemnification obligations associated with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct out-of-pocket costs (including attorney’s fees, investment banking fees, survey costs, title insurance premia and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant or other customary fees) incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans) that is secured by a Lien which is prior to the Lien of the Collateral Agent on the assets in question and that is required to be repaid under the terms thereof as a result of such taking or loss and (d) a reasonable reserve for adjustment in respect of (i) the sale price of such assets or assets established in accordance with GAAP and (ii) any liabilities associated with such asset or assets and retained by Holdings or its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment liabilities and liabilities related to environmental matters or against indemnification obligations associated with any sale of assets as referred to in clause (i)(b) of this definition.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Revolving Commitments” as defined in Section 2.24.

“New Revolving Lender” as defined in Section 2.24.

“New Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Revolving Loans of such Lender.

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“New Revolving Loan Maturity Date” means the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Revolving Loans” as defined in Section 2.24.

“New Term Loan Commitments” as defined in Section 2.24.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.24.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.20(c).

“Non-US Person” means any Person that is not a “United States person” under and as defined in section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Tranche B Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Notice of Intent to Cure” as defined in Section 5.1(d).

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with

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respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of articles of organization or formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent” means Holdings and any other direct or indirect parent holding company of Borrower organized at the direction of the Sponsor (without giving effect to the inclusion of Affiliates in such definition of Sponsor) in each case so long as such Person is a direct or indirect parent of Holdings.

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act” as defined in Section 3.1(m).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which Holdings or any of its Subsidiaries has or could reasonably be expected to have liability, contingent or otherwise, under ERISA.

“Permitted Acquisition” means any acquisition by Borrower or any of its Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to such proposed Permitted Acquisition and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) all representations and warranties contained in each of Section 4 hereof and in the other Credit Documents shall be true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares and shares issued to foreign nationals to the extent required pursuant to applicable law)

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acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Subsidiary thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10, 5.11 and/or 5.14, as applicable and solely to the extent therein required;

(iv)(x) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Sections 6.7(a) and (b) on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.7(d)) and (y) the Total Leverage Ratio of Holdings and its Subsidiaries shall be at least 0.25:1.00 less than the maximum Total Leverage Ratio permitted pursuant to Section 6.7(a) on a pro forma basis immediately after giving effect to such acquisition with respect to the four Fiscal Quarter period ended immediately prior to the date of such acquisition;

(v) Borrower shall have delivered to Administrative Agent (other than with respect to any individual acquisition for which the Acquisition Consideration is less than $3,000,000 unless, when aggregated with all other acquisitions for which the items required by this clause (v) are not delivered in a period of 12 consecutive months, the aggregate Acquisition Consideration is $10,000,000 or more), (x) at least 10 Business Days prior to such proposed acquisition, (1) a Compliance Certificate evidencing compliance with clause (iv) above and (2) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Sections 6.7(a) and (b) and (y) promptly upon request by Administrative Agent, (1) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (2) quarterly, if any, and annual financial statements of the Person whose Equity Interests or assets are being acquired for the most recent four-quarter period prior to such proposed Permitted Acquisition for which financial statements are available, including any audited financial statements that are available;

(vi) such proposed Permitted Acquisition, and any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related or complementary businesses;

(vii) the Unused Availability at such time (immediately after giving effect to the consummation of the respective Permitted Acquisition and any financing thereof) shall equal or exceed $20,000,000; and

(viii) the aggregate Acquisition Consideration paid by Holdings and its Subsidiaries pursuant to all Permitted Acquisitions shall not exceed $50,000,000 in any Fiscal Year; provided, that such Dollar limitation (a) shall be increased to $75,000,000 if the Senior Secured Leverage Ratio is less than 2.00:1.00 before and immediately after giving effect to such acquisition on a pro forma basis; and (b) shall not apply to the extent paid or financed directly with (x) Qualified Equity Interests of Holdings or any Parent or (y) Permitted Equity Proceeds which are not required to be applied as a mandatory prepayment of the Loans pursuant to Section 2.14(c).

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“Permitted Closing Date Indebtedness” means all indebtedness for borrowed money of the Borrower and its Subsidiaries in existence prior to the Closing Date but only to the extent constituting any of the following: (i) Indebtedness with respect to Capital Leases, (ii) Indebtedness in favor of IBM (or its agent Work/Family Directions, Inc.) to the extent secured by the Existing Mortgages and set forth on Schedule 6.1, (iii) Indebtedness disclosed on the disclosure schedules to the Acquisition Agreement (other than pursuant to the Existing Credit Facility) and set forth on Schedule 6.1 and (iv) certain other Indebtedness set forth on Schedule 6.1 in an aggregate amount not exceeding $10,000,000.

“Permitted Equity Issuances” means any sale or issuance of any Qualified Equity Interests of Holdings (including contributions to the capital of Holdings) to the extent permitted hereunder, other than any such issuance pursuant to the Cure Right.

“Permitted Equity Proceeds” means, at any time (the “Reference Date”), the sum of (without duplication):

(a) the amount of any capital contributions or proceeds from Permitted Equity Issuances received or made by the Borrower (or any Parent and contributed by such Parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, and which have not previously been used for any purpose (other than as set forth in, and deducted pursuant to, clause (b) below) and to the extent not required to be applied as a mandatory prepayment of the Loans pursuant to Section 2.14(c); minus

(b) the aggregate amount of (i) any Investments made pursuant to Section 6.6(k) and (ii) any Restricted Junior Payment made pursuant to Section 6.4(i) during the period commencing on the first Business Day after the Closing Date and ending on the Reference Date.

“Permitted Holder” means any of (i) the Sponsor or (ii) any member of management of the Borrower or its Subsidiaries who is an investor in Holdings or any Parent; provided, that, for the purposes of calculating the amount of the outstanding common stock or other common Equity Interests of Holdings or any Parent having ordinary voting power held by the members of management of the Borrower or its Subsidiaries, the aggregate amount of common stock or other common Equity Interests of Holdings or any Parent having ordinary voting power held by members of management of the Borrower or its Subsidiaries shall not be included to the extent exceeding 10% of the total amount of all such common stock or other common Equity Interests of Holdings and any Parent having ordinary voting power, and such members of management of the Borrower or its Subsidiaries shall not be deemed to have voting power or other rights with respect to any common stock or other common Equity Interests in excess of such 10%.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal

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amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(j), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(j), at the time thereof, no Default or Event of Default shall have occurred and be continuing; and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 6.1(c), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) Indebtedness of a Subsidiary that is not a Guarantor shall not refinance Indebtedness of the Borrower or a Guarantor, (iii) Indebtedness of the Borrower or a Guarantor Subsidiary shall not refinance Indebtedness of a Subsidiary that is not a Guarantor and (iv) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that an Authorized Officer shall deliver a certificate to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

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“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Lender, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche B Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Offering” means, with respect to any Person, an offering of such Person’s Equity Interests pursuant to (a) a registration statement on Form 5-1 or a successor form or (b) a private placement to qualified institutional buyers through GS TrUE, The PORTAL Alliance, OPUS-5 or any substantially similar platform.

“Puerto Rico Sub” means Bright Horizons Corp., a Puerto Rico corporation and a direct Wholly-Owned Subsidiary of the Borrower.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any Parent of common shares in its capital or the issuance by Holdings or any Parent of limited partnership interests therein or limited partnership units thereof or the issuance by Holdings or a Parent of trust units pursuant to an underwritten public offering in the United States (other than a public offering pursuant to a registration statement on Form 5¬8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

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“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum or notice thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document or memorandum or notice thereof, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refinanced Term Loans” as defined in Section 10.5(d).

“Refinancing” as defined in the recitals hereto.

“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).

“Register” as defined in Section 2.7(b).

“Regulated Lender” as defined in Section 2.22.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Agreements” means, collectively, the Acquisition Agreement, the Holdings Notes Indenture, the Subordinated Notes Indenture and the Management Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization”: as defined in the recitals hereto.

“Replacement Lender” as defined in Section 2.23.

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“Replacement Term Loans” as defined in Section 10.5(d).

“Repricing Event” means (i) any refinancing of all or any portion of the Tranche B Term Loans or (ii) any amendment to the Credit Documents, in either case having the effect of reducing the effective interest rate applicable to all or any portion of the Tranche B Term Loans (including pursuant to Section 10.5(d)).

“Requisite Lenders” means one or more Lenders having or holding Tranche B Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) the aggregate Revolving Exposure of all Lenders, and (iii) the aggregate New Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution on account of any shares of any class of stock of Holdings or Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of stock of Holdings, Borrower or any Parent now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any Parent now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest (other than the capitalization of interest which is not paid in cash to the extent permitted by Section 6.1(c)) on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to (A) the Holdings Notes or the Subordinated Notes (or, in either case, any Indebtedness incurred pursuant to any Permitted Refinancing with respect thereto) or (B) any Earn Out Indebtedness.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $75,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) June 30, 2008, if the Term Loans are not made on or before that date; (ii) the sixth anniversary of the Closing Date, (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s

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Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning specified in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior AHYDO Amount” as defined in Section 2.14(f).

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) the aggregate principal amount of the Loans outstanding under this Agreement as of such date to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period most recently ended on or prior to such date.

“Series” as defined in Section 2.24.

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“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Representations” means the representations and warranties of the Credit Parties set forth in Sections 4.1(a) and (b), 4.3, 4.4(a)(i) and (ii), 4.4(b), 4.6, 4.16, 4.17, 4.20 and 4.23 of this Agreement.

“Specified Subsidiary” means, at any date of determination, (a) each Subsidiary of the Borrower (i) whose total assets at the last day of the most recent four-Fiscal Quarter period were equal to or greater than $5,000,000 or (ii) whose gross revenues for such four-Fiscal Quarter period were equal to or greater than $5,000,000, in each case determined in accordance with GAAP and (b) each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) would constitute a Specified Subsidiary under clause (a) above.

“Sponsor” means any of Bain Capital, LLC and its Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio company of any of the foregoing.

“Subject Transaction” as defined in Section 6.7(d)

“Subordinated Notes” means the senior subordinated notes of the Borrower due 2018 issued from time to time pursuant to the Subordinated Notes Indenture, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.15.

“Subordinated Notes Indenture” means that certain Indenture, dated as of May 28, 2008 among the Borrower, the guarantors named therein and Wilmington Trust Company, a Delaware banking corporation, as Trustee, and such term shall include, as applicable, any indenture or agreement with respect to a Permitted Refinancing thereof.

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“Subordination Provisions” as defined in Section 8.1(m).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swing Line Lender” means GECC, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $15,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” as defined in the preamble hereto.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, assessment, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a Tranche B Term Loan and/or a New Term Loan, as applicable.

“Term Loan Commitment” means the Tranche B Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

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“Term Loan Maturity Date” means the Tranche B Term Loan Maturity Date and/or the New Term Loan Maturity Date of any Series of New Term Loans, as applicable.

“Terminated Lender” as defined in Section 2.23.

“Title Policy” as defined in Section 3.1(d).

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $365,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.

“Tranche B Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date on which all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries in connection with the transactions contemplated by the Credit Documents and the Related Agreements, including without limitation, legal, accounting, auditing and financial consulting expenses, costs related to insurance premiums paid to cover costs relating to events occurring prior to the Closing Date, and any costs or expenses incurred by the Borrower or any of its Subsidiary pursuant to or with respect to any management equity plan or

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stock option plan or any other management or employee benefit plan or any stock subscription or shareholder agreement, including any charges associated with the rollover, acceleration or payment of Equity Interests of management of the Borrower or any direct or indirect Parents in connection with the Transactions.

“Transactions” as defined in the recitals hereto.

“Transferee” as defined in Section 2.20(a).

“Transformative Event” means, with respect to any Person, any event, occurrence or transaction (including, without limitation, any acquisition, disposition or similar transaction) having a continuing impact of at least 20% on such Person’s cash flow and/or assets, determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“Unused Availability” means, at any time, the amount by which the Revolving Commitments then in effect exceeds the Total Utilization of Revolving Commitments at such time.

“U.S. Lender” as defined in Section 2.20(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in

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conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing (and to the proviso to the definition of “GAAP” in Section 1.1), calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6. Currency Equivalents.

(a) For purposes of determining compliance with the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, the equivalent in Dollars of any amount denominated in a currency other than Dollars will be converted to Dollars (i) with respect to income statement items, in a manner substantially consistent with that used in calculating Consolidated Net Income in the Borrower’s latest financial statements delivered pursuant to Section 5.1(b) or (c) and (ii) with respect to balance sheet items, in a manner substantially consistent with that used in calculating balance sheet items in the Borrower’s latest financial statements delivered pursuant to Section 5.1(b) or (c) and will, in the case of Indebtedness, be converted as of the date incurred and reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

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(b) For purposes of determining compliance with Section 6.1 with respect to any amount of Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, solely to the extent that such Indebtedness is (i) only Indebtedness of a Foreign Subsidiary and (ii) not guaranteed by any Credit Party or by any Domestic Subsidiary of any Credit Party.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment.

Borrower may make only one borrowing under the Tranche B Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Tranche B Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

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2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:30 p.m. (New York City time), which may be given by telephone, at least two Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and no later than 10:00 a.m. (New York City time) on the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Each telephonic notice by the Borrower pursuant to this Section 2.2(b) must be confirmed promptly by delivery to the Administrative Agent of a fully executed Funding Notice. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

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2.3. Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Each such telephonic notice by the Borrower pursuant to this Section 2.3(b)(i) must be confirmed promptly by delivery to the Swing Line Lender of a fully executed Funding Notice.

(ii) Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice, which may be given by telephone, no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such

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Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any

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Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) if all conditions under Section 3.2 to the making of such Swing Line Loan have not been satisfied or waived by the Requisite Lenders or (C) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements reasonably satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof and of the applicable Letter of Credit Application (provided that to the extent that there is a conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control), Issuing Lender agrees to issue Letters of Credit for the account of Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower so long as the Borrower is a joint and several co-applicant, and references to “the Borrower” in this Section 2.4 shall be deemed to include reference to such Subsidiary) in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to Issuing Lender; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from

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the date of issuance of such commercial Letter of Credit. Subject to the foregoing, Issuing Lender may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Lender elects not to extend for any such additional period; provided, Issuing Lender shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Lender must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Lender shall not be required to issue any Letter of Credit unless Issuing Lender has entered into arrangements reasonably satisfactory to it and Borrower to eliminate Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 pm. (New York City time) at least three Business Days (in the case of standby or commercial letters of credit), or such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Lender shall issue the requested Letter of Credit only in accordance with Issuing Lender’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Lender shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of Issuing Lender With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of

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Issuing Lender, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Lender to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Lender prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Lender as provided in Section 2.4(d), Issuing Lender shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Lender an amount equal to its

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respective participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Lender on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Lender for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Lender under a Letter of Credit, such Issuing Lender shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Lender from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question.

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(g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, out-of-pocket expenses and disbursements of counsel) which Issuing Lender may incur or be subject to as a consequence of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (1) the gross negligence or willful misconduct of Issuing Lender or (2) the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Term Loans, Revolving Loans and Letters of Credit, if any, made on the Closing Date shall be applied by Borrower to fund the Acquisition, to refinance

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the Existing Indebtedness and to pay the Transaction Costs (including the issuance of backstop Letters of Credit, if any); provided, that the aggregate amount of Revolving Loans and Letters of Credit made on the Closing Date (except to the extent used to fund upfront fees for the account of the Lenders) shall not exceed $15,000,000. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Holdings and its Subsidiaries, including permitted capital expenditures and Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates GECC to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent GECC serves in such capacity, GECC and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche B Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

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2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made until repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and

(iii) in the case of Tranche B Term Loans:

(1) if a Base Rate Loan, at the Base Rate plus 3.00% per annum; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 4.00% per annum.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier of (i) achievement of a Successful Syndication (as defined in the Fee Letter) and (ii) the date which is 60 days following the Closing Date, the Term Loans shall (unless otherwise agreed by the Syndication Agent) be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding)

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will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Borrower agrees to pay to Issuing Lender, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to Section 2.8(f), Issuing Lender shall distribute to each Lender, out of the interest received by Issuing Lender in respect of the period from the date

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such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Lender shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Lender shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Lender in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Lender was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan;

provided, that during the continuance of any Default, the Borrower shall have the option to convert all or any party of any Term Loan or Revolving Loan from a Base Rate Loan to a Eurodollar Rate Loan in accordance with clause (i) above or to continue any Eurodollar Rate Loan in accordance with clause (ii) above, in each case, to the extent that (x) such converted or continued Eurodollar Rate Loan shall not have an Interest Period longer than one month and (y) the Borrower shall only be permitted to exercise such option one time during the continuance of any such Default. No provision of this Section 2.8 shall prevent any Eurodollar Rate Loan from being converted to a Base Rate Loan at the end of the applicable Interest Period.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed Conversion/Continuation Date (in the case of a conversion to a Base Rate Loan) and at least two Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

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2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between the Revolving Commitments and (b) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage;

(ii) commercial letter of credit fees equal to (1) 0.50, times (2) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (3) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); and

(iii) standby letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

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(b) Borrower agrees to pay directly to Issuing Lender, for its own account, the following fees:

(i) a fronting fee equal to 0.25% per annum times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Lender’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. Scheduled Payments/Commitment Reductions.

(a) The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing with the last day of the Fiscal Quarter ending September 30, 2008:

Amortization Date	Tranche B Term Loan Installments
September 30, 2008	$912,500
December 31, 2008	$912,500
March 31, 2009	$912,500
June 30, 2009	$912,500
September 30, 2009	$912,500
December 31, 2009	$912,500
March 31, 2010	$912,500
June 30, 2010	$912,500
September 30, 2010	$912,500
December 31, 2010	$912,500
March 31, 2011	$912,500
June 30, 2011	$912,500
September 30, 2011	$912,500
December 31, 2011	$912,500
March 31, 2012	$912,500
June 30, 2012	$912,500

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Amortization Date	Tranche B Term Loan Installments
September 30, 2012	$912,500
December 31, 2012	$912,500
March 31, 2013	$912,500
June 30, 2013	$912,500
September 30, 2013	$912,500
December 31, 2013	$912,500
March 31, 2014	$912,500
June 30, 2014	$912,500
September 30, 2014	$912,500
December 31, 2014	$912,500
March 30, 2015	$912,500
May 28, 2015	$340,362,500

; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each date set forth in the table above for the payment of any Installment (each such date, an “Installment Date”) occurring on or after the applicable Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Term Loans of the applicable Series of New Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on such Installment Date and (z) the total aggregate principal amount of all other Term Loans outstanding on such Increased Amount Date.

(b) Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date.

2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount;

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; and

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(3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and in integral multiples of $100,000 in excess of that amount.

or, in each case, if less, the entire principal amount thereof then outstanding.

(ii) All such prepayments shall be made:

(1) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans;

(2) upon not less than two Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a). Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 2.18(c), the Borrower may rescind any notice of prepayment under Section 2.13(a) if such prepayment would have resulted from a refinancing of the Term Loans or the Revolving Commitments, as applicable, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Voluntary Commitment Reductions.

(1) Borrower may, upon not less than two Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefac simile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall

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be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 2.18(c), the Borrower may rescind any notice of termination under Section 2.13(b) if such notice of termination was made in contemplation of a refinancing of the Term Loans or the Revolving Commitments, as applicable, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Tranche B Term Loan Call Protection. In the event that any Repricing Event shall occur prior to the first anniversary of the Closing Date, the Borrower shall be required to pay, to each Lender having a Tranche B Term Loan, the Applicable Prepayment Premium for such amount of the Tranche B Term Loans that are refinanced or repriced pursuant to such Repricing Event, together with, as applicable, any such prepayment of the Tranche B Term Loans resulting from such Repricing Event.

2.14. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds (other than as a result of an Asset Sale permitted by Section 6.8(f) (to the extent constituting a disposition to a Credit Party), (h), (i), (j), (1) or (p) or Section 6.10(ii)), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Asset Sale Proceeds within twelve (12) months of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries, including in Equity Interests of a Person engaged in a permitted business (or, solely to the extent that such Net Asset Sale Proceeds have been committed in writing to be so invested during such twelve-month period, the later of (x) ninety (90) days after the date of such commitment and (y) the end of such twelve-month period); and provided, further, that if any Default shall have occurred and be continuing which has not matured into an Event of Default, (1) the Borrower shall not be permitted to invest such Net Asset Sale Proceeds pursuant to the foregoing proviso until such time as such Default shall no longer be continuing, and (2) to the extent that such Default shall mature into an Event of Default, the Borrower shall, no later than the next succeeding Business Day, be required to prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds.

(b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within twelve (12) months of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, including in Equity Interests of a Person engaged in a permitted business, which investment may

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include the repair, restoration or replacement of the applicable assets thereof (or, solely to the extent that such Net Insurance/Condemnation Proceeds have been committed in writing to be so invested during such twelve-month period, the later of (x) ninety (90) days after the date of such commitment and (y) the end of such twelve-month period); and provided, further, that if any Default shall have occurred and be continuing which has not matured into an Event of Default, (1) the Borrower shall not be permitted to invest such Net Insurance/Condemnation Proceeds pursuant to the foregoing proviso until such time as such Default shall no longer be continuing, and (2) to the extent that such Default shall mature into an Event of Default, the Borrower shall, no later than the next succeeding Business Day, be required to prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(c) Issuance of Equity Securities. No later than the fifth Business Day following the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower, Holdings or any Parent in a Public Offering (other than any issuances of Equity Interests made (i) pursuant to any employee stock or stock option compensation plan or (ii) to the Permitted Holders), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided, that during any period in which the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter) shall be 4.00:1.00 or less, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such net proceeds.

(d) Issuance of Debt. Not later than the first Business Day after the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses associated therewith, including reasonable out-of-pocket legal fees and expenses; provided, that to the extent that any such incurrence of Indebtedness shall constitute a Repricing Event, the Borrower shall be required to pay the Applicable Prepayment Premium for such amount of the Tranche B Term Loans that are refinanced or repriced pursuant to such Repricing Event, together with, as applicable, any such prepayment of the Tranche B Term Loans resulting from such Repricing Event.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2008; provided, that for the Fiscal Year ending December 31, 2008, Excess Cash Flow shall be calculated only for the period beginning July 1, 2008 through December 31, 2008), Borrower shall, no later than the fifth Business Day after financial statements have been delivered pursuant to Section 5.1(c), prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such

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repayments); provided, that if, as of the last day of the most recently ended Fiscal Year, the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) shall be 4.00:1.00 or less, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

(f) AHYDO Catch-Up Payment. On or before the end of the first accrual period following the fifth anniversary of the making of the first Revolving Loan hereunder, and on each Interest Payment Date thereafter, the Borrower shall make a payment with respect to such Loan in an amount equal to the Senior AHYDO Amount. For the purposes of this Section 2.14(f), “Senior AHYDO Amount” means the amount sufficient to ensure that the first Revolving Loan made hereunder will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code. Each payment of the Senior AHYDO Amount will be applied in full, notwithstanding Sections 2.15 and 2.16, to prepay the first Revolving Loan made hereunder. It is the intention of this Section 2.14(f) that the first Revolving Loan made hereunder will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code.

(g) Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(h) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(f) Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

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second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied to reduce the scheduled remaining Installments of principal of the Term Loans as directed by the Borrower.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied to the remaining scheduled Installments of principal of the Term Loans in direct order of maturity;

second, to prepay the Swing Line Loans to the full extent thereof (without any permanent reduction of the Revolving Commitments);

third, to prepay the Revolving Loans to the full extent thereof (without any permanent reduction of the Revolving Commitments); and

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit (without any permanent reduction of the Revolving Commitments).

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of (i) accrued interest on the principal amount being repaid or prepaid and (ii) any Applicable Prepayment Premium with respect to the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

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(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including any Applicable Prepayment Premium and all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made

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and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans

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(i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion or (pursuant to Section 2.24(b)) assignment of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower (notwithstanding that such notice may subsequently be rescinded to the extent permitted by Section 2.13).

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(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 220 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Lender for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) without duplication of Section 2.20, subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Tax (as defined below)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different

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method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Lender for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the change giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.20. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the

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time of payment, excluding (i) net income (however denominated) or franchise (or similar) Taxes imposed on any Lender, Issuing Lender or Agent (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”), (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which a Lender, Issuing Lender, Agent, Transferee or Credit Party is located, (iii) any Taxes imposed by a jurisdiction as a result of any connection between a Lender, Issuing Lender, Agent, Transferee, or Credit Party and such jurisdiction other than the connection arising from executing or entering into any Loan Document or any of the transactions contemplated by any Loan Document, and (iv) in the case of any amount payable hereunder to a Non-U.S. Person, any withholding Tax that is imposed at the time such Non-U.S. Person becomes a party hereto or designates a new lending office (except to the extent the assignor of an interest to such Non-U.S. Person was entitled to payments under this Section 2.20) or, in the case of both U.S. and Non-U.S. Person, is attributable to a failure or inability (other than any inability arising after it becomes a party hereto) to comply with this Section 2.20. For the purposes of this Agreement, Taxes referred to in (i), (ii), (iii), or (iv) are “Excluded Taxes”.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax other than an Excluded Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Lender and any Transferee for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any non-Excluded Taxes or other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the non-Excluded Taxes or other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that (i) the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay

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such refund to such Governmental Authority and (ii) nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W¬8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W¬8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax

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with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date, on the designation of a new lending office or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Lender for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be

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a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; provided, that if any Lender incurs a Funding Default at the direction or request of any regulatory agency or authority (each a “Regulated Lender”), such Regulated Lender shall additionally be subject to this clause (c) and such Regulated Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Regulated Lender’s Revolving Commitment in respect of any Default Period with respect to such Regulated Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender or Regulated Lender had funded all Defaulted Loans of such Defaulting Lender or, as applicable, all Loans of such Regulated Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s

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request that it cure such default; (c) (i) any Lender shall become a Regulated Lender, (ii) the Default Period for such Regulated Lender shall remain in effect, and (iii) such Regulated Lender shall fail to cure the Funding Default as a result of which it has become a Regulated Lender within five Business Days after Borrower’s request that it cure such Funding Default; or (d) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender, Regulated Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or a Regulated Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment, together with (if in connection with a Repricing Event) any Applicable Prepayment Premium that would be required pursuant to Section 2.13(c); and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and provided, further, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Lender unless, prior to the effectiveness of such election, Borrower shall have made arrangements reasonably satisfactory to the Issuing Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the Issuing Lender) for each outstanding Letter of Credit issued thereby or caused each such Letter of Credit to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each

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Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24. Incremental Facilities.

(a) Borrower may at any time or from time to time after the Closing Date, by written notice to Syndication Agent and Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, one or more increases to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $50,000,000 and all such New Revolving Loan Commitments and New Term Loan Commitments obtained prior to such date), and integral multiples of $10,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to Syndication Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided, that Syndication Agent may elect or decline to arrange such New Revolving Loan Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.7(a) and (b) as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Holdings, Borrower, each New Revolving Loan Lender or New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (6) Borrower shall deliver or cause to be delivered

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any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Notwithstanding the provisions of Section 10.5, the Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents, to the extent not adversely affecting the rights of any Lender, Agent or Issuing Lender, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(e) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be as agreed between the Borrower and the New Term Loan Lenders providing such New Term Loans and New Term Loan Commitments, and, except as otherwise provided herein, to the extent such terms and provisions are not identical to the terms and conditions of the existing Tranche B Term Loans, shall be reasonably satisfactory to the

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Administrative Agent and the Syndication Agent. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Term Loans (except by virtue of amortization of or prepayment of the Tranche B Term Loans prior to such date of determination), (ii) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Tranche B Term Loans, (iii) the yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the yield applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) shall not be greater than the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Tranche B Term Loans (including any upfront fees or original issue discount payable to the initial Lenders hereunder) plus 0.25% per annum (unless the interest rate with respect to the Tranche B Term Loans is concurrently increased so as to cause the then applicable yield under this Agreement on the Tranche B Term Loans to equal the yield then applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) minus 0.25%) and (iv) the Unused Availability under the Revolving Facility shall not be less than $20,000,000 after giving effect to any Series of New Term Loans and New Term Loan Commitments. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent and the Borrower to effect the provision of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before June 30, 2008:

(a) Credit Documents. Administrative Agent and Arranger shall have received sufficient copies of each Credit Document originally executed or, except in the case of the Notes, if any, facsimiles (followed promptly by originals) and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. Administrative Agent and Arranger shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as and to the extent applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation,

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organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business (except to the extent any such foreign qualification is not material to the business of such Credit Party), each dated a recent date prior to the Closing Date.

(c) Capitalization and Consummation of Transactions. On or before the Closing Date:

(i) Administrative Agent and Arranger shall have received evidence that the Equity Contribution shall have been made, and the Borrower shall have received the proceeds of the Equity Contribution in the aggregate amount required by the Commitment Letter;

(ii) the Holdings Notes Indenture shall have been entered into and shall be effective, and the Borrower shall have received, or substantially concurrently with the initial borrowings under this Agreement, shall receive, gross proceeds of the Holdings Notes on the Closing Date in an aggregate amount of not less than $110,000,000 (or the conditions to the issuance of the Holdings Notes, other than the funding of the initial borrowings under this Agreement or the satisfaction of the conditions set forth in this Section 3.1, shall have been satisfied or substantially concurrently with the initial borrowings under this Agreement shall be satisfied);

(iii) the Subordinated Notes Indenture shall have been entered into and shall be effective, the Borrower shall have received, or substantially concurrently with the initial borrowings under this Agreement, shall receive, gross proceeds of the Subordinated Notes on the Closing Date in an aggregate amount of not less than $300,000,000 (or the conditions to the issuance of the Subordinated Notes, other than the funding of the initial borrowings under this Agreement or the satisfaction of the conditions set forth in this Section 3.1, shall have been satisfied or substantially concurrently with the initial borrowings under this Agreement shall be satisfied);

(iv) (x) The aggregate proceeds of the Equity Contribution, together with the proceeds of the Holdings Notes, the Subordinated Notes, the initial borrowings under this Agreement and available Cash of the Acquired Business, shall be sufficient to consummate the Acquisition and the Refinancing and to pay the Transaction Costs, (y) the Acquisition shall have been consummated, or substantially concurrently with the initial borrowings under this Agreement shall be consummated, in accordance with the terms of the Acquisition Agreement and (z) all conditions to the Acquisition set forth in the Acquisition Agreement shall have been satisfied or duly waived; provided, however, that no provision of the Acquisition Agreement shall have been waived or modified in a manner which is material and adverse to the interests of the Lenders without the consent of the Arranger (such consent not to be unreasonably withheld);

(v) Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens (if any) securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv)

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made arrangements reasonably satisfactory to Administrative Agent and Arranger with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto; and

(vi) Administrative Agent and Arranger shall each have received a fully executed copy of the Acquisition Agreement and each other Related Agreement and any material documents executed in connection therewith as the Administrative Agent and Arranger shall reasonably request, certified as complete and correct by an Authorized Officer of the Borrower.

(d) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, the Borrower and each applicable Guarantor shall have used commercially reasonable efforts to deliver the following to the Collateral Agent on or prior to the Closing Date:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(d) (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v) flood certifications with respect to all Closing Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent;

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(vi) to the extent that any Title Policy obtained pursuant to clause (iv) above contains any survey-related exception or similar requirement, ALTA surveys of all such Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date, satisfactory for removal of such exception or insurance over such exception; and

(vii) reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and Arranger, regarding environmental matters relating to each Closing Date Mortgaged Property.

(e) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) executed counterparts to the Pledge and Security Agreement, the Foreign Pledge Agreements and the other Collateral Documents, and delivery of originals of securities, instruments and chattel paper and any Deposit Account Control Agreements and/or Securities Account Control Agreements as provided therein;

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii) fully executed Intellectual Property Security Agreements, in proper form for filing or recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, memorializing and recording the encumbrance of the Intellectual Property Assets listed on Schedule 5.2 to the Pledge and Security Agreement;

(iv) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral pursuant to any Foreign Pledge Agreement and such other matters governed by the laws of each jurisdiction in which any Credit Party is located or in which any direct Foreign Subsidiary of any Credit Party is organized (including Canada, England and Wales, and Ireland with respect to the Foreign Pledge Agreements, and which, in the case of England and Wales and Ireland, shall be provided by counsel to the Collateral Agent) as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

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(f) Financial Statements; Projections. Administrative Agent and Arranger shall have received from Holdings (i) the Historical Financial Statements, (ii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter ended March 31, 2008, and reflecting the consummation of the Transactions and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions, if any, to the extent required by Regulation S-X for Form 5-1 registration statements and (iv) the Projections.

(g) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5(a) is in full force and effect, together with certificates naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5(a).

(h) Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Ropes & Gray LLP, counsel for the Credit Parties, in the form of Exhibit D (with respect to New York, Delaware, Massachusetts and, other than with respect to real estate matters, California law), dated as of the Closing Date and local counsel opinions in the jurisdictions set forth on Schedule 3.1(h), in form and substance reasonably satisfactory to Administrative Agent and Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(i) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(d).

(j) Solvency Certificate. On the Closing, Date Administrative Agent and Arranger shall have received a Solvency Certificate from the chief financial officer of Borrower, stating that after giving effect to the consummation of the Transactions and any rights of contribution, the Borrower and its Subsidiaries, on a consolidated basis, are and will be Solvent.

(k) No Injunction. Administrative Agent and Arranger shall have received satisfactory evidence that there does not exist any injunction pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arranger, would prohibit the consummation of the Transactions, the financing contemplated by this Agreement or any of the other transactions contemplated by the Credit Documents.

(l) Letter of Direction. Administrative Agent and Arranger shall have received a duly executed letter of direction and funds flow with respect to the Transactions, from Borrower addressed to Administrative Agent and Arranger, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(m) PATRIOT Act Information. Reasonably in advance of the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

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(n) Closing Date Certificate. Holdings and Borrower shall have delivered to Administrative Agent and Arranger an original Closing Date Certificate executed by an Authorized Officer of the Borrower, together with all attachments thereto, and which shall include, without limitation, certifications to the effect that:

(i) the aggregate amount of the Term Loans, the Holdings Notes and the Subordinated Notes does not exceed the maximum amount permitted, pursuant to the fourth paragraph of the Commitment Letter to ensure that the pro forma ratio of Total Consolidated Debt to Consolidated Adjusted EBITDA (each, for the purposes of this paragraph, as defined in the Commitment Letter) as of and for the four-Fiscal Quarter period ended March 31, 2008, does not exceed 6.87:1.00;

(ii) on and as of the Closing Date, each of the Specified Representations are true and correct in all material respects;

(iii) each of the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement are true and correct on the Closing Date (only to the extent that the failure of such representations and warranties to be true and correct would give Parent and Merger Sub the right not to consummate the Acquisition in accordance with the Acquisition Agreement as a result of the failure of such representations and warranties to be true and correct);

(iv) since December 31, 2006, there shall not have occurred an Acquired Business Material Adverse Effect; and

(v) each of the conditions precedent described in this Section 3.1 shall have been satisfied on the Closing Date.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Lender to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

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(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that the only representations and warranties hereunder the accuracy of which shall be a condition precedent to the funding of the initial Loans hereunder on the Closing Date shall be the Specified Representations;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default (other than, solely on the Closing Date, any Event of Default or Default (i) resulting from the inaccuracy of any representation or warranty hereunder other than (x) the Specified Representations and (y) any representation, warranty or certification contained in any certificate or other similar document provided by the Credit Parties pursuant to Section 3.1(n)(iii), (ii) pursuant to Sections 8.1(h) or (j) in an aggregate amount not exceeding $10,000,000 or (iii) resulting from any breach of Sections 6.1 or 6.2 that would not otherwise constitute a failure to satisfy any condition precedent set forth in Section 3.1); and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and Issuing Lender to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party makes the following representations and warranties to each Lender and Issuing Lender, on the Closing Date and on each Credit Date, (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition and the transactions contemplated thereby):

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4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except solely with respect to the Puerto Rico Sub as set forth on Schedule 4.1, and, as of the Closing Date, the jurisdiction of organization of each such Person is as identified on Schedule 4.1, (b) as all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries have been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date, after giving effect to the Transactions.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the Transactions do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries in any material respect, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any material order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

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4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the Transactions do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) as otherwise set forth in the Acquisition Agreement, (ii) for filings and recordings necessary to perfect the Liens on the Collateral by the Credit Parties in favor of the Secured Parties and (iii) those approvals, consents, registrations, notices or other actions, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, liquidation, conservatorship, assignment for the benefit of creditors, insolvency, rearrangement, receivership, reorganization, moratorium or similar laws relating to or affecting creditors’ or secured parties’ rights generally or by equitable principles and principles of good faith and fair dealing relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole, to the extent they could reasonably be expected to have a Material Adverse Effect.

4.8. Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2012 (the “Projections”) have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9. No Material Adverse Change. On each Credit Date after the Closing Date, since December 31, 2007, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.

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4.10. Adverse Proceedings, Etc. Except as set forth on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal income tax returns and all material state, local and other tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them are correct in all material respects and have been timely filed, and all taxes shown on such tax returns to be due and payable have been paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate actions; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12.	Properties.

(a) Title. Each of Holdings and its Subsidiaries has, subject to Permitted Liens, (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects or irregularities in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes or materially impact the value of such assets, and except where the failure to have such title, leasehold interests or licensed rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Real Estate. As of the Closing Date (i) Schedule 4.12 contains a true, accurate and complete list of all Real Estate Assets and (ii) each agreement in respect of all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset is in full force and effect and Holdings does not have knowledge of any default that has occurred and is

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continuing thereunder, except where such default could not reasonably be expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, that could reasonably be expected to have a Material Adverse Effect. There are, and to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.13, as of the Closing Date, neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent requiring a permit under such laws, other than as could not reasonably be expected to result in a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. As of the Closing Date, no Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of Holdings, no conditions exist as of the Closing Date that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

4.14. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15. Material Contracts. As of the Closing Date, none of Holdings nor any of its Subsidiaries is party to any Material Contract other than the Indentures.

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4.16. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable, except as may be limited by bankruptcy, liquidation, conservatorship, assignment for the benefit of creditors, insolvency, rearrangement, receivership, reorganization, moratorium or similar laws relating to or affecting creditors’ or secured parties’ rights generally or by equitable principles and principles of good faith and fair dealing relating to enforceability. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17. Margin Stock. Neither Holdings nor any of its Subsidiaries owns any Margin Stock.

4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, (i) Holdings and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (iii) with respect to any Pension Plan, no liability to the PBGC under Title IV of ERISA (other than required premium payments) has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates and (iv) no ERISA Event has occurred or is reasonably expected to occur. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. On the Closing Date, neither Holdings nor any of its Subsidiaries sponsors, maintains or contributes to a Multiemployer Plan.

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4.20. Solvency. On the Closing Date, after giving effect to the Transactions, the Credit Parties, on a consolidated basis, are Solvent.

4.21. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document (as modified or supplemented by other information so furnished) or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby when taken as a whole contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made; provided that, with respect to projected financial information and pro forma financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material. As of the Closing Date, there are no facts known to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.23. Senior Indebtedness. The Obligations constitute “Designated Senior Debt” and “Senior Debt” of the Borrower under and as defined in the Subordinated Notes Indenture. The obligations of each Guarantor hereunder constitute “Senior Debt” (or any term of similar import) of such Guarantor under and as defined in the Subordinated Notes Indenture. No other Indebtedness qualifies as “Designated Senior Debt” under the Subordinated Notes Indenture, except as may be agreed by Administrative Agent and Syndication Agent in their reasonable discretion.

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4.24. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) and cancellation or expiration of all Letters of Credit (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings or the Borrower will deliver to Administrative Agent and Syndication Agent, for further distribution by the Administrative Agent to the Lenders (except in the case of the reports required pursuant to clause (a) below, which will be delivered to the Syndication Agent for its internal use only):

(a) Monthly Reports. Until the earlier of (i) 90 days following the Closing Date and (ii) the date of the achievement of a Successful Syndication (as defined in the Fee Letter), as soon as available and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month in which the Closing Date occurs, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

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(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants, prepared within applicable U.S. auditing standards guidance, either (A) stating (1) that their audit examination has included a review of the terms of 6.7(a) and (b) of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7(a) and (b) has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; or (B) covering alternative appropriate agreed upon procedures reasonably acceptable to the Agents and performed to address compliance with the terms of Section 6.7;

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate; provided, that if such Compliance Certificate demonstrates an Event of Default in respect of any covenant under Section 6.7(a) or (b), the Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.2(a); provided, further that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Credit Document;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and detail reasonably satisfactory to Administrative Agent;

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(f) Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), that could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions or any Credit Extension contemplated hereby, or the exercise of rights or performance of obligations under any Credit Document, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of all notices received by Holdings or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of each such Fiscal Year; provided, that to the extent that a Transformative Event has occurred in the prior Fiscal Year or that any of Holdings or any of its Subsidiaries shall have entered into a binding agreement during such prior Fiscal Year which, if performed, would result in the occurrence of any Transformative Event in such Fiscal Year, such Financial Plan shall include a consolidated plan and financial forecast for each Fiscal Year (or portion thereof) through the final maturity date of the Loans;

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(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(k) [Reserved];

(l) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change, other than changes resulting from the Reorganization, (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees that, within 10 Business Days following any change referred to in the preceding sentence, all filings shall have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record, or will be filed within 10 Business Days following such certification, in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except with respect to any continuation statements to be filed within such period);

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders, other than the Sponsor or its Affiliates or (prior to a Qualifying IPO) any other holder of Qualified Equity Interests of Holdings, Holdings or another Subsidiary of Holdings and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration on Form S-8) and (B) to the extent permitted by applicable law, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender through the Administrative Agent; and

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(o) Certification of Public Information. Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak, ClearPar® or another relevant website or other information platform (the “Platform”), any document or notice that Holdings has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. Holdings agrees to clearly designate all Information provided to Administrative Agent by or on behalf of Holdings which is suitable to make available to Public Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence and other than pursuant to a transaction permitted under Section 6.8) or any of its Subsidiaries (other than pursuant to Section 6.8) shall be required to preserve any such existence, right or franchise, licenses and permits (a) if such Person’s board of directors (or similar governing body) or management shall determine that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) except to the extent that (other than in the case of preserving the existence of Holdings and the Borrower) failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate actions promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of, or such Lien shall not have been enforced with respect to, any material portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than any Parent, Holdings or any of its Subsidiaries).

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5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in accordance with prudent industry practice, other than in respect of property to the extent approved (in its reasonable good faith judgment) by the board of directors of the Borrower or Holdings.

5.5. Insurance.

(a) Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each general liability insurance policy, name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a customary loss payable clause or endorsement, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide that the insurer affording coverage (with respect to property and liability insurance) will endeavor to provide at least thirty days’ prior written notice to Collateral Agent of any cancellation of such policy.

(b) The Borrower shall deliver to the Collateral Agent, no later than forty-five (45) days following the Closing Date (or such later date as the Collateral Agent may agree), endorsements to all insurance certificates delivered on or prior to the Closing Date pursuant to Section 3.1(g) and naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee under all such insurance policies to the extent required pursuant to Section 5.5(a).

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in all material respects and in conformity in all material respects with GAAP shall be made of all material dealings and transactions in relation to its business and

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activities. To the extent permitted by law, each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, subject to such independent public accountants’ customary policies and procedures, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, excluding any such visits and inspections during the continuation of any Default or Event of Default, (i) only the Agents on behalf of the Lenders may exercise the rights of the Lenders under this Section 5.6 and the Agents may (either individually, or the Administrative Agent may at the request of the Required Lenders) make no more than two (2) such visits or inspections during any calendar year, and (ii) Borrower shall be required to reimburse such Agent for the costs of such visit or inspection only one (1) such time during any calendar year; provided further, that during the continuation of any Default, the Administrative Agent (or any of its representatives) may do any of the foregoing (but not more than once during the period such Default is outstanding) at the expense of the Borrower upon reasonable notice and during normal business hours; and provided further, that during the continuation of any Event of Default, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower upon reasonable notice and during normal business hours. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accounts.

5.7. Lenders Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent, for further distribution to the Lenders:

(i) promptly following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

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(ii) promptly following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims, which would result in Holdings or any of its Subsidiaries incurring unbudgeted material liabilities or obligations under Environmental Laws or (B) any Environmental Claims that, individually or in the aggregate, would result in Holdings or any of its Subsidiaries incurring unbudgeted material liabilities or obligations under Environmental Laws, (3) Holdings or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and (4) the imposition or threat (in writing) of any imposition of any Lien on any Collateral pursuant to any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, would result in Holdings or any of its Subsidiaries incurring unbudgeted material liabilities or obligations under Environmental Laws, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that, individually or in the aggregate, would result in Holdings or any of its Subsidiaries incurring unbudgeted material liabilities or obligations under Environmental Laws or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

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(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries.

(a) In the event that any Person becomes a Wholly-Owned Domestic Subsidiary of Borrower, Borrower shall, within 30 days thereof (or such later date as the Collateral Agent may agree), (a) promptly cause such Wholly-Owned Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(d), 3.1(e), and, unless otherwise determined by the Administrative Agent following such request by the Borrower, 3.1(h); provided, that in no event shall any International Holding Company be required to become a Guarantor hereunder. In the event that any Person becomes a Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are owned by Borrower or by a Guarantor, Borrower shall, or shall cause such Guarantor to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Guarantor to take, all of the actions referred to in Section 3.1(e)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such voting ownership interests; provided, that in no event shall the Borrower or any Guarantor be required to pledge, to the extent that any International Holding Company owns the Equity Interests of any Non-US Person, (x) any voting Equity Interests of such International Holding Company in excess of 65% of the total outstanding voting Equity Interests of such International Holding Company and (y) any voting Equity Interests that such International Holding Company owns in its Subsidiaries that are Non-US Persons. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding any of the foregoing, the Borrower may cause any Subsidiary that is not a Guarantor to guarantee the Obligations and satisfy the other requirements of this Section 5.10(a) (as if it were a Wholly-Owned Domestic Subsidiary), in which case such Subsidiary shall be treated as a Guarantor hereunder for all purposes.

(b) Holdings and the Borrower hereby agree that they shall not permit any direct Foreign Subsidiary of the Borrower or any Guarantor, or any International Holding Company, to issue non-voting Equity Interests.

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(c) Notwithstanding the foregoing, CorporateFamily SB shall not be required to become a Guarantor on the Closing Date. It is expressly agreed by the Borrower that, to the extent that CorporateFamily SB has not been merged or consolidated with, or acquired by, a Credit Party pursuant to a transaction otherwise permitted by this Agreement on or prior to December 31, 2008, the Credit Parties shall have complied with all of the provisions of Section 5.10(a) with respect to CorporateFamily SB, and that CorporateFamily SB shall have become a Guarantor on or prior to such date. Borrower hereby additionally agrees that it shall provide evidence, in form and substance reasonably satisfactory to the Agents, of such merger, consolidation or other transaction permitted pursuant to this Agreement as soon as is reasonably practicable after the consummation of such transaction, together with any required updates to schedules as necessary to reflect the completion of such transaction.

(d) The Borrower shall deliver to the Administrative Agent, within 60 days following the Closing Date (or such later date as the Administrative Agent may agree), a certificate of the appropriate Governmental Authority of the Commonwealth of Puerto Rico attesting to the continued existence and good standing of the Puerto Rico Sub.

5.11. Additional Material Real Estate Assets.

(a) In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly and, in any event, no later than 90 days after acquiring such Material Real Estate Asset, take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(d) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; provided, that to the extent that any such Material Real Estate Asset is a Leasehold Property, the applicable Credit Party shall be required only to use commercially reasonable efforts (it being understood that such Credit Party shall not be required to agree to any increased rental in respect of any lease or any other economic concession in excess of $10,000) to deliver such mortgages, documents, instruments, agreements, opinions and certificates referenced in this Section 5.11(a). In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

(b) To the extent not actually delivered on or prior to the Closing Date pursuant to Section 3.1(d), the Borrower shall, and shall cause each applicable Credit Party to, execute and deliver to the Collateral Agent no later than thirty days following the Closing Date (or such later date as the Collateral Agent may agree), all such Mortgages, and such other documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(d) with respect to each Closing Date Mortgaged Property, as Collateral Agent shall reasonably request.

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(c) If the Real Estate Assets listed on Schedule 5.11(c) have not been sold by that date that is one hundred eighty (180) days following the Closing Date (or such later date as the Collateral Agent may agree), the Borrower shall, and shall cause each applicable Credit Party to, execute and deliver to the Collateral Agent all such Mortgages, and such other documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(d), with respect to each Real Estate Asset listed on Schedule 5.11(c) within two hundred seventy (270) days following the Closing Date (or such later date as the Collateral Agent may agree); provided, that no such Mortgages or other documents will be required to be delivered to the extent that such Real Estate Assets are sold to a Person that is not a Credit Party prior to such date in a transaction permitted by this Agreement.

(d) To the extent that, as of any date of determination, any Collateral of any Credit Party with an aggregate net book value in excess of $250,000 (exclusive of the value of the Leasehold Property and any tenant improvements affixed thereto) is located at any Leasehold Property (whether such Leasehold Property is now existing or acquired or leased after the Closing Date), the Borrower shall (unless waived by the Collateral Agent), and shall cause each applicable Credit Party to, use its commercially reasonable efforts (it being understood that such Credit Party shall not be required to agree to any increased rental in respect of any lease or any other economic concession in excess of $10,000) to obtain a Landlord Personal Property Collateral Access Agreement from the lessor of such Leasehold Property and deliver such Landlord Personal Property Collateral Access Agreements to the Collateral Agent within 45 days after such date of determination (or such later date as the Collateral Agent may agree).

5.12. Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations and exceptions contained in the Credit Documents).

5.13. Maintenance of Ratings. Unless otherwise consented to by Agents or Requisite Lenders, at all times, Borrower shall use commercially reasonable efforts to maintain (i) corporate family ratings and (ii) ratings with respect to its senior secured debt, in each case issued by Moody’s and S&P.

5.14. Control Accounts; Approved Deposit Accounts.

(a) Each Credit Party shall (i) deposit in an Approved Deposit Account all Cash it receives, (ii) not establish or maintain any Securities Account or Commodity Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank subject to an effective Deposit Account Control Agreement; provided, however, that notwithstanding the foregoing, each Credit Party may (x) maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll,

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withholding tax and other fiduciary accounts, (y) maintain other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed $10,000,000 at any time and (z) make pledges or cash deposits permitted by Section 6.2; provided, further, however, that each of the Credit Parties shall deliver, to the extent not delivered to the Collateral Agent on the Closing Date (after the use of commercially reasonable efforts), each Deposit Account Control Agreement and each Securities Account Control Agreement with respect to a Deposit Account or Securities Account existing on the Closing Date to the extent required to be delivered pursuant to this Section 5.14(a), on or prior to the date that is 45 days after the Closing Date (or such later date as the Collateral Agent may agree); and

(b) In the event (i) any Credit Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Collateral Agent shall reasonably demand such termination as a result of the material failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Collateral Agent determines in its discretion, exercised in a commercially reasonable manner, following consultation with the Borrower, that the financial condition of a Deposit Account Bank has materially deteriorated, such bank shall no longer be a Deposit Account Bank; provided, that the Borrower shall have 45 days (or such longer period as the Collateral Agent may approve) following such determination by the Collateral Agent to establish new Deposit Accounts and/or cash management systems with a new Deposit Account Bank.

(c) In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Collateral Agent shall reasonably demand such termination as a result of the material failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Collateral Agent determines in its discretion, exercised in a commercially reasonable manner, following consultation with the Borrower, that the financial condition of an Approved Securities Intermediary has materially deteriorated, such securities intermediary shall no longer be an Approved Securities Intermediary; provided, that the Borrower shall have 45 days (or such longer period as the Collateral Agent may approve) following such determination by the Collateral Agent to establish new Control Accounts with a new Approved Securities Intermediary.

(d) The requirements of this Section 5.14 shall not apply to any Foreign Subsidiary or any Subsidiary that is not a Guarantor.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) and cancellation or expiration of all Letters of Credit (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

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6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by an Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and, if owed by a Credit Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(b);

(c) Indebtedness outstanding pursuant to (i) the Holdings Notes in an aggregate principal amount of $110,000,000 (and any interest thereon which is capitalized pursuant to the terms thereof) and (ii) the Subordinated Notes in an aggregate principal amount of $300,000,000 (and any interest thereon which is capitalized pursuant to the terms thereof), in each case, issued on the Closing Date, and any Permitted Refinancing thereof;

(d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements of Holdings or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition (“Earn Out Indebtedness”)), in each case, (i) incurred or assumed in connection with the Permitted Acquisitions or permitted dispositions of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 or in respect of acquired contingencies and contingent consideration recorded under FAS 141(R)) of Holdings or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (d)(i)), or (ii) from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, letters of credit, bank guaranties, bankers’ acceptances or similar instruments, performance, bid, stay, custom, surety, statutory, appeal or similar obligations incurred in the ordinary course of business (including in respect of workers compensation claims, social security, health, disability or other employee benefits for property, casualty or liability insurance or self-insurance and other Indebtedness in respect of reimbursement obligations regarding workers’ compensation; provided that reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof);

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(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, lessors, franchisees and licensees of Borrower and its Subsidiaries;

(h) guaranties by Borrower of Indebtedness of a Guarantor Subsidiary, guaranties by a Guarantor Subsidiary of Indebtedness of Borrower or another Guarantor Subsidiary and guaranties by the Borrower or a Subsidiary of Indebtedness of another Subsidiary to the extent permitted as an Investment under Section 6.6, with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i) Indebtedness existing on the Closing Date and described in Schedule 6.1, and any Permitted Refinancing thereof;

(j) Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases, Attributable Indebtedness and purchase money Indebtedness (i) to be incurred after the Closing Date and described on Schedule 6.1 or (ii) otherwise incurred after the Closing Date, in an aggregate amount not to exceed at any time $15,000,000, including, in each case, any Permitted Refinancing thereof; provided, any such purchase money Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(k)(i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $20,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in contemplation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) any Permitted Refinancing thereof, provided, that (1) the direct and contingent obligors with respect to such Indebtedness are not changed and (2) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(l) other Indebtedness of Borrower and its Subsidiaries (including Indebtedness of Foreign Subsidiaries) in an aggregate principal amount not to exceed at any time $35,000,000; provided, that both immediately prior to and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) Borrower will be in compliance with the covenants set forth in Section 6.7(a) and (b) on a pro forma basis; and provided, further, that a maximum of $10,000,000 of the aggregate principal amount of such Indebtedness may be incurred by Foreign Subsidiaries; and

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(m) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (1) above.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or authorize the filing of, any financing statement or other similar notice of any Lien (other than a Permitted Lien) with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than ten (10) Business Days or if obligations with respect to such Taxes, assessments or governmental charges are being contested in good faith by appropriate actions promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen, materialmen and construction contactors, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) Business Days) are being contested in good faith by appropriate actions, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens, including pledges or deposits, in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security laws or similar legislation, (ii) to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) and (iii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Subsidiaries;

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(e) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of (i) a lessor or sublessor under any lease of real estate entered into by Holdings or any of its Subsidiaries or (ii) a lessee or sublessee under any lease of real estate permitted pursuant to Section 6.8(e) or 6.8(i), in each case, in the ordinary course of business;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, copyrights, trademarks and other intellectual property and related rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l) Liens described in Schedule 6.2 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed with Indebtedness permitted under Section 6.1 and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.1, or on a Title Policy delivered pursuant to Section 3.1(d)(iv);

(m) Liens securing Capital Leases, Attributable Indebtedness, purchase money Indebtedness and mortgages securing Indebtedness incurred for the acquisition or development of real property encumbered thereby, in each case permitted pursuant to Section 6.1(j) or (k); provided, any such Lien shall encumber only the asset acquired or leased with the proceeds of such Indebtedness; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender (except (i) with respect to a cross-collateralization of Indebtedness of the Borrower or any of its Subsidiaries with Indebtedness of any Person acquired pursuant to a Permitted Acquisition or otherwise incurred pursuant to Section 6.1(k), and (ii) the cross-collateralization of any financing of equipment of any Credit Party with any equipment of any Person that is not a Credit Party);

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(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(o) Liens consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 6.8, solely to the extent such disposition would have been permitted on the date of the creation of such Lien;

(p) Liens on property of any Foreign Subsidiary that does not constitute Collateral, which Liens secure only Indebtedness of such Foreign Subsidiary permitted under Section 6.1;

(q) Liens in favor of a banking institution (i) arising under Section 4-210 of the UCC on items in the course of collection, (ii) arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or (iii) consisting of contractual rights of set-off and relating to (x) the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (y) pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any of its Subsidiaries or (z) purchase orders and other agreements entered into with customers of Holdings or any of its Subsidiaries in the ordinary course of business;

(r) Liens securing account charges and encumbering reasonable and customary initial deposits and similar Liens attached to brokerage accounts incurred in the ordinary course of business; and

(s) other Liens on assets other than the Collateral of the Credit Parties on the Closing Date, securing Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding.

6.3. No Further Negative Pledges. No Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of the properties or assets of any Credit Party, whether now owned or hereafter acquired, to secure the Obligations, except with respect to:

(a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to a permitted disposition of assets (including an Asset Sale);

(b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be);

(c)(i) restrictions existing on the date hereof which are identified on Schedule 6.3 and (ii) to the extent restrictions permitted by clause (i) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such restrictions in any material respect;

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(d) the Holdings Notes and the Subordinated Notes and, in each case, any Permitted Refinancing thereof (provided that such limitations set forth in any amendment or modification of the Holdings Notes or the Subordinated Notes or in any Permitted Refinancing thereof shall not be materially more restrictive than those set forth in the Holdings Notes or the Subordinated Notes on the date hereof);

(e) Indebtedness of a Subsidiary of the Borrower that is not a Guarantor which is permitted by Section 6.1, to the extent relating only to such Subsidiary and its Subsidiaries;

(f) customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 6.6 and applicable solely to such Joint Venture entered into in the ordinary course of business;

(g) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(h) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement;

(i) restrictions in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired; and

(j) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that:

(a) Holdings and the Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of Holdings or Borrower (if paid to Holdings);

(b) Holdings or any of its Subsidiaries may make non-Cash repurchases of Equity Interests of Holdings or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such stock options or warrants;

(c) Borrower and its Subsidiaries may make Restricted Junior Payments to Holdings:

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(i) in an aggregate amount not to exceed (A) prior to a Qualifying IPO, $150,000 in any Fiscal Year or (B) following a Qualifying IPO, $3,000,000 in any Fiscal Year, in each case solely to the extent necessary to permit Holdings to pay (or make Restricted Junior Payments to allow any Parent thereof to pay) general administrative costs and expenses and other corporate overhead costs and expenses (including legal, accounting and similar expenses provided by third parties);

(ii) to the extent necessary to permit Holdings to discharge (or to make Restricted Junior Payments to allow any Parent to discharge) the federal, state and local tax liabilities (including consolidated tax liabilities) of any Parent, Holdings and its Subsidiaries, in each case so long as the amount of any such Restricted Junior Payment is used for such purpose and is not in excess of the amount of such tax liabilities reasonably allocable to Holdings, the Borrower and its Subsidiaries;

(iii) the proceeds of which will be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any Parent’s) corporate or other existence, including board fees;

(iv) any reasonable and customary indemnification claims made by directors or officers of Holdings (or any Parent) in the ordinary course of business and attributable to ownership or operations of the Borrower and its Subsidiaries; and

(v) the proceeds of which shall be used by Holdings to pay (or to make Restricted Junior Payments to allow any Parent to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this agreement.

(d) so long as no Default pursuant to Sections 8.1(a), (f), (g), or (h), or any Event of Default shall have occurred and be continuing or shall be caused thereby (provided, that such limitation shall not apply with respect to payments pursuant to clause (ii) below which do not exceed $250,000 in the aggregate), Borrower may pay, or make Restricted Junior Payments to Holdings to allow it to pay, (i) management, monitoring, consulting and advisory fees, (ii) indemnities and expenses incurred in the ordinary course and (iii) additional termination and transaction fees (the items referred to in clauses (i), (ii) and (iii), collectively, “Management Fees”), in each case, to Sponsor or its Affiliates pursuant to the Management Agreement (plus any unpaid Management Fees accrued in any prior year), in each case as in effect, and a copy of which is provided to the Agents, on the Closing Date or pursuant to any amendment thereto so long as such amendment is not, in the reasonable judgment of the Administrative Agent, adverse to the Lenders when taken as a whole, as compared to the Management Agreement in effect on the Closing Date; and provided, that such payments under clauses (i) and (iii) shall only be permitted to the extent such payments are subordinated to the Obligations pursuant to the terms of the Management Fee Subordination Agreement;

(e) Borrower may make regularly scheduled payments of interest in respect of the Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Subordinated Notes Indenture;

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(f) so long as no Default pursuant to Sections 8.1(a), (f), (g), or (h), or any Event of Default shall have occurred and be continuing or shall be caused thereby, payments of Earn Out Indebtedness will be permitted; provided that both immediately prior to and immediately after giving effect to the incurrence thereof, (x) Borrower will be in compliance with the covenants set forth in Sections 6.7(a) and (b), and (y) the Unused Availability at such time shall exceed or be equal to $20,000,000; provided, further, that to the extent that the Borrower or any of its Subsidiaries shall be unable to make any payment of Earn Out Indebtedness when due and payable solely as a result of the operation of this Section 6.4(f), such failure shall not of itself be deemed to be an Event of Default pursuant to Section 8.1(b);

(g) following the fifth anniversary of the Closing Date, Borrower may make Restricted Junior Payments to Holdings to fund:

(i) the AHYDO Amount related to the Holdings Notes; and

(ii) any payment of cash interest in respect of the Holdings Notes, in each case, solely in accordance with the terms of, and to the extent required by the Holdings Notes Indenture; provided that no such Restricted Junior Payment to Holdings shall be permitted under this Section 6.4(g)(ii) unless (x) both immediately prior to and immediately after giving effect to such Restricted Junior Payment, the Fixed Charge Coverage Ratio shall not be less than 1.50:1.00 on a pro forma basis and (y) (1) at any time when the Subordinated Notes remain outstanding, the payment of cash interest with respect to the Subordinated Notes would be permitted at such time pursuant to Section 6.4(e) above or (2) at any time when the Subordinated Notes are no longer outstanding, (A) no Default or Event of Default pursuant to Section 8.1(a) shall have occurred and be continuing and (B) no other Event of Default shall have occurred and be continuing with respect to which the Administrative Agent shall have notified the Borrower that such payment is prohibited, on terms consistent with those set forth in the Subordinated Notes Indenture (which notice the Administrative Agent shall be permitted to give for the purposes hereof as if such payment were a payment of interest with respect to the Subordinated Notes);

(h) Borrower and its Subsidiaries may make Restricted Junior Payments to Holdings the proceeds of which will be used by Holdings (i) to pay (or make Restricted Junior Payments to allow any Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such Parent) held by any future, present or former employee, officer, director or consultant of Holdings (or any Parent) or any of its Subsidiaries or (ii) make Restricted Junior Payments in the form of distributions to allow any Parent to pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests, in each case, pursuant to any employee or director equity plan, employee, officer or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of Holdings (or any Parent) or any of its Subsidiaries in an aggregate amount under clauses (i) and (ii) above not to exceed $3,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to the next immediately succeeding Fiscal Year, such unused amount carried over to be applied after the amount otherwise permitted to be used in such Fiscal

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Year); provided, that if both immediately prior to and immediately after giving effect to such Restricted Junior Payment on a pro forma basis the Total Leverage Ratio is less than 4.00:1.00, such Dollar amount shall be increased to $5,000,000 in each Fiscal Year thereafter (with unused amounts in any Fiscal Year being carried over to the two immediately succeeding Fiscal Years, such unused amount carried over to be applied after the amount otherwise permitted to be used in any such subsequent Fiscal Year);

(i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may make additional Restricted Junior Payments to Holdings (and Holdings may make Restricted Junior Payments with the proceeds thereof) with Permitted Equity Proceeds not to exceed the amount thereof available immediately prior to the making of such Restricted Junior Payment;

(j) Borrower and its Subsidiaries may make Restricted Junior Payments to Holdings the proceeds of which will be used by Holdings to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant (as determined in good faith by the Board of Directors of the Borrower);

(k) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, other Restricted Junior Payments in an aggregate amount not to exceed, together with the aggregate amount of Investments made pursuant to Section 6.6(p), $30,000,000 during the term of this Agreement;

(l) the Borrower and Holdings may make Restricted Junior Payments on the Closing Date for the purpose of consummating the Transactions; and

(m) Holdings and its Subsidiaries may make Restricted Junior Payments to:

(i) prepay the Holdings Notes or the Subordinated Notes with a Permitted Refinancing thereof; and

(ii) convert the Holdings Notes or the Subordinated Notes to Qualified Equity Interests of the Borrower or any Parent.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or (to the extent that it is a Subsidiary of such other Subsidiary of the Borrower), any other Subsidiary of Borrower, (c) make loans or advances to Borrower or (to the extent that it is a Subsidiary of such other Subsidiary of the Borrower), any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower (to the extent that it is a Subsidiary of such other Subsidiary of the Borrower) or any other Subsidiary of Borrower, other

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than restrictions (i) in agreements evidencing purchase money Indebtedness, Capital Leases, Attributable Indebtedness and mortgages on real property permitted by Section 6.1(j) or (k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) by any Indebtedness of a Subsidiary of the Borrower that is not a Guarantor which is permitted by Section 6.1 and to the extent relating only to such Subsidiary and its Subsidiaries, (v) existing on the date hereof and described on Schedule 6.5, (vi) contained in any agreement permitted by Section 6.3(d) and (vii) limiting the transfer of assets contained in any agreement permitted by Section 6.3(a) and 6.3(h).

6.6. Investments; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents; provided, that to the extent that any assets that were Cash Equivalents when such Investment was made shall cease to be Cash Equivalents as defined herein, the applicable Credit Party shall have 30 days thereafter to liquidate such assets for Cash or Cash Equivalents;

(b) Investments (i) in the Borrower or any Subsidiary Guarantor, (ii) by any Subsidiary that is not a Credit Party in any other Subsidiary that is also not a Credit Party, (iii) by the Borrower or any Subsidiary in any Subsidiary that is not a Guarantor; provided that, in the case of clause (iii) above, (x) any Investment in the form of a loan or advance shall be evidenced by an Intercompany Note and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (y) the aggregate outstanding amount of such Investments in Subsidiaries that are not Guarantors (excluding any such Investment described on Schedule 6.6) shall not exceed an amount equal to (A) $25,000,000 (provided, that such Dollar limitation shall be increased to $50,000,000 if the Senior Secured Leverage Ratio is less than 2.00:1.00 immediately before and immediately after giving effect to such Investment on a pro forma basis) minus (B) the aggregate outstanding amount of Investments by Credit Parties in Foreign Acquisitions pursuant to Section 6.6(g) (other than Foreign Acquisitions directly financed or paid for with Qualified Equity Interests of Holdings or any Parent or Permitted Equity Proceeds);

(c) Investments made to consummate the Transactions;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers or in settlement of delinquent obligations of, or other disputes with account debtors or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

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(e) Consolidated Capital Expenditures with respect to Borrower and the Guarantors permitted by Section 6.7(c);

(f) loans and advances to employees, officers, directors and consultants of Holdings and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any Parent) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) or (iii) advances of payroll payments to employees in the ordinary course of business, in an aggregate principal amount for all such loans and advances pursuant to this clause (f) not to exceed $2,500,000 in the aggregate at any one time outstanding;

(g) Permitted Acquisitions; provided, that the aggregate outstanding amount of Investments by Credit Parties with respect to Foreign Acquisitions (except to the extent directly financed or paid for with Qualified Equity Interests of Holdings or any Parent or Permitted Equity Proceeds) shall not exceed an amount equal to (i) $25,000,000 (provided, that such Dollar limitation shall be increased to $50,000,000 if the Senior Secured Leverage Ratio is less than 2.00:1.00 immediately before and immediately after giving effect to such Permitted Acquisition on a pro forma basis) minus (ii) the aggregate outstanding amount of Investments pursuant to 6.6(b)(iii);

(h) Investments (i) described in Schedule 6.6 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the date hereof by the Borrower or any Subsidiary in the Borrower or any other Subsidiary and any modification, exchange in kind, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.6;

(i) Hedge Agreements which constitute Investments;

(j) promissory notes and other non-Cash consideration received in connection with an Asset Sale permitted by Section 6.8;

(k) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, other Investments (other than any acquisition by Holdings or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person) with Permitted Equity Proceeds or the issuance of Qualified Equity Interests by Holdings or any Parent not to exceed the amount thereof available immediately prior to the making of such Investment;

(l) loans and advances by the Borrower to Holdings, or by Holdings to any Parent, solely to the extent constituting a Restricted Junior Payment which is permitted to be made pursuant to Section 6.4;

(m) Investments in the ordinary course of business solely to the extent consisting of endorsements for collection or deposit pursuant to Article 3 of the UCC;

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(n) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.8 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) unsecured guaranties by Holdings or any of its Subsidiaries of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(p) other Investments in an aggregate amount not to exceed, together with the aggregate amount of Restricted Junior Payments made pursuant to Section 6.4(k), $30,000,000 during the term of this Agreement.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. Financial Covenants.

(a) Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest Coverage Ratio
December 31, 2008	1.35:1.00
March 31, 2009	1.35:1.00
June 30, 2009	1.35:1.00
September 30, 2009	1.40:1.00
December 31, 2009	1.50:1.00
March 31, 2010	1.50:1.00
June 30, 2010	1.50:1.00
September 30, 2010	1.50:1.00
December 31, 2010	1.75:1.00
March 31, 2011	1.75:1.00
June 30, 2011	1.75:1.00
September 30, 2011	1.75:1.00
December 31, 2011	2.00:100
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00

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December 31, 2012	2.25:1.00
March 31, 2013	2.25:1.00
June 30, 2013	2.25:1.00
September 30, 2013	2.25:1.00
December 31, 2013	2.25:1.00
March 31, 2014	2.25:1.00
June 30, 2014	2.25:1.00
September 30, 2014	2.25:1.00
December 31, 2014	2.25:1.00
March 31, 2015	2.25:1.00
June 30, 2015	2.25:1.00

(b) Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2008, to exceed the correlative ratio indicated:

Fiscal Quarter	Total Leverage Ratio
December 31, 2008	7.00:1.00
March 31, 2009	7.00:1.00
June 30, 2009	6.75:1.00
September 30, 2009	6.75:1.00
December 31, 2009	6.50:1.00
March 31, 2010	6.50:1.00
June 30, 2010	6.25:1.00
September 30, 2010	6.00:1.00
December 31, 2010	5.75:1.00
March 31, 2011	5.75:1.00
June 30, 2011	5.50:1.00
September 30, 2011	5.50:1.00
December 31, 2011	5.25:1.00
March 31, 2012	5.00:1.00
June 30, 2012	4.75:1.00
September 30, 2012	4.75:1.00
December 31, 2012	4.50:1.00
March 31, 2013	4.50:1.00
June 30, 2013	4.50:1.00

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September 30, 2013	4.50:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.50:1.00
September 30, 2014	4.50:1.00
December 31, 2014	4.50:1.00
March 31, 2015	4.50:1.00
June 30, 2015	4.50:1.00

(c) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (provided that any such excess amount shall be used in the immediately following Fiscal Year prior to the amount scheduled for such following Fiscal Year):

Fiscal Year	Consolidated Capital Expenditures
2008	$50,000,000
2009	$55,000,000
2010	$60,000,000
2011	$60,000,000
2012	$65,000,000
2013	$65,000,000
2014	$65,000,000

(d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining the Total Leverage Ratio, Senior Secured Leverage Ratio, Fixed Charge Coverage Ratio and Interest Coverage Ratio for any purpose under this Agreement (including for purposes of determining compliance with the financial covenants set forth in this Section 6.7), Consolidated Total Debt, Consolidated Adjusted EBITDA and the components of the Total Leverage Ratio, Senior Secured Leverage Ratio, Consolidated Interest Expense and Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and

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as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings and synergies resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements (or, to the extent that historical audited financial statements are not available, such internally prepared unaudited financial statements) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Subject Transaction at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided, that, for the purposes of calculating any of the foregoing ratios, other than for the purpose of determining compliance with this Section 6.7 or calculating the Applicable Margin, each Subject Transaction that has occurred, and all Indebtedness that has been incurred or repaid following the most recently ended period of four Fiscal Quarters shall be deemed to have occurred or been incurred or repaid (as applicable) at the beginning of such period. To the extent that any provision of this Agreement requires either ratio set forth in Section 6.7(a) or (b) to be calculated on a pro forma basis prior to the date on which such ratio is first required to be tested pursuant to such Section, such calculation shall be made as if such ratio was required to be tested as of the most recently ended Fiscal Quarter (having the same respective level applicable to the first date on which such ratio is required to be so tested).

6.8. Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) any Subsidiary of Borrower may be merged with or into Borrower or any Subsidiary or be liquidated, wound up or dissolved, or all or any part of its business, property; or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary, provided, (i) in the case of such a merger with (A) the Borrower, the Borrower shall be the continuing or surviving Person, (B) any Subsidiary that is not a Guarantor Subsidiary with or into a Subsidiary that is a Guarantor Subsidiary, the Guarantor Subsidiary shall be the continuing or surviving Person; and (ii) in the case of a liquidation, winding up or dissolution or conveyance, sale, lease, transfer or other disposition of all or part of a Guarantor Subsidiary’s business property or assets, (A) if the transferor in such transaction is the Borrower or a Guarantor Subsidiary, then (A) the transferee must either be the Borrower or a Guarantor Subsidiary or (B) to the extent constituting an Investment, such Investment in a Subsidiary which is not a Credit Party is permitted in accordance with Section 6.6(b);

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(b) any Subsidiary may change its legal form, provided, that (i) any Subsidiary that is a Guarantor Subsidiary shall remain a Guarantor Subsidiary and (ii) the obligations of any such Guarantor Subsidiary under the Credit Documents shall not be affected;

(c) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.6; provided that (i) if such Subsidiary is a Credit Party, a Credit Party shall be the continuing or surviving Person, and (ii) to the extent that the continuing or surviving Person was not a Credit Party prior to such merger, such continuing or surviving Person shall have complied with the requirements of Section 5.10(a);

(d) so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect an Asset Sale permitted pursuant to this Section 6.8 and is effected concurrently with the consummation of such Asset Sale;

(e) sales, leases or other dispositions of assets that do not constitute Asset Sales;

(f) dispositions of property to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Guarantor Subsidiary or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor Subsidiary or (ii) to the extent that such transaction constitutes an Investment, such transaction is permitted under Section 6.6(b);

(g) dispositions of property pursuant to a sale-leaseback transaction permitted by Section 6.10;

(h) dispositions of Cash and Cash Equivalents;

(i) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any material Subsidiary;

(j) solely to the extent required by applicable law or court order, transfers of property subject to casualty events or a taking of property pursuant to eminent domain or condemnation (or pursuant to a sale of any such assets to a purchaser with such power under the threat of such a taking) upon receipt of the Net Insurance/Condemnation Proceeds from such transfers or takings;

(k) dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) dispositions in the ordinary course of receivables and related assets in connection with the collection or compromise thereof (other than any factoring or other sale with respect thereto);

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(m) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $15,000,000; provided, that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents; provided, that for purposes of this clause (2), any Indebtedness (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Indebtedness that is by its terms subordinated to the payment in cash of the Obligations, that is assumed by the transferee with respect to the applicable disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(n) dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, and dispositions of property (other than Mortgaged Properties) no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(o) Investments made in accordance with Section 6.6, Liens granted in accordance with Section 6.2 and cash payments permitted by Section 6.4;

(p) the Reorganization; and

(q) sales of Real Estate Assets listed on Schedule 6.8; provided, that (1) the consideration received for such Real Estate Assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents; provided, that for purposes of this clause (2), any Indebtedness (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Indebtedness that is by its terms subordinated to the payment in cash of the Obligations, that is assumed by the transferee with respect to the applicable disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a).

6.9. Disposal of Subsidiary Interests. Except for any disposition of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.6 or Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors and shares issued to foreign nationals if required by applicable law; provided that a disposition of less than all of its Equity Interests in any Subsidiary that is a Guarantor shall not be permitted unless such Subsidiary shall continue to be a Guarantor.

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6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease, other than with respect to property (i) owned on the Closing Date; provided that all Net Asset Sale Proceeds thereof shall be applied to prepay the Term Loans in accordance with Section 2.14(a) and may not be reinvested in the business of the Borrower or a Subsidiary and (ii) acquired by the Borrower or any Subsidiary after the Closing Date, and such sale-leaseback occurs within one hundred eighty (180) days (or, solely to the extent that such party has entered into a binding agreement for such sale-leaseback in writing during such 180-day period, within two hundred seventy (270) days) before or after the acquisition or construction (as applicable) of such property, and in each case to the extent the Attributable Indebtedness with respect thereto is permitted by Section 6.1.

6.11. Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are materially less favorable to Holdings or that Subsidiary, as the case may be, than those that would be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction among Borrower and any Subsidiary or any Person that becomes a Subsidiary as a result of such transaction; (b) reasonable costs and expenses and customary fees paid to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers and employees of Holdings and its Subsidiaries; (c) compensation and severance arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) the Management Agreement and the payment of Management Fees to Sponsor or its Affiliates pursuant to the Management Agreement (plus any unpaid Management Fees accrued in any prior year) (solely to the extent that (i) the payment of such Management Fees is permitted pursuant to Section 6.4(d) and (ii) any such payments pursuant to clauses (i) and (iii) of Section 6.4(d) are subordinated to the Obligations pursuant to the terms of the Management Fee Subordination Agreement); (e) transactions described in Schedule 6.11 and any amendments thereto to the extent such an amendment, when taken as a whole, is not adverse to the Lenders in any material respect, (f) the payment of fees and expenses and the making of any Restricted Junior Payments related to or in connection with the Transactions, (g) if otherwise not prohibited hereunder, the issuance of Qualified Equity Interests of Holdings to the Sponsor, or to any director, officer or employee, or consultant of Holdings, the Borrower or any of its Subsidiaries, (h) any Restricted Junior Payment permitted under Section 6.4, (i) loans by Holdings or any of its Subsidiaries to Holdings or any of its Subsidiaries or to officers, directors or employees to the extent permitted under this Article 6 and (j) customary payments by Holdings and any of its Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with Permitted Acquisitions or dispositions), which payments are (1) approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings or the Borrower, in good faith, and (2) permitted to be made pursuant to Section 6.4(k).

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6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses or complementary or incidental thereto and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness other than the Indebtedness and obligations under this Agreement, the other Credit Documents and the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or Permitted Liens; (c) engage in any business or own any assets other than (i) holding 100% of the Equity Interests of Borrower (excluding any interests held by a general partner, managing member or equivalent entity which is itself a direct wholly owned Subsidiary of Holdings), (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) except as permitted pursuant to Section 6.8, consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its direct Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower any Investment to be contributed to the Borrower or any Subsidiary; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14. Amendments or Waivers of Organizational Documents and Related Agreements. Except as set forth in Section 6.15 or to the extent required to permit the Reorganization, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Related Agreement after the Closing Date if the effect of such amendment, restatement, supplement or other modification to, or waiver of, would be materially adverse to the Lenders without in each case obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or other modification or waiver; provided that each Person that becomes a Subsidiary of a Credit Party after the Closing Date may amend, restate, supplement, or otherwise modify, any of its Organizational Documents in a manner consistent with the Organizational Documents of the Credit Parties.

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6.15. Amendments or Waivers with respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Holdings Notes, the Holdings Notes Indenture, the Subordinated Notes or the Subordinated Notes Indenture (or any Permitted Refinancing thereof), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on any such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change (to the extent adverse to the Lenders) any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change (to the extent adverse to the Lenders) the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of the Subordinated Notes or the Subordinated Notes Indenture (or any Permitted Refinancing thereof) (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of any such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31 without the consent of the Administrative Agent.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance

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under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. To the extent permitted by applicable law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the extent permitted by applicable law, as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

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(b) to the extent permitted by applicable law, Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

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(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. To the extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument

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relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (0 notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. To the extent permitted by applicable law, until the Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of

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contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) shall not have been finally and paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default pursuant to Section 8.1(f) or (g) or (at the election of the Administrative Agent) any other Event of Default, has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

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7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) To the extent permitted by applicable law, each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

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7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more other items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that the foregoing, with respect to any Earn Out Indebtedness, shall be subject to Section 6.4(f); or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with (i) any term or condition contained in Section 2.6, Section 5.1(f), Section 5.2, Section 5.14 or Section 6 or (ii) any term or condition contained in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) within 10 Business Days following the occurrence of such Default; provided that any Event of Default under Section 6.7(a) or (b) is subject to cure as contemplated by Section 8.2; or

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(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement of fact made or deemed made by any Credit Party in any Credit Document or in any statement or certificate required to be delivered in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any Specified Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings, the Borrower or any Specified Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Specified Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrower or any Specified Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, the Borrower or any Specified Subsidiary; or any order, judgment or decree shall be entered against Holdings, the Borrower or any Specified Subsidiary decreeing the dissolution or split up of any such Person, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings, the Borrower or any Specified Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, the Borrower or any Specified Subsidiary shall make a general assignment for the benefit of creditors; or (ii) Holdings, the Borrower or any Specified Subsidiary shall be unable, or shall fail generally, or shall admit in writing its general inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings, the Borrower or any Specified Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

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(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) [Reserved].

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $15,000,000 during the term hereof; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable), shall fail to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document fails to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) in accordance with the terms hereof) or shall be declared null and void by a court of competent jurisdiction, or Collateral Agent shall not have or shall fail to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing the securities pledged under the Collateral Documents or to file UCC continuation statements and except as to any immaterial portion of Collateral consisting of real property to the extent that such losses are covered by a lender’s title policy and such insurer has not denied coverage; or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m) Subordinated Indebtedness. (i) Any Indebtedness pursuant to the Subordinated Notes or the Subordinated Notes Indenture, any Permitted Refinancing thereof or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the Subordinated Notes Indenture or (ii) any management, consulting, monitoring, advisory or other fee payable to the Sponsor or its

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Affiliates pursuant to the Management Agreement, shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the Management Fee Subordination Agreement, or, in either case, any Credit Party or any Affiliate of any Credit Party shall so assert;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Lender to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders having Revolving Exposure under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Lender, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.

8.2. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.1, in the event of any Event of Default under any covenant set forth in Section 67(a) or (b) and until the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder, the Borrower may receive capital contributions or issue common Qualified Equity Interests to Holdings and apply the amount of the proceeds thereof (the “Cure Amount”) to increase Consolidated Adjusted EBITDA with respect to such Fiscal Quarter (the “Cure Right”); provided, that such proceeds (i) with respect to any individual exercise of the Cure Right, shall not exceed $25,000,000, (ii) are actually received by the Borrower (including through capital contribution of such proceeds by Holdings to the Borrower) following the last day of such Fiscal Quarter, but no later than ten days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder, (iii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 6.7(a) or (b) for the then applicable four Fiscal Quarter period and (iv) may not be applied to fund Restricted Junior Payments or Investments; and provided, further, that any Cure Amount used to calculate Consolidated Adjusted EBITDA for one Fiscal Quarter shall be used when calculating Consolidated Adjusted EBITDA for any fiscal period including such Fiscal Quarter. The parties hereby acknowledge that this Section 8.2(a) may not be relied

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on for any purposes other than to calculate compliance with Section 6.7(a) or (b) for purposes of determining whether an Event of Default exists, and shall result only in an adjustment to the amount of the Consolidated Adjusted EBITDA for the period referred to in the immediately preceding sentence and not to any other amounts hereunder during any such period in which Consolidated Adjusted EBITDA is so adjusted (including with respect to Consolidated Total Debt as a result of any Cure Amount being applied to the repayment of any amount thereof). If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenants set forth in Section 6.7(a) or (b), the Borrower shall be deemed to have satisfied the requirements of the financial covenants set forth in Section 6.7(a) and (b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants under Section 6.7(a) and (b) that had occurred shall be deemed cured for this purposes of the Agreement.

(b) Notwithstanding anything herein to the contrary, Holdings shall not be permitted to exercise the Cure Right more than two times during the term of this Agreement.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GECC is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GECC to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 (other than as expressly provided in Section 9.7 and Section 9.8(d)) are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than as expressly provided in Section 9.7 and Section 9.8(d)). In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect

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of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to GSCP, in its capacity as Syndication Agent, upon GSCP’s request, a copy of the Register, (ii) cooperate with GSCP in granting access to any Lenders (or potential lenders) who GSCP identifies to the Platform and (iii) maintain GSCP’s access to the Platform.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document, the perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

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(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents reasonably appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

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9.5.	Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Tranche B Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender. (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of

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Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, subject to the consent of the to Borrower (which consent shall not be unreasonably withheld), to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, Administrative Agent, by notice to Borrower and Requisite Lenders, may retain its role as Collateral Agent under any Collateral Document. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of GECC or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of GECC or its successor as Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If GECC or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, GECC or its successor may resign as Collateral Agent upon notice to Borrower and Requisite Lenders at any time.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving thirty 30 days’ prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, Requisite Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be unreasonably withheld), and upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested

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with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c) Any resignation of GECC or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of GECC or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided, that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

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(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 9.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or back-up standby letters of credit or deposits of cash collateral in respect of all Letters of Credit shall have been furnished to the Issuing Lender) upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

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9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Lender, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefac simile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to Lenders and Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an

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acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv) Each Credit Party, each Lender, each Issuing Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreement executed by Secured Parties and their Affiliates in connection with the use of such Platform.

(c) Effectiveness of Facsimile Documents and Signatures; E-Signatures.

(i) Credit Documents may be transmitted and/or signed by telefacsimile or by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

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(ii) Subject to the provisions of this Section 10.1(a) and (b), (A)(1) no posting to the Platform shall be denied legal effect merely because it is made electronically, (2) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (3) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Credit Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural requirement of law governing such subject matter, (B) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Credit Party may rely and assume the authenticity thereof, (C) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (D) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on the Platform or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to the Platform or E-Signature has been altered after transmission.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; provided, that reasonable attorney’s fees shall be limited to one primary counsel to the Syndication Agent, one additional counsel to the Administrative Agent and one additional local, foreign or specialist counsel in each applicable jurisdiction or specialization; and provided, further, that no such limitation shall apply if counsel for the Syndication Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent; (d) all the actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) after the occurrence of and during the continuance of any Default pursuant to Sections 8.1(a), (0, (g), or (h) or any Event of Default, or in connection with any amendment, waiver or consent pursuant to this Agreement, all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other

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actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of and during the continuance an Event of Default, all costs and expenses, including reasonable attorneys’ fees and disbursements of one external legal counsel to the Administrative Agent and one external legal counsel to the other Lenders (and one local counsel in each applicable jurisdiction for each such group and, in the event of any actual conflict of interest, one additional counsel to the affected parties) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee or breach by such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contact, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) to the extent permitted by applicable law, the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder, it being understood that any change to the

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definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; and further provided that only the consent of Requisite Lenders shall be necessary to amend the Default Rate in Section 2.10 or to waive any obligation of the Borrower to pay interest at the Default Rate;

(v) extend the time for payment of any such interest, fees or premium;

(vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of the first sentence of Section 2.13(b)(ii), Section 2.17, this Section 10.5(b), Section 10.5(c), Section 9.2 of the Pledge and Security Agreement, or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” (or amend Section 10.5(a) in a manner which has the same effect as an amendment to such definition) or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or release Holdings or all or substantially all of the Subsidiary Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, except as expressly provided in the Credit Documents;

provided, that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

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(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Lender;

(v) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

(vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Refinancing Amendments. In addition, notwithstanding Sections 10.5(a), (b) and (c), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Margin for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans, other than the provision for a premium in connection with a Repricing Event, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

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(e) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.	Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments; and provided, further, that notwithstanding any assignment of any Commitment or Loan, Issuing Lender shall not be permitted to assign its obligations as Issuing Lender hereunder pursuant to this section):

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(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent (which notice Administrative Agent shall promptly forward to the Borrower and Syndication Agent); and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Administrative Agent (which notice Administrative Agent shall promptly forward to the Borrower and Syndication Agent) and (except in the case of assignments made (x) to GSCP at any time or (y) by GSCP prior to the achievement of a Successful Syndication (as defined in the Fee Letter)), consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default under Section 8.1(a), (f) or (g) shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,500,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $500,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Tranche B Term Loan or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Term Loans; provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender); provided, that only one such $3,500 fee shall be payable in connection with simultaneous assignments to or by the Related Funds of any individual Lender.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

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(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Lender shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates other than an Affiliate described in the proviso to the definition of “Eligible Assignee”) in all or any part of its Commitments, Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except (other than in the case of any Affiliate of Holdings that is permitted to be a participant pursuant to Section 10.6(g)(i)) with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except (a) any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest or (b) in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s

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participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 220 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign and/or pledge (without the consent of the Borrower or Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

152

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

154

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Lender) shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents, trustees and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such pledgees, assignees, transferees, participants, counterparties and advisors are advised of and

155

agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall be instructed in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

156

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof With the exception of those terms contained in eighth, ninth, tenth, fifteenth and twenty-second paragraphs of the Commitment Letter, dated January 14, 2008, among GSCP, Holdings and Merger Sub (the “Commitment Letter”), which by the terms of the Commitment Letter remain in full force and effect (such terms, the “Surviving Terms”), all of GSCP’s and its Affiliates’ obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents and GSCP and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. Borrower hereby assumes all obligations of Merger Sub under the Commitment Letter with respect to the Surviving Terms.

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its affiliates. The

157

Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (iv) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

10.24. Commitment Letter and Fee Letter. Holdings and the Borrower agree to comply with their respective obligations pursuant to (i) paragraphs 8 and 9 of the Commitment Letter and (ii) the Fee Letter, in each case in accordance with the respective terms thereof.

[Remainder of page intentionally left blank]

158

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC., as Borrower

By:	/s/ DAVID LISSY
Name:
Title:

BRIGHT HORIZONS ACQUISITION CORP., as Merger Sub

By:	/s/ DAVID HUMPHREY
Name: David Humphrey
Title: Treasurer

BRIGHT HORIZONS CAPITAL CORP., as Holdings

By:	/s/ DAVID HUMPHREY
Name: David Humphrey
Title: Treasurer

[SIGNATURE PAGE TO BRIGHT HORIZONS FAMILY SOLUTIONS, INC. CREDIT AGREEMENT]

BRIGHT HORIZONS, INC.

BRIGHT HORIZONS CHILDREN’S

CENTERS, INC.

CHILDRENFIRST INC.

CORPORATEFAMILY SOLUTIONS, INC. CREATIVE MOVEMENT CENTER, INC. GREENTREE CHILD CARE SERVICES, INC. KIDSTOP AT BOYNTON BEACH, INC.

LIPTON CORPORATE CHILD CARE CENTERS, INC.

LIPTON CORPORATE CHILD CARE CENTERS (JC), INC.

LIPTON CORPORATE CHILD CARE CENTERS (METROPOLITAN SQUARE), INC.

LIPTON CORPORATE CHILD CARE CENTERS (MORRIS COUNTY), INC.

LIPTON CORPORATE CHILD CARE CENTERS (OAKWOOD AT THE WINDSOR), INC.

LIPTON CORPORATE CHILD CARE CENTERS (PARK AVENUE), INC.

LIPTON CORPORATE CHILD CARE CENTERS (RESTON), INC.

LIPTON CORPORATE CHILD CARE CENTERS (TYSONS CORNER), INC.

LIPTON CORPORATE CHILD CARE CENTERS (WP), INC.

LIPTON CORPORATE CHILDCARE, INC. (NEW YORK)

RESOURCES IN ACTIVE LEARNING

By:	/s/ DAVID LISSY
Name:
Title:

BRIGHT HORIZONS LIMITED PARTNERSHIP

By:	BRIGHT HORIZONS, INC., its General Partner

By:	/s/ DAVID LISSY
Name:
Title:

[SIGNATURE PAGE TO BRIGHT HORIZONS FAMILY SOLUTIONS, INC. CREDIT AGREEMENT]

GOLDMAN SACS CREDIT PARTNERS L.P., as Syndication Agent and a Lender

By:	/s/ Authorized Signatory
Authorized Signatory

[SIGNATURE PAGE TO BRIGHT HORIZONS FAMILY SOLUTIONS, INC. CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Lender and a Lender

By:	/s/ ALAN GARSON
Name: Alan Garson
Title: Its Duly Authorized Signatory

[SIGNATURE PAGE TO BRIGHT HORIZONS FAMILY SOLUTIONS, INC. CREDIT AGREEMENT]

ING CAPITAL LLC, as a Lender

By:	/s/ Khursheed Sorabjee
Name: Khursheed Sorabjee
Title: Vice President

[SIGNATURE PAGE TO BRIGHT HORIZONS FAMILY SOLUTIONS, INC. CREDIT AGREEMENT]

MADISON CAPITAL FUNDING LLC, as a Lender

By:	/s/ CRAIG LACY
Name: Craig Lacy
Title: Managing Director

[SIGNATURE PAGE TO BRIGHT HORIZONS FAMILY SOLUTIONS, INC. CREDIT AGREEMENT]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$365,000,000.00	100%
Total	$365,000,000.00	100%

APPENDIX A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$35,000,000.00	46.7%
General Electric Capital Corporation.	$25,000,000.00	33.3%
ING Capital LLC	$10,000,000.00	13.3%
Madison Capital Funding LLC	$5,000,000.00	6.7%
Total	$75,000,000.00	100%

APPENDIX A-2-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

200 Talcott Avenue South

P.O. Box 9177

Watertown, MA 02471-9177

Attention: Jim Plocica

Facsimile. 617-673-8653

BRIGHT HORIZONS CAPITAL CORP.

200 Talcott Avenue South

P.O. Box 9177

Watertown, MA 02471-9177

Attention: Jim Plocica

Facsimile. 617-673-8653

GUARANTOR SUBSIDIARIES

200 Talcott Avenue South

P.O. Box 9177

Watertown, MA 02471-9177

Attention: Jim Plocica

Facsimile. 617-673-8653

in each case, with a copy to:

Bain Capital LLC

111 Huntington Ave.

Boston, MA 02199

Attention: David Humphrey

Facsimile. (617) 516-2113

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Byung Choi

Facsimile. (617) 235-0452

APPENDIX B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,

As Syndication Agent and Lender:

Goldman Sachs Credit Partners L.P.

c/o Goldman, Sachs & Co.

30 Hudson Street, 17th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Attention: Andrew Caditz

Telecopier: (212) 428-1243

Email: andrew.caditz@gs.com

with a copy to:

Goldman Sachs Credit Partners L.P.

1 New York Plaza

New York, New York 10004

Attention: Anisha Malhotra

Telecopier: (212) 902-3000

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Morgan Bale

Telecopier: (212) 310-8007

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Collateral Agent,

Swing Line Lender, Issuing Lender and Lender:

Administrative Agent / Swing Line Lender / Issuing Lender Principal Office:

General Electric Capital Corporation

500 West Monroe Street

Chicago, IL 60661

Attention: Bright Horizons’ Portfolio Analyst

Facsimile. (312) 441-7870

in each case, with a copies to:

General Electric Capital Corporation

125 Summer Street, Suite 1230

Boston, MA 02110

Attention: Bright Horizons’ Account Manager

Facsimile. (617) 607-9175

and:

General Electric Capital Corporation

299 Park Avenue

New York, NY 10171

Attention: Bright Horizons’ Account Manager

Facsimile. (212) 983-8767

APPENDIX B-2

MADISON CAPITAL FUNDING LLC

Madison Capital Funding LLC

30 South Wacker Drive — Suite 3700

Chicago, IL 60606

Attn: Senior Loan Admin

Attn: Norma Albrecht

Telecopier: (312) 596-6952

Email: loanoperations@mcfllc.com

ING CAPITAL LLC

ING Capital LLC

1325 Avenue of the Americas, 10th Floor

New York, NY 10019

Attn: Sue Mack

Telecopier: (646) 424-8238

Email: Sue.Mack@americas.ing.com

APPENDIX B-3

SCHEDULE I

TO CREDIT AND GUARANTY AGREEMENT

Reorganization Transactions

1.	Bright Horizons, Inc. will contribute its 1 % general partnership interest to Bright Horizons Children’s Centers, Inc., withdraw as the general partner and Bright Horizons Limited Partnership will be dissolved.

2.	ChildrenFirst, Inc. will convert to a Massachusetts limited liability company and in connection therewith will become ChildrenFirst LLC.

3.	Bright Horizons Children’s Centers, Inc. will convert to a Delaware limited liability company and in connection therewith will become Bright Horizons Children’s Centers LLC.

4.	Bright Horizons, Inc. will convert to a Delaware limited liability company and in connection therewith will become Bright Horizons LLC.

5.	CorporateFamily Solutions, Inc. will convert to a Tennessee limited liability company and in connection therewith become CorporateFamily Solutions LLC.

6.	Bright Horizons Family Solutions, Inc. will convert into a Delaware limited liability company and in connection therewith will become Bright Horizons Family Solutions LLC.

SCHEDULE 3.1(d)

TO CREDIT AND GUARANTY AGREEMENT

Closing Date Mortgaged Properties

Mortgages:

1.	1151 W. Ray Road, Chandler, AZ

2.	322 Throckmorton, Mill Valley , CA

3.	284 Silverbrook Road, Orange, CT

4.	22 Village Place, Glastonbury, CT

5.	1355 Hall Blvd, Bloomfield, CT

6.	4696 Davis Road, Lakeworth FL

7.	3820 Windcrest Drive, Wesley Chapel, FL

8.	18002 Hunter’s Oak Court, Tampa, FL

9.	51 SE Central Parkway, Stuart, FL

10.	3105 Webb Road, Alpharetta, GA

11.	21955 Field Parkway, Deer Park, IL

12.	143 Green Street, Foxborough, MA

13.	20 Codman Hill Road, Boxborough, MA

14.	2100 Crown Colony Drive, Quincy, MA

15.	38901 Ann Arbor Road, Livonia MI

16.	Lot 3, Raleigh Corporate Center, 800 Corporate Center Drive, Raleigh, NC

17.	4205 Capital Street, Durham, NC

18.	800 Weston Parkway, Cary, NC

19.	2500 Highston Road, Cary NC

20.	54 Constitution Drive, Bedford, NH

21.	6111 Davis Lane, Austin, TX

22.	2610 116th Ave. NE, Bellevue WA

23.	3250 S. 166th Street, New Berlin, WI

Leasehold Mortgage:

7660 South Research Drive, Tempe, AZ

SCHEDULE 3.1(h)

TO CREDIT AND GUARANTY AGREEMENT

Local Counsel Jurisdictions

District of Columbia

Florida

Pennsylvania

Tennessee

Virginia

Puerto Rico

SCHEDULE 4.1

TO CREDIT AND GUARANTY AGREEMENT

Jurisdictions of Organization

Name of Entity	Jurisdiction of Organization
Bright Horizons Acquisition Corp.	Delaware
Bright Horizons Capital Corp.	Delaware
Bright Horizons Family Solutions, Inc.	Delaware
Bright Horizons, Inc.	Delaware
Bright Horizons Children’s Centers, Inc.	Delaware
Bright Horizons Limited Partnership	Massachusetts
ChildrenFirst Inc.	Massachusetts
CorporateFamily Solutions, Inc.	Tennessee
CorporateFamily SB Corporation	Tennessee
Creative Movement Center, Inc.	Massachusetts
GreenTree Child Care Services, Inc.	Delaware
Kidstop at Boynton Beach, Inc.	Florida
Lipton Corporate Child Care Centers, Inc.	Delaware
Lipton Corporate Child Care Centers (JC), Inc.	Delaware
Lipton Corporate Child Care Centers (Metropolitan Square), Inc.	District of Columbia
Lipton Corporate Child Care Centers (Morris County), Inc.	Delaware
Lipton Corporate Child Care Centers (Oakwood at the Windsor), Inc.	Pennsylvania
Lipton Corporate Child Care Centers (Park Avenue), Inc.	New York
Lipton Corporate Child Care Centers (Reston), Inc.	Delaware
Lipton Corporate Child Care Centers (Tysons Corner), Inc.	Virginia
Lipton Corporate Child Care Centers (WP), Inc.	Delaware
Lipton Corporate Childcare, Inc. (New York)	Delaware
Resources in Active Learning	California
BHFS One Limited	United Kingdom
BHFS Three Limited	Ireland
Bright Horizons Corp.	Puerto Rico
Bright Horizons Family Solutions Ltd.	Canada
ChildrenFirst Ltd.	Canada
Bright Horizons Family Solutions Ireland, Ltd.	Ireland
Allmont, Ltd.	Ireland

BHFS Two Limited	United Kingdom
Nursery Works Associates	United Kingdom
Nursery Works, Ltd.	United Kingdom
Elsie Inglis Red Apple Nursery, Ltd.	United Kingdom
Crocus Early Learning Centre, Ltd.	United Kingdom
Staffquest, Ltd.	United Kingdom
Pitco 004, Ltd.	United Kingdom
Child & Co. (Oxford), Ltd.	United Kingdom
Bright Horizons Family Solutions, Ltd.	United Kingdom
Bright Horizons Support Services, Ltd	United Kingdom
Beehive Day Nurseries, Ltd.	United Kingdom
Daisies Day Nurseries, Ltd.	United Kingdom
The Birrell Collection, Ltd	Scotland
Bright Horizons Livingston, Ltd.	Scotland

Bright Horizons Corp. is not in good standing in Puerto Rico due to errors in its annual reports for 2005 and 2006. Those errors are being addressed, and it is expected to be in good standing once those errors are corrected.

SCHEDULE 4.2

TO CREDIT AND GUARANTY AGREEMENT

Equity Interests and Ownership

Legal Name	Jurisdiction of Organization	Number of Authorized Equity Interests	Number of Outstanding Equity Interests	Owner of Outstanding Equity Interests	Number of Equity Interests Owned	Percentage of Outstanding Equity Interests of the Issuer
Bright Horizons Capital Corp.	Delaware	100	100	Bright Horizons Solutions Corp.	100	100%
Bright Horizons Family Solutions LLC	Delaware	N/A	N/A	Bright Horizons Capital Corp.	N/A	100%
BHFS One Limited	United Kingdom	1000	100	Bright Horizons Family Solutions LLC	100	100%
BHFS Three Limited	Ireland	1,000,000	100	Bright Horizons Family Solutions LLC	100	100%
Bright Horizons Corp.	Puerto Rico	100	100	Bright Horizons Family Solutions LLC	100	100%
Bright Horizons LLC	Delaware	N/A	N/A	Bright Horizons Family Solutions LLC	N/A	100%
Bright Horizons Family Solutions Ltd.	Canada	Unlimited	1000	Bright Horizons Family Solutions LLC	1000	100%
CorporateFamily Solutions LLC	Tennessee	N/A	N/A	Bright Horizons Family Solutions LLC	N/A	100%
Bright Horizons Children’s Centers LLC	Delaware	N/A	N/A	Bright Horizons LLC	N/A	100%
ChildrenFirst LLC	Massachusetts	N/A	N/A	Bright Horizons Children’s Centers LLC	N/A	100%
ChildrenFirst Ltd.	Canada	Unlimited	10	ChildrenFirst LLC	10	100%
CorporateFamily SB Corporation	Tennessee	1,000	100	CorporateFamily Solutions LLC	100	100%
Creative Movement Center, Inc.	Massachusetts	1,000	500	Bright Horizons Children’s Centers LLC	500	100%
GreenTree Child Care Services, Inc.	Delaware	1,000	1,000	Bright Horizons Children’s Centers LLC	1,000	100%
Kidstop at Boynton Beach, Inc.	Florida	2,000	1,000	Bright Horizons Children’s Centers LLC	1,000	100%
Lipton Corporate Childcare Centers, Inc.	Delaware	38,734	1,000	Bright Horizons Children’s Centers LLC	1,000	100%

Legal Name	Jurisdiction of Organization	Number of Authorized Equity Interests	Number of Outstanding Equity Interests	Owner of Outstanding Equity Interests	Number of Equity Interests Owned	Percentage of Outstanding Equity Interests of the Issuer
Lipton Corporate Child Care Centers (JC), Inc.	Delaware	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (Park Ave.), Inc.	New York	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (Reston), Inc.	Delaware	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (Metropolitan Square), Inc.	District of Columbia	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Childcare, Inc. (New York)	Delaware	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (WP), Inc.	Delaware	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (Tysons Corner), Inc.	Virginia	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (Morris County), Inc.	Delaware	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Lipton Corporate Child Care Centers (Oakwood at the Windsor), Inc.	Pennsylvania	3,000	1,000	Lipton Corporate Childcare Centers, Inc.	1,000	100%
Resources in Active Learning	California	3,000	3,000	Bright Horizons Children’s Centers LLC	3,000	100%

Second and Third Tier Foreign Subsidiaries:

Legal Name	Jurisdiction of Organization	Owner of Equity Interests	Percentage of Outstanding Equity Interests of the Issuer
Bright Horizons Family Solutions Ireland, Ltd.	Ireland	BHFS Three, Ltd	100%
Allmont, Ltd.	Ireland	BHFS Three, Ltd	100%
BHFS Two Limited	United Kingdom	BHFS One, Ltd.	100%
Nursery Works Associates	United Kingdom	BHFS Two Limited	100%
Nursery Works, Ltd.	United Kingdom	Nursery Works Associates	100%
Elsie Inglis Red Apple Nursery, Ltd.	United Kingdom	BHFS Two Limited	100%
Crocus Early Learning Centre, Ltd.	United Kingdom	BHFS Two Limited	100%
Staffquest, Ltd.	United Kingdom	BHFS Two Limited	100%
Pitco 004, Ltd.	United Kingdom	Pitco 004, Ltd.	100%
Child & Co. (Oxford), Ltd.	United Kingdom	BHFS Two Limited	100%
Bright Horizons Family Solutions, Ltd.	United Kingdom	BHFS Two Limited	100%
Bright Horizons Support Services, Ltd	United Kingdom	BHFS Two Limited	100%
Beehive Day Nurseries, Ltd.	United Kingdom	BHFS Two Limited	100%
Daisies Day Nurseries, Ltd.	United Kingdom	BHFS Two Limited	100%
The Birrell Collection, Ltd	Scotland	BHFS Two Limited	100%
Bright Horizons Livingston, Ltd.	Scotland	BHFS Two Limited	100%

SCHEDULE 4.10

TO CREDIT AND GUARANTY AGREEMENT

Adverse Proceedings

There is shareholder litigation regarding the merger pending in a Massachusetts state court. The parties have reached an agreement in principle providing for additional disclosure that has been included in the proxy statement and an agreement not to object to an award of $725,000 in attorneys’ fees that will be submitted to the court for its approval.

SCHEDULE 4.12

TO CREDIT AND GUARANTY AGREEMENT

Owned Real Estate Assets

Location Address

143 Green Street Foxborough, MA 02035

54 Constitution Drive Bedford, NH 03110

20 Codman Hill Road Boxborough, MA 10719

2100 Crown Colony Drive Quincy, MA 02169

6111 Davis Lane Austin, TX 78749

1151 W. Ray Road Chandler, AZ 85224

21955 Field Parkway Deer Park, IL 60010

3250 S. 166th Street New Berlin, WI 53151

284 Silverbrook Road Orange, CT 06477

22 Village Place Glastonbury, CT 06033

1355 Hall Blvd, Bloomfield CT.

4696 Davis Road Lake Worth, FL 33461

18002 Hunter’s Oak Court Tampa, FL 33647

3105 Webb Road Alpharetta, GA 30004

2610 116th Ave. NE Bellevue, WA 98004

Lot 3, Raleigh Corporate Center, 800 Corporate Center Drive Raleigh, NC 27607

4205 Capital Street Durham, NC 27709

800 Weston Parkway Cary, NC 27513

2500 Highston Road Cary, NC 27519

51 SE Central Parkway Stuart, FL 34994

3820 Windcrest Drive, Wesley Chapel, FL 33543

Location Address

38945 Ann Arbor Road Livonia, MI 48150

322 Brockmorton Ave Mill Valley, CA 94941

3613 Bluestein Drive Austin, TX 78721

330 Naubuc Avenue Glastonbury, CT

2330 South Road Poughkeepsie, NY 12601 Casperkill

15 Golf Club Lane Poughkeepsie, NY 12601 Poughkeepsie

23 Donovan Drive Hopewell Junction, NY 12533 Fishkill

Bright Horizons Family Center 2411 W. Braker Lane Austin, TX 78758

Bright Horizons—San Jose 6120 Liska Lane San Jose, CA 95119

Bright Horizons Children’s Center at the Forum 8516 Old Lead Mine Road Raleigh, NC 27615

Bright Horizons Children’s Center at Shepherds Vineyard Apex, NC 27502

Leased Real Property

Address	City	State	Zip
Eastridge Enrichment Center, 109 Corporate Park Drive	White Plains	NY	10604
Enrichment Center at Research Triangle Park, 10 T.W.	Research Triangle
Alexander Drive	Park	NC	27709
ASU Research Park, 7660 S. Research Drive	Tempe	AZ	85284
13810 SE Eastgate Way	Bellevue	WA	98005
400 Brickstone Square	Andover	MA	01810
15 New England Business Center	Andover	MA	01810
1 Tara Blvd Suite 005	Nashua	NH	03062
2195 Congress St.	Portland	ME	04102
100 Cummings Center	Beverly	MA	01915
2 Henry Graf Jr. Road	Newburyport	MA	01950
30 Crosby Drive	Bedford	MA	01730
72 Main Street	North Reading	MA	01864
401 Park Drive, 4th Floor West	Boston	MA	02215
145 Rosemary Street	Needham	MA	02494
56c Union Avenue	Sudbury	MA	01776
400 Talcott Avenue	Watertown	MA	02472
191 Spring Street	Lexington	MA	02421
334 Old Oak St.	Pembroke	MA	02359
30 World Trade Center Avenue	Boston	MA	02210
60 William St.	Wellesley	MA	02481
903 Waltham Street	Lexington	MA	02421
77 Longwater Drive	Norwell	MA	02061
321 Commonwealth Avenue	Way land	MA	01778
176 Second Avenue	Waltham	MA	02451
4 High Ridge Park	Stamford	CT	06905
10320 Timberwood Circle	Louisville	KY	40223
8100 S. Quebec	Englewood	CO	80112
2815 Iowa Drive	Fort Collins	CO	80525
3513 Richmond Drive	Fort Collins	CO	80526
1818 Centennial Drive	Louisville	CO	80027
1011 Dry Creek Drive	Longmont	CO	80503
2420 West 8th Street	Loveland	CO	80537
3507 Richmond Drive	Fort Collins	CO	80526
10693 Belle Creek Blvd.	Henderson	CO	80640
919 Deerwood Dr.	Longmont	CO	80501
11305 Decatur Street	Westminster	CO	80234
2150 Hempstead Turnpike	Elmont	NY	11003
1263 S. Adams Road	Rochester Hills	Ml	48309
3950 Livernois	Troy	Ml	48083
2965 Walnut Lake Road	West Bloomfield	Ml	48323
2490 Airport Rd.	Waterford	Ml	48327
100 Cambridge Street, Suite 104	Boston	MA	02114
One Kendall Square	Cambridge	MA	02139
790 Boylston St. P.O. Box 990016	Boston	MA	02199
529 Main Street #001	Charlestown	MA	02129
129 Franklin St.	Cambridge	MA	02139
39 Brighton Avenue	Allston	MA	02134
999 18th Street	Denver	CO	80202
5889 South Greenwood Plaza Blvd. Suite 100, Plaza West.	Englewood	CO	80111
313 Speen Street	Natick	MA	01760
150 Donald Lynch Blvd.	Marlborough	MA	01752

Address	City	State	Zip
228 Mountain Road	Suffield	CT	06078
75 Sgt. Wm. Terry Drive,	Hingham	MA	02043
291 Boston Post Road West	Marlboro	MA	01752
2 Constitution Blvd	Franklin	MA	02038
60 State Street	Boston	MA	02109
25 Braintree Hill Office Park	Braintree	MA	02184
35 Pacella Park Drive	Randolph	MA	02368
901 New York Ave., NW	Washington	DC	20001
11 Clearbrook Rd.	Elmsford	NY	10523
201 Willowbrook Blvd.	Wayne	NJ	07470
2688 NE University Village Street	Seattle	WA	98105
75 Rockefeller Plaza	New York	NY	10019
1111 Pennsylvania Avenue NW	Washington	DC	20004
1331 South Voss	Houston	TX	77057
15 Corporate Woods Blvd.	Albany	NY	12211
778 Long Ridge Road	Stamford	CT	06902
10085 Yamato Road	Boca Raton	FL	33498
220 Bel Gatos Road	Los Gatos	CA	95032
410 Clermont Terrace	Union	NJ	07083
3200 Horizon Drive	King of Prussia	PA	19406
300 West Hill St.	Chicago	IL	60610
172 Crossways Park Drive	Woodbury Research Triangle	NY	11797
10 T.W. Alexander Drive	Park	NC	27709
201 Jones St.	Forth Worth	TX	76102
1050 17th St. Suite 201-B	Denver	CO	80265
8101 East Bellview Ave T-20	Denver	CO	80237
1034 Springfield Avenue	Mountainside	NJ
38 Belle Fair Blvd.	Rye Brook	NY	10573
77 Executive Blvd	Elmsford	NY	10523
7 Odell Plaza	Yonkers	NY	10701
155 Pierce Street	Somerset	NJ	08873
333 Route 46 West	Mountain Lakes	NJ	07046
3 Gateway Center, Ground Floor	Newark	NJ	07102
3 Becker Farm Road	Roseland	NJ	07068
11 Dryden Way	Parsippany	NJ	07054
9 Polito Avenue	Lyndhurst	NJ	07071
150 Clark Drive	Mt. Olive	NJ	07828
3515 Silverside Rd.	Wilmington	DE	19810
401 N 21st Street	Philadelphia	PA	19130
25W 725 Jewell Rd.	Wheaton	IL	60187-2931
1501 E. Woodfield Rd	Schaumburg	IL	60173
1411 White Oak Dr	Waukegan	IL	60085
270 Windsor Dr	Itasca	IL	60143
1520 Kensington Rd. Suite 103	Oak Brook	IL	60523
3400 Lacey Road	Downers Grove	IL	60515
290 Memorial Court	Crystal Lake	IL	60014
4225 Naperville Rd	Lisle	IL	60532
6107 North River Rd.	Rosemont	IL	60018
2596 Corporate Ave E	Memphis	TN	38132
5502 American Family Drive	Madison	WI	53718
5 ParkWay North	Deerfield	IL	60015
1715 W. Alta Road	Peoria	IL	61615

Address	City	State	Zip
Three Corporate Drive	Shelton	CT	06484
1045 Dayhill Road	Windsor	CT	06095
300 First Stamford Place	Stamford	CT	06902
51 Technology Way	West Greenwich	R1	02817
100 Roscommon Dr. Suite LL30	Middletown	CT	06457
15 Parklawn Drive	Bethel	CT	06801
7 Godfrey Place	Wilton	CT	06897
126 Monroe Turnpike	Trumbull	CT	06611
575 Eldorado Blvd. Broomfield	Broomfield	CO	80021
2 Greenwood Plaza, 6560 South Greenwood Plaza Blvd. Suite 20	Englewood	CO	80111
7245 S. Military Trail	Lake Worth	FL	33463
3175 Windy Hill Rd	Atlanta	GA	30339
1600 Lind Ave SW	Renton	WA	98055
4441 Coral Springs Drive	Coral Springs	FL	33065
5601 Regency Lakes Blvd.	Coconut Creek	FL	33073
925 4th Avenue	Seattle	WA	98104
20809 72nd South Ste. 110	Kent	WA	98032
2320 130th Ave NE Bldg. E	Bellevue	WA	98005
3003 NorthupWay	Bellevue	WA	98004
520 Kirkland Way	Kirkland	WA	98033
505 106th Ave NE Suite 100	Bellevue	WA	98004
35 NE Gilman Boulevard	Issaquah	WA	98027
13808 SE Eastgage Way	Bellevue	WA	98005
19801 North Creek Parkway	Bothell	WA	98011
1555 Sixth Street	San Francisco	CA	94158
10253 North Portal Ave.	Cupertino	CA	95014
2270 E El Segundo Blvd	El Segundo	CA	90245
632 South Fourth Street	Louisville	KY	40202
3820 Windcrest Drive	Wesley Chapel	FL	33543
2451 Crystal Drive, Suite 100	Arlington	VA	22202
4519 Hollister Ave.	Santa Barbara	CA	93110
2275 North Loop Road	Alameda	CA	94502
2634 El Camino Real	Carlsbad	CA	92010
3720 Arroyo Sorrento Road	San Diego	CA	92130
1075 Egypt Road	Phoenixville	PA	19460
227 West Trade Street	Charlotte	NC	28202
101 Preston Executive Dr	Cary	NC	27513
1012 Slater Road	Durham	NC	27703
355 110th Ave NE Bldg A, Suite PI00	Bellevue	WA	98004
13633 SE 26th Street	Bellevue	WA	98005
109 Corporate Park Drive	White Plains	NY	10604
One Financial Center	Boston	MA	02111
200 Park Avenue	New York	NY	10166
500 West Monroe Street	Chicago	IL	60661
550 South Hope Street	Los Angeles	CA	90071
555 California Street	San Francisco	CA	94104
125 Broad Street	New York	NY	10004
225 North Michigan Avenue E08	Chicago	IL	60601
575 Lexington Avenue	New York	NY	10022
600 Fifth Avenue	New York	NY	10020
651 Nicollet Mall	Minneapolis	MN	55402
2010 Main Street	Irvine	CA	92614
4 Times Square	New York	NY	10036

Address	City	State	Zip
115 N. Hollywood Way	Burbank	CA	91505
3 Palo Alto Square 3-110	Palo Alto	CA	94306
33 North LaSalle Street	Chicago	IL	60602
10 St. James Avenue	Boston	MA	02116
1001 McKinney	Houston	TX	77002
111 Cheshire Lane	Minnetonka	MN	55305
34 Tenth St., South	Minneapolis	MN	55403
1725 I Street, NW	Washington	DC	20006
1751 Pinnacle Drive	McLean	VA	22102
100 Plaza One	Jersey City	NJ	07311-3999
8325 Seasons Parkway	Woodbury	MN	55125
9255 Towne Center Drive	San Diego	CA	92121
801 Ridgefield Drive	Raleigh	NC	27609
2001 8th Avenue	Seattle	WA	98121
5171 Cypress Preserve Drive	Tampa	FL	33647
353 West 56th	New York	NY	10019
303 2nd St. 2nd floor, Suite 250	San Francisco	CA	94107
Daniels Road	Winter Garden	FL	34787
1401 Faulkland Rd	Wilmington	DE	19805
Barclays Bank Building	New York	NY	10004
Metropolitan Square	Washington	DC	20005
Newport Tower	Jersey City	NJ	07310
Campus Drive	Florham Park	NJ	07932
The Windsor	Philadelphia	PA	19103
Chase Manhattan Bank Building	New York	NY	10022
Plaza America Tower II	Reston	VA	20190
Towers Crescent	Tysons Comer	VA	22182
Gannett Office Park	White Plains	NY	10604
20 Westwoods Dr	Liberty	MO	64068
9625 David Taylor Drive	Charlotte	NC	28262
600 E. Las Colinas Blvd Suite 150	Irving	TX	75039
233 Needham Street	Newton	MA	02464
Suite 307, 11 Middle Neck Road	Great Neck	NY	11021
514 Bryant St., Suite 104	Palo Alto	CA	94301
150 JFK Parkway, Suite 100	Short Hills	NJ	07078
2010 Corporate Ridge, 7th Floor	McLean	VA	22102
245 Ridgewood Avenue	Ridgewood	NJ	07450
Suite 214, 1866 Sheridan Road	Highland Park	IL	60035
Office N. 8, 191 Post Road West	Westport	CT	06880
150 North Radnor Chester Road, Suite F200	Radnor	PA	19087
Office 317, Democracy Plaza Center, 6701 Democracy Blvd.	Bethesda	MD	20817
Office No. 237, 411 Theodore Fremd Avenue, 2nd Floor	Rye	NY	10580
Suite 700, 16133 Ventura Boulevard	Encino	CA	91436
420 Lexington Avenue	New York	NY	10170
2701 Water Ridge Parkway	Charlotte	NC	28217
419 Wakara Way Suite 100	Salt Lake City	UT	84108
7660 S. Research Dr.	Tempe	AZ	85284
100 Overlook Drive—2nd Floor	Princeton	NJ	08540
Office 19, 7545 Irvine Center Drive,—Suite 200	Irvine	CA	92618
701 Brazos, Suite 74	Austin	TX	78701
7030 Royal Bank Drive	Ontario		L5N 7K9
221 Main Street	San Francisco	CA	94105
880 Apollo Street, Suite 3 15	El Segundo	CA	90245
2151 West Hillsboro Blvd., Suite 210	Deerfield Beach	FL	33442

Address	City	State	Zip
16220 Frederick Road, Suite 410	Gaithersburg	MD	20877
209 Tenth Avenue South, Suite 300	Nashville	TN	37203
One Cattano Avenue	Morristown	NJ	07960
260 North Denton Tap Rd., Suite 200	Coppell	TX	75019
200 Talcott Avenue, South	Watertown	MA	02472
10 Oxford Road	Milford	CT	06460
200 Shoreline Highway	Mill Valley	CA	94941
Time and Life Bldg Lobby	New York	NY	10020
1490 Gateway Blvd	Boynton Beach	FL	33426
150 Federal Street	Boston	MA	02110
One Rogers Street	Cambridge	MA	02142
225 Blackstone Street	Providence	RI	02905
8405 Greensboro Drive	McLean	VA	22102
1 Cragwood Road	South Plainfield	NJ	07080
5 Bright Meadow Blvd	Enfield	CT	06082
3635-150th Avenue NE	Redmond	WA	98052
15150 SW Koll Parkway, Suite D	Beaverton	OR	97006
8250 Warden Avenue	Markham	Ontario	L6G 1B4
4949 W. Snowville Rd.	Brecksville	OH	44141
1316 W. Peachtree Street	Atlanta	GA	30309-3592
408 W. Judd St.	Zebulon	NC	27597
1350 Connecticut Avenue NW	Washington	DC	20036
888 Main Street	Roosevelt Island	NY	10044
One Corporate Drive, Suite 180	Lake Zurich	IL	60047
2432 Maloney Drive	Bloomington	11	61704
15 Old Post Road	Armonk	NY	10504
20 Pine Street	New York	NY	10005
680 N. Pearl Street	Dallas	TX	75201
1620 26th Street, #1020	Santa Monica	CA	90404
435 E. 70th Street	New York	NY	10021

SCHEDULE 4.13

TO CREDIT AND GUARANTY AGREEMENT

Environmental Matters

None.

SCHEDULE 5.11(c)

TO CREDIT AND GUARANTY AGREEMENT

Additional Properties

1.	3613 Bluestein Drive, Austin, TX 78721

2.	330 Naubuc Avenue, Glastonbury, CT

SCHEDULE 6.1

TO CREDIT AND GUARANTY AGREEMENT

Certain Indebtedness

1.	Indebtedness secured by mortgages or evidenced by notes in favor of IBM or its agent Work/Family Directions, Inc. (the “IBM Indebtedness”) related to the following properties:

a.	2330 South Road

Poughkeepsie, NY 12601

b.	15 Golf Club Lane

Poughkeepsie, NY 12601

c.	23 Donovan Drive

Hopewell Junction, NY 12533

d.	Bright Horizons Family Center

2411 W. Braker Lane

Austin, TX 78758

e.	Bright Horizons—San Jose

6120 Liska Lane

San Jose, CA 95119

f.	Bright Horizons Children’s Center at the Forum

8516 Old Lead Mine Road

Raleigh, NC 27615

g.	Bright Horizons Children’s Center at Shepherds Vineyard

Apex, NC 27502

h.	Enrichment Center at Research Triangle Park

10 T.W. Alexander Drive

Research Triangle Park, NC 27709

i.	Eastridge Enrichment Center

109 Corporate Park Drive White Plains, NY 10604

2.	€24,951 Note payable to Bank of Ireland.

3.	€23,427 Note payable to Bank of Ireland.

4.	€25,236.28 Note payable to Bank of Ireland.

5.	Earn Out Indebtedness payable in accordance with the College Coach Asset Purchase Agreement, dated as of August 31, 2006, between Bright Horizons Children’s Centers, Inc. and College Coach, LLC.

6.	Promissory notes between Bright Horizons Children’s Centers, Inc. and BHFS One Limited, payable to Bright Horizon Children’s Centers, Inc., in the following principal amounts and any accrued but unpaid interest related thereto from time to time:

a.	£675,000 due December 31,2011

b.	£100,000 due December 31,2011

c.	£7,438,575 due December 31, 2011

d.	£1,600,547 due December 31, 2011

e.	£7,650,000 due December 31,2011

f.	£2,000,000 due December 31,2011

g.	£250,000 due December 31, 2011

h.	£2,085,000 due December 31, 2011

i.	£2,000,000 due December 31, 2011

j.	£1,000,000 due December 31, 2012

7.	Intercompany advances by the Credit Parties to BHFS One Limited and its Subsidiaries in an aggregate principal amount of $1,686,885 and accrued and unpaid interest related thereto from time to time.

8.	Intercompany advances by the Credit Parties to BHFS Three Limited and its Subsidiaries in an aggregate principal amount of $15,064,022 and accrued and unpaid interest related thereto from time to time.

9.	Letters of Credit

a.	Letter of Credit No. 68007754 for Bright Horizons Family Solutions, Inc. in the amount of $486,000 for the benefit of Philadelphia Indemnity Insurance Company.

b.	Letter of Credit No. 1550081243 for ChildrenFirst Inc. in the amount of $50,000 for the benefit of EOP-550 South Hope Street, L.L.C.

10.	Pending capital lease to be entered into following the sale of the real property located in Balgriffin (Ireland).

11.	Pending capital lease(s) to be entered into following the sale of all real property that will be acquired in connection with the pending acquisition of NuNu PLC.

12.	Capital leases in Ireland not exceeding an aggregate amount of $80,000.

13.	Deferred Grant Agreements, each to be dated as of May 29, 2008, between the Borrower and each of Elizabeth J. Boland, Michael Day, Stephen I. Dreier, David H. Lissy, Mary Ann Tocio, Susan Brenner, Mary Lou Burke-Afonso, James Greenman, Danroy T. Henry, Jr., Jacquelyn Legg, Robert J. Meyer, Gary O’Neil, Ann B. Pickens, David Shaby, Sandra M. Wells and Linda A. Mason (collectively, the “Deferred Grant Agreements”) providing for payments of up to $2,700,000 in the aggregate.

SCHEDULE 6.2

TO CREDIT AND GUARANTY AGREEMENT

Certain Liens

1.	Each of the Mortgages securing the IBM Indebtedness.

2.	Bright Horizons Children’s Centers, Inc. is pursuing discharges of the following liens, although the underlying debt has been paid:

a.	284 Silverbrook Road, Orange, CT, Center #610 $5,000,000 Mortgage to Fleet, Vol 410 PG 1038

b.	2100 Crown Colony Drive, Quincy, MA, Center #251 $528,000 Mortgage to Fleet National Bank, BK 11415 PG 123 and Document No. 741342

c.	20 Codman Hill Road, Boxborough, MA, Center #148 $450,000 Notice of Contract, West Excavating Contractors, Inc.

d.	18002 Hunter’s Oak Court, Tampa, FL, Center #702 $50,000 Mortgage to Markborough Development, BIC 7923 PG 854

3.	Encumbrances shown on the Title Policies.

4.	Right of First Offer granted to Columbia/JFK Medical Center Limited Partnership in JFK Medical Center Charter School Sponsorship Agreement dated August 6, 2002 (Site #649—JFK Charter School, Lake Worth, FL).

5.	Purchase right granted to the Parish of the Church or Our Saviour in Mill Valley in Amendment No. 3 to Use Agreement dated as of December 1, 2007 (Site #5002—Mill Valley, CA).

6.	Right of First Offer granted to The Parish Church of Our Saviour in Mill Valley in Amendment No. 3 to Use Agreement dated as of December 1, 2007 (Site #5002—Mill Valley, CA).

7.	Rights of lessee pursuant to that certain Lease by Bright Horizons Children’s Centers, Inc., as lessee to JFK Charter School, commencing July 1, 2002 (Site #649—JFK Charter School, Lake Worth, (Palm Beach), FL).

8.	Liens pursuant to that certain Management Agreement by and between Bright Horizons Children’s Centers, Inc. and JFK Charter School, Inc. dated as of August 6, 2003.

9.	Rights of lessee pursuant to that certain Lease by Bright Horizons Children’s Centers, Inc. of real property known as Bluestein located at 3613 Bluestein Drive, Austin, Texas, to a third party. The term of such lease ends on November 30, 2009.

10.	Rights of sublessee pursuant to that certain SubLease by Bright Horizons Children’s Center, Inc. on the LakePointe facility located in Charlotte, North Carolina at 2703 Water Ridge Parkway to a third party. The Term of such sublease terminates on June 30, 2015, which coincides with the termination date of the original lease.

11.	Rights of assignee pursuant to that certain Assignment of lease interest by Bright Horizons Children’s Center, Inc. in Enchanted Forest located in Milford, CT at 10 Oxford Road to a third party.

12.	Security Agreement between Bank of America, N.A. and Bright Horizons Family Solutions, Inc., granting a security interest in certain cash collateral accounts to secure obligations under the two Letters of Credit described in Schedule 6.1.

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
Bright Horizons Family Solutions, Inc.	DE	UCC	Banc of America Leasing & Capital, LLC	Pursuant to contract 008- 2205298-000: (326220) 1 KONICA COPIER 250 30BE00701 200 TALCOTT AVENUE BRIGHT HORIZONS AT MARLBORO BR MARLBOROUGH MA 01752 Pursuant to contract 008- 2206157-000: (326220) 1 KONICA COPIER 250 30BE01057 330 NAUBUC AVE BRIGHT HORIZONS AT SOMERSET SQ GLASTONBURY CD 06033 Pursuant to contract 008- 2206160-000: (326220) I KONICA COPIER 350 30AE01446 131 CAMBRIDGE STREET BRIGHT HORIZONS AT OLD WEST CH BOSTON MA 02114	6034387 1	01/30/06
Bright Horizons Family Solutions, Inc.	DE	UCC	Banc of America Leasing & Capital, LLC	Pursuant to contract 008- 2208793-000: (326220) 1 KONICA COPIER 350 30AE03502 RHODE ISLAND HOSPITAL 225 BLACKSTONE ST PROVIDENCE RI 02905	6063051 7	02/22/02
Bright Horizons Family Solutions, Inc.	DE	UCC	Banc of America Leasing & Capital, LLC	Pursuant to contract 008- 2208934-000: (326220) 1 KONICA COPIER 350 30AE03495 INTERNATIONAL TRADE CENTER 150 CLARK DR MOUNT OLIVE NJ 07828	6070187 0	02/28/06

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
Bright Horizons Family Solutions, Inc.	DE	UCC	Banc of America Leasing & Capital, LLC	Pursuant to contract 008- 2292138-000: (326220) 1 KONICA COPIER C6500 A03U010001748 BRIGHT HORIZONS FAMILY SOLUTIO 400 TALCOTT AVE WATERTOWN MA 02472 together with (i) all present and future parts, attachments, or accessories thereto and replacements thereof, (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any such equipment to third parties, or otherwise resulting from the possession, use or operation of such equipment by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising there under or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to such equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of	2007 2858750	07/30/07

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising.
Bright Horizons Family Solutions, Inc.	DE	UCC	Banc of America Leasing & Capital, LLC-	Pursuant to contract 008- 2297843-000: (326220) I KONICA COPIER 350 31125214 BRIGHT HORIZONS CHILDRENS CENT 700 19TH ST NW WASHINGTON DC 20431 together with (i) all present and future parts, attachments, or accessories thereto and replacements thereof, (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any such equipment to third parties, or otherwise resulting from the possession, use or operation of such equipment by third parties, including	2007 3409223	09/07/07

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising there under or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to such equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising.
Bright Horizons Family Solutions.	DE	UCC	Banc of America Leasing & Capital, LLC	Pursuant to contract 008- 2502030-000: (326220) 1 KONICA COPIER 350 31125555 TALCOTT AVENUE 60 WILLIAMS ST BASEMENT BLDG 6 WATERTOWN MA 02472 together	2007 3616405	09/25/07

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
with (i) all present and future parts, attachments, or accessories thereto and replacements thereof, (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any such equipment to third parties, or otherwise resulting from the possession, use or operation of such equipment by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising there under or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to such equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
				credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising.
ChildrenFirst Inc.	MA-Secretary of the Commonwealth, UCC Division	UCC	JOS Capital	The terms “Debtor” and “Secured Party” shall mean “Lessor” and “Lessee”, respectively. This financing statement covers the following types (or items) of property: All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below. Product Schedule No./Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds	200429107470	04/15/04

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
				(cash and non-cash) there from: The equipment located is as identified in the Lease. This is intended to be a true lease transaction. Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively. This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party. This statement is filed in connection with a lease transaction and is filed for precautionary purposes only. ...
ChildrenFirst Inc.	MA-Secretary of the Commonwealth, UCC Division	UCC	IOS Capital	The terms “Debtor” and “Secured Party” shall mean “Lessor” and “Lessee”, respectively. This financing statement covers the following types (or items) of property: All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below. Product Schedule No./Agreement No.	200435158400	12/15/04

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from: The equipment located is as identified in the Lease. This is intended to be a true lease transaction. Neither the execution nor filing of this financing statement shall in any manner imply that the relationship between the parties to which this document applies is other than lessor and lessee, respectively. This financing statement is filed solely to protect the interests of the parties in the event of unwarranted assertions by any third party. This statement is filed in

Debtor’s Name	Filing Office	Type	Secured Party-	Collateral Description	File #	File Date
connection with a lease transaction and is filed for precautionary purposes only. ...

SCHEDULE 6.3

TO CREDIT AND GUARANTY AGREEMENT

Certain Negative Pledges

None.

SCHEDULE 6.5

TO CREDIT AND GUARANTY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None.

SCHEDULE 6.6

TO CREDIT AND GUARANTY AGREEMENT

Certain Investments

1.	Investments by the Credit Parties in BHFS One Limited and its Subsidiaries in an aggregate amount of $53,839,077 and Indebtedness of BHFS One Limited and its Subsidiaries owed to the Credit Parties described in Schedule 6.1.

2.	Investments by the Credit Parties in BHFS Three Limited and its Subsidiaries in an aggregate amount of $286,157 and Indebtedness of BHFS Three Limited and its Subsidiaries owed to the Credit Parties described in Schedule 6.1.

3.	Investments by the Credit Parties in Bright Horizons Family Solutions Ltd. and ChildrenFirst Ltd. and their Subsidiaries in an aggregate amount of $10.

4.	Investments by the Credit Parties in Bright Horizons Corp. in an aggregate amount of $1,181.

5.	Pending acquisition by BHFS Two Limited of NuNu PLC for an aggregate amount up to £12,500,000. As of the Closing Date, NuNu PLC operates 10 nurseries and owns 8 real properties. The parties have not signed an acquisition agreement as of the Closing Date.

SCHEDULE 6.8

TO CREDIT AND GUARANTY AGREEMENT

Certain Real Estate Asset Sales

1.	3613 Bluestein Drive, Austin, TX 78721

2.	330 Naubuc Avenue, Glastonbury, CT

3.	2330 South Road, Poughkeepsie, NY 12601

4.	11 Ardmillan Terrace, Edinburgh EH112JW, Scotland

5.	St Samson Dublin, Dublin, 13, Ireland

SCHEDULE 6.11

TO CREDIT AND GUARANTY AGREEMENT

Certain Affiliate Transactions

1.	The Deferred Grant Agreements described in Schedule 6.1.

2.	Amended and Restated Severance Agreement, each to be dated as of May 29, 2008, between the Borrower and each of Elizabeth J. Boland, Michael Day, Stephen I. Dreier, James Greenman, Jacquelyn Legg, Robert J. Meyer, Gary O’Neil, Ann B. Pickens, David Shaby, Sandra M. Wells, James Plocica, Stephen Kramer, Louis Rich, Greg Carr, Michael Day and Linda A. Mason.

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”), BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

Pursuant to Sections 2.1, 2.2 and/or 2.3 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yyyy] (the “Credit Date”):

Tranche B Term Loans

☐	Base Rate Loans:	$	[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of _________ month(s):

		$	[ , , ]

Revolving Loans

☐	Base Rate Loans:	$	[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of _________ month(s):

		$	[ , , ]

Swing Line Loans:		$	[ , , ]

Borrower hereby certifies that:

(i) after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) [as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;] [on and as of the Closing Date, each of the Specified Representations are true and correct in all material respects.]1

[1]	To be included only with respect to borrowings on the Closing Date.

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default, [other than, solely on the. Closing Date, any Event, of Default or Default (i) resulting from the inaccuracy of any representation or warranty contained in the Credit Agreement other than (x) the Specified Representations and (y) any representation, warranty or certification contained in any certificate or other similar document provided by the Credit Parties pursuant to Section 3.1 of the Credit Agreement, (ii) pursuant to Sections 8.1(h) or (j) of the Credit Agreement in an aggregate amount not exceeding $10,000,000 or (iii) resulting from any breach of Sections 6.1 or 6.2 of the Credit Agreement that would not otherwise constitute a failure to satisfy any condition precedent set forth in Section 3.1 of the Credit Agreement.]2

[Signature Page Follows]

[2]	To be included only with respect to borrowings on the Closing Date.

EXHIBIT A-1-2

Date: [mm/dd/yy]	BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO FUNDING NOTICE]

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”), BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.9 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.	Tranche B Term Loans:

$	[__,__,__	]	Eurodollar Rate Loans to be continued with Interest Period of [_______] month(s)[1]

$	[__,__,__	]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ________ months(s)

$	[__,__,__	]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.	Revolving Loans:

$	[__,__,__	]	Eurodollar Rate Loans to be continued with Interest Period of [_______] month(s)

$	[__,__,__	]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ________ months(s)

$	[__,__,__	]	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

[Signature Page Follows]

[11]	If any Default shall be continuing on the date of such conversion or continuation, no such converted or continued Eurodollar Rate Loan shall have an Interest Period longer than one (1) month.

EXHIBIT A-2-1

Date: [mm/dd/yy]	BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERSION CONTINUATION NOTICE]

EXHIBIT A-3 TO

CREDIT AND GUARANTY AGREEMENT

ISSUANCE NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”), BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.4 of the Credit Agreement, Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yyyy] (the “Credit Date”) in an aggregate face amount of $[            ,             ,              ].

Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit;

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

Borrower hereby certifies that:

(i) after issuing such Letter of Credit requested on the Credit Date, (A) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect.

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; [and provided, further, that the only representations and warranties hereunder the accuracy of which shall be a condition precedent to the funding of the initial Loans hereunder on the Closing Date shall be the Specified Representations;]1

(iii) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

[1]	To be included only with respect to issuances on the Closing Date.

EXHIBIT A-3-1

Date: [mm/dd/yy]	BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ISSUANCE NOTICE]

EXHIBIT B-1 TO

CREDIT AND GURANTY AGREEMENT

TRANCHE B TERM LOAN NOTE

$[ , , ]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of $[__,            ,__] in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Tranche B Term Loan Notes” in the aggregate principal amount of $[__,            ,__] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Upon the occurrence and during the continuation of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

EXHIBIT B-1-1

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of an interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including-reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

EXHIBIT B-1-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO TRANCHE B TERM LOAN NOTE]

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[ , , ]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [__,__,__] and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $[__,__,__] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Upon the occurrence and during a continuation of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

EXHIBIT B-2-1

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page to Follow]

EXHIBIT B-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN NOTE]

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3 TO

CREDIT AND GURANTY AGREEMENT

SWING LINE NOTE

$[ , , ]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (“Borrower”), promises to pay to [NAME OF ADMINISTRATIVE AGENT], as Swing Line Lender (“Payee”), on or before [mm/dd/yy], the lesser of (a) $[__,__,__] and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Upon the occurrence and during the continuation of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

EXHIBIT B-3-1

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

EXHIBIT B-3-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SWING LINE LOAN NOTE]

TRANSACTIONS ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C TO

CREDIT AND GURANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy]

1. Consolidated Adjusted EBITDA[1]: (a) – (b) =	$[ , , ]

(a) (i) Consolidated Net Income:	$[ , , ]

(ii) total interest expense:	$[ , , ]

(iii) provisions for taxes based on income or profits or capital, including any distributions or dividends made to Holdings with respect thereto pursuant to Section 6.4(c)(ii):	$[ , , ]

(iv) total depreciation expense:	$[ , , ]

(v) total amortization expense:	$[ , , ]

(vi) the amount of management, monitoring, consulting and advisory fees paid (or accrued) in such period under the Management Agreement to the Sponsor pursuant to Section 6.4(d)(i):[2]	$[ , , ]

(vii) the amount of (x) extraordinary or non-recurring losses and expenses (including all fees and expenses related thereto), (y) expenses or costs incurred in connection with being a public company prior to the Closing Date not to exceed $2,500,000 or (z) integration, consolidation and closing (including lease termination) costs for facilities in an aggregate amount not to exceed $10,000,000:

$[ , , ]

(viii) any net loss from discontinued operations:[3]

(ix) any fees, expenses or charges in respect of third parties incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition, Investment, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the borrowing of the Loans or the issuance of the Holdings Notes or the Subordinated Notes),

[1]

In determining Consolidated Adjusted EBITDA, any currency translation gains and losses (including the net loss or gain resulting from Currency Agreements) shall be excluded, to the extent otherwise included in the applicable income statement. Consolidated Adjusted EBITDA for the quarterly periods ending September 30, 2007, December 31, 2007, and March 31, 2008 shall be deemed to be $25,890,000, $28,445,000 and $28,640,000, respectively, in each case (without duplication of any items enumerated in clause (a) or (b), prior to giving effect to any pro forma adjustments provided for in the Credit Agreement.

[2]	Excluding any indemnities and expenses and additional termination and transaction fees paid in such period under the Management Agreement.
[3]	Subject to and consistent with an audit review.

EXHIBIT C-A-1

issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans, the Holdings Notes or the Subordinated Notes) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction for which the Borrower or any Subsidiary shall have entered into a binding agreement with respect thereto (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FAS 141(R) and gains or losses associated with FIN 45):

$[ , , ]

(x) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days):

$[ , , ]

(xi) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption:

$[ , , ]

(xii) Cash receipts (or any netting arrangements resulting in reduced Cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-Cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (b) below for any period and not added back:

$[ , , ]

EXHIBIT C-A-2

(xiii) any non-Cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles” arising pursuant to GAAP:

$[ , , ]

(xiv) any non-Cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents in connection with the Transactions:

$[ , , ]

(xv) any non-Cash compensation charge or expense (including accruals and reserves for future cash items), including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive program:

$[ , , ]

(xvi) any unrealized loss resulting in such period from obligations under any Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133:	$[ , , ]

(xvii) other non-Cash charges reducing Consolidated Net Income[4]:	$[ , , ]

(xviii) Cash expenses incurred in connection with the Transactions not exceeding the amount disclosed to the Agents prior to the Closing Date and paid on or prior to December 31, 2008:	$[ , , ]

minus

(b)    (i) any non-Cashgains for such period[5], and any non-Cash gains with respect to Cash actually received in a prior period so long as such Cash did not increase Consolidated Net Income in such period:

$[ , , ]

(ii) any net unrealized gain resulting in such period from the items referred to in clauses (a)(x) and (a)(xi) above:	$[ , , ]

(iii) any net income from discontinued operations[6]:	$[ , , ]

(iv) the amount of all extraordinary or non-recurring gains (less all fees and expenses related thereto):	$[ , , ]

[4]

Excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period.

[5]	Excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gains that reduced Consolidated Net Income in any prior period.
[6]	Subject to and consistent with an audit review.

EXHIBIT C-A-3

(v) any Cash payments made in connection with or with respect to stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive program with respect to an accrual or reserve therefore in a prior period added back pursuant to clause (a)(xv) above:

$[ , , ]

2. Consolidated Capital Expenditures:	$[ , , ]

3. Consolidated Interest Expense:	$[ , , ]

4. Consolidated Current Assets:	$[ , , ]

5. Consolidated Current Liabilities:	$[ , , ]

6. Consolidated Excess Cash Flow: (a) – (b) =	$[ , , ]

(a) (i) Consolidated Net Income:	$[ , , ]

(ii) to the extent reducing Consolidated Net Income, the sum, without duplication of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization[7]	$[ , , ]

(iii) Consolidated Working Capital Adjustment:	$[ , , ]

(iv) to the extent included in Consolidated Adjusted EBITDA for such period, any Cash amounts actually received in respect of business interruption insurance:	$[ , , ]

(v) to the extent included in Consolidated Adjusted EBITDA for such period, any Cash amounts actually received in respect of indemnity payments and not applied by such Person to discharge any indemnified liability:

$[ , , ]

(vi) the aggregate amount of any payments actually received in cash by the Borrower and its Subsidiaries during such period and made by any counterparty in connection with the termination of Hedge Agreements to the extent such payments are not included in calculating Consolidated Net Income:

$[ , , ]

minus

(b)    (i) the amountsfor such period paid in cash from operating cash flow of (1) scheduled repayments of Consolidated Total Debt for borrowed money[8] and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures:

$[ , , ]

[7]

Excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period.

[8]	Excluding repayments of Revolving Loan or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments.

EXHIBIT C-A-4

(ii) an amount equal to other non-Cash credits or gains increasing Consolidated Net Income for such period[9]:	$[ , , ]

(iii) cash payments during such period in respect of long-term liabilities of the Borrower and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with internally generated cash flow of the Borrower and its Subsidiaries:

$[ , , ]

(iv) without duplication of amounts deducted pursuant to clauses (v) or (vi) below in prior fiscal years, the amount of Permitted Acquisitions and other Investments (but excluding in any event the amount of any Restricted Junior Payments) permitted hereby made in cash during such period pursuant to Section 6.6(g). 6.6(h) or 6.6(p) to the extent that such Permitted Acquisitions and other Investments were financed with internally generated cash flow of the Borrower and the Subsidiaries:

$[ , , ]

(v) the amount of Restricted Junior Payments paid during such period pursuant to Sections 6.4(c)(i), (ii), (iii) and (iv), 6.4(d)(i) and 6.4(g), to the extent such Restricted Junior Payments were financed with internally generated cash flow of the Borrower and its Subsidiaries:

$[ , , ]

(vi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period, to the extent that such payments by the Borrower or its Subsidiaries are financed with internally generated cash flow of the Borrower and its Subsidiaries that are made in connection with the termination of Hedge Agreements to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income:

$[ , , ]

(vii) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate Contracts Consideration entered into prior to or during such period relating to Permitted Acquisitions and other Investments (but excluding in any event the amount of any Restricted Junior Payments) permitted hereby or Consolidated Capital Expenditures to be consummated or made during the first Fiscal Quarter of the immediately succeeding Fiscal Year[10]:

$[ , , ]

[9]	Excluding any such non-Cash credit or gain to the extent it represents the reversal of an accrual or reserve for potential Cash gains in any prior period.
[10]

To the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Investments or Consolidated Capital Expenditures during such first Fiscal Quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such succeeding Fiscal Year.

EXHIBIT C-A-5

(viii) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income:	$[ , , ]

(ix) payment of VAT to the extent not otherwise deducted from Consolidated Net Income:	$[ , , ]

7. Consolidated Fixed Charges: (i) + (ii) + (iii) + (iv) + (v) =	$[ , , ]

(i) Consolidated Interest Expense:	$[ , , ]

(ii) Scheduled payments of principal on Consolidated Total Debt:	$[ , , ]

(iii) Consolidated Capital Expenditures:	$[ , , ]

(iv) The portion of taxes based on income actually paid in cash and provisions for current cash income taxes payable:	$[ , , ]

(v) The amount of all Restricted Junior Payments made pursuant to Section 6.4I(ii), 6.4(d)(i) and 6.4(k)during such period:	$[ , , ]

8. Consolidated Interest Expense:	$[ , , ]

9. Consolidated Net Income: (i) – (ii) =	$[ , , ]

(i) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP:	$[ , , ]

(ii)(a) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period:

$[ , , ]

(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries:

$[ , , ]

(c) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (which has not been waived):

$[ , , ]

EXHIBIT C-A-6

(d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[ , , ]

(e)(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies and (ii) the effects of adjustments in such Person’s financial statements resulting from the application of purchase accounting during such period:

$[ , , ]

(f) any net after tax effect of income (or loss) from the early extinguishment or conversion of (i) Indebtedness or (ii) obligations under Hedge Agreements:	$[ , , ]

10. Consolidated Total Debt:	$[ , , ]

11. Consolidated Working Capital: (i) – (ii) =	$[ , , ]

(i) Consolidated Current Assets:	$[ , , ]

(ii) Consolidated Current Liabilities:	$[ , , ]

12. Consolidated Working Capital Adjustment[11]: (i) – (ii) =	$[ , , ]

(i) Consolidated Working Capital as of the beginning of such period:	$[ , , ]

(ii) Consolidated Working Capital as of the end of such period:	$[ , , ]

13. Fixed Charge Coverage Ratio: (i)/(ii) =

(i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended:	$[ , , ]

(ii) Consolidated Fixed Charges for such four-Fiscal Quarter period:	$[ , , ]

Actual:	_-_:1.00

14. Senior Secured Leverage Ratio: (i)/(ii) =

(i) the aggregate principal amount of Loans outstanding under the Credit Agreement as of the end of the four-Fiscal Quarter period then ended:	$[ , , ]

[11]

Excluding the effect of (i) reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (ii) purchase accounting and (iii) any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which Consolidated Working Capital acquired in such Permitted Acquisition as at the time of the acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

EXHIBIT C-A-7

(ii) Consolidated Adjusted EBITDA for such four-Fiscal Quarter period:	$[ , , ]

Actual:	_-_:1.00

15. Interest Coverage Ratio: (i)/(ii) =

(i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended:	$[ , , ]

(ii) Consolidated Interest Expense for such four-Fiscal Quarter period:	$[ , , ]

Actual:	_-_:1.00

Minimum:	_-_:1.00

16. Total Leverage Ratio: (i)/(ii) = (i)

(i) Consolidated Total Debt as of the end of the four-Fiscal Quarter period then ended:	$[ , , ]

(ii) Consolidated Adjusted EBITDA for such four-Fiscal Quarter Period:	$[ , , ]

Actual:	_-_:1.00

Minimum:	_-_:1.00

17. Maximum Consolidated Capital Expenditures

Actual:	$[ , , ]

Maximum:	$[ , , ]

plus, 50% of the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:[12]	$[ , , ]

[12]	Any such excess amount shall be used in the immediately following Fiscal Year prior to the amount scheduled for such following Fiscal Year.

EXHIBIT C-A-8

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

OPINIONS OF COUNSEL

See attached.

EXHIBIT D-1

[                   ,             ]

To each Agent

and each Lender party to the

Credit Agreement referred to below

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Credit and Guaranty Agreement, dated as of [            ,             ] (the “Credit Agreement”), among Bright Horizons Acquisition Corp., a Delaware corporation (“Merger Sub”), Bright Horizons Family Solutions, Inc., a Delaware corporation (the “Company”), Bright Horizons Capital Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”) and the Collateral Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent, in connection with the closing held this day under the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

We have acted as counsel to the Loan Parties (as defined below) in connection with the Credit Documents (as defined below). The subsidiaries of the Company listed in Parts A, B, C, D and E of Schedule 1 hereto are referred to herein respectively as the “Delaware Guarantors”, the “Massachusetts Corporate Guarantors”, the “Massachusetts Partnership Guarantor”, the “California Guarantor” and the “New York Guarantor”, and the subsidiaries of the Company listed on Schedule 2 hereto are referred to herein as the “Other Guarantors”. Holdings, the Delaware Guarantors, the Massachusetts Corporate Guarantors, the Massachusetts Partnership Guarantor, the California Guarantor and the New York Guarantor are referred to herein collectively as the “Covered Guarantors”. The Merger Sub, the Company, the Covered Guarantors and the Other Guarantors are referred to herein collectively as the “Loan Parties”.

In connection with this opinion, we have examined the following documents:

(a)	the Credit Agreement;

(b)	the Notes (if any) being delivered on the date hereof;

(c)	the Pledge and Security Agreement (the “Collateral Agreement”);

(d)	the Intellectual Property Security Agreements;

(e)	the Management Fee Subordination Agreement; and

(f)	the mortgages with respect to Closing Date Mortgaged Properties (the “Mortgages”).

The agreements referred to in clauses (a) through (e) above are referred to herein collectively as the “Credit Documents”.

We have attended today the closing under the Credit Agreement and the closing of the merger of the Merger Sub and the Company (the “Merger”), with the Company surviving and succeeding to the rights and obligations of the Merger Sub under the Credit Documents to which it is a party. Our opinions set forth herein with respect to the Merger Sub and Holdings are made prior to the consummation of the Merger’ and our opinions set forth herein with respect to the Loan Parties (other than Holdings and the Merger Sub) are made immediately following the consummation of the Merger.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Loan Parties and one or more of their Subsidiaries, public officials and other appropriate Persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Credit Documents.

In rendering the opinions set forth below, we have assumed that each of the Other Guarantors is (a) validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder and (c) has duly authorized, executed and delivered each of the Credit Documents to which it is a party.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States of America (collectively, the “Covered Laws”), and in the case of paragraph 10 below, Article 9 of the Delaware Uniform Commercial Code (“Delaware Article 9”), and in the case of paragraph 13 below, Article 9 of the California Uniform Commercial Code (“California Article 9”), respectively.

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that.”

1. Each of Merger Sub and the Company (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents and the Mortgages to which it is a party. Each of the Covered Guarantors (other than the Massachusetts Corporate Guarantors and the Massachusetts Partnership Guarantor) (a) is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents and the Mortgages to which it is a party. Each of the Massachusetts Corporate Guarantors is (a) a corporation validly existing under the laws of The Commonwealth of Massachusetts and is in good standing with the Secretary of State of The Commonwealth of Massachusetts and (b) has the corporate power and authority to conduct the business in which it is engaged and to execute and deliver and perform its obligations under each of the Credit Documents and the Mortgages to which it is party. The Massachusetts Partnership Guarantor (a) is a partnership validly existing under the laws of The Commonwealth of Massachusetts and is in good standing with the Secretary of State of The Commonwealth of Massachusetts and (b) has the power and authority under its partnership agreement and Massachusetts Uniform Limited Partnership Act to conduct the business in which it is engaged and to execute and deliver and perform its obligations under each of the Credit Documents and the Mortgages to which it is party.

2. Each of Merger Sub, the Company and the Covered Guarantors has duly authorized, executed and delivered each of the Credit Documents and each of the Mortgages to which it is a party.

3. Each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such Person as is party thereto and is enforceable against each such Person in accordance with its terms.

4. The execution and delivery by each of Merger Sub, the Company and the Covered Guarantors of the Credit Documents and the Mortgages to which such Person is party and the performance by such Person of its obligations thereunder will not violate or require the repurchase of securities under the certificate or article of incorporation or organization, by-laws or partnership agreement, as applicable of such Person. The execution and delivery by each of the Loan Parties of the Credit Documents and the Mortgages to which such Person is party and the performance by such Person of its obligations thereunder (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, or constitute a default under, any of the agreements, instruments, court orders, judgments or decrees listed on Schedule 3 hereto.

5. Except as may be required in order to perfect the Liens contemplated by the Collateral Agreement and the Mortgages, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Loan Parties in connection with the execution and delivery of the Credit Documents to which each such Person is party or the performance by each such Person of its obligations thereunder.

6. We are not representing any of the Loan Parties in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Credit Documents.

7. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8. Neither the making of the loans under the Credit Agreement, nor the application of the proceeds thereof as provided in the Credit Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.

9. The Collateral Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Collateral described therein to the extent that a security interest in such Collateral can be created under Article 9 of the New York Uniform Commercial Code (“New York Article 9”).

10. Upon the proper filing of the financing statements attached as Schedule 4A in the office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”), the security interest in the Collateral granted by Holdings, the Company, and the Delaware Guarantors under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Delaware Article 9 by the filing of a financing statement in the Delaware Filing Office.

11. Upon the proper filing of the financing statements attached as Schedule 4B in the office of the Secretary of State of the State of New York (the “New York Filing Office”), the security interest in the Collateral granted by the New York Guarantor under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under New York Article 9 by the filing of a financing statement in the New York Filing Office.

12. Upon the proper filing of the financing statements attached as Schedule 4C in the office of the Secretary of The Commonwealth of the Massachusetts (the “Massachusetts Filing Office”), the security interest in the Collateral granted by the Massachusetts Corporate Guarantors and Massachusetts Partnership Guarantor under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Massachusetts Article 9 by the filing of a financing statement in the Massachusetts Filing Office.

13. Upon the proper filing of the financing statements attached as Schedule 4D in the office of the Secretary of State of the State of California (the “California Filing Office”), the security interest in the Collateral granted by the California Guarantor under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under California Article 9 by the filing of a financing statement in the California Filing Office.

14. Following the Reorganization, and upon proper filing of the financing statements attached as Schedule 4E in the Delaware Filing Office, the security interest in the Collateral granted by the limited liability companies described therein under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Delaware Article 9 by the filing of a financing statement in the Delaware Filing Office.

15. Following the Reorganization, and upon proper filing of the financing statement attached as Schedule 4F in the Massachusetts Filing Office, the security interest in the Collateral granted by the limited liability company described therein under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Massachusetts Article 9 by the filing of a financing statement in the Massachusetts Filing Office.

16. Assuming the delivery to and continued possession by the Collateral Agent in the State of New York of the Pledged Equity listed on Schedule 5 and the related stock powers pursuant to the Collateral Agreement and assuming that neither the Collateral Agent nor the Secured Parties (as defined in the Collateral Agreement) have “notice of an adverse claim” (within the meaning of Section 8-105 of the New York Uniform Commercial Code) with respect to such Pledged Equity at the time such Pledged Equity is delivered to the Collateral Agent, the respective security interests in such Pledged Equity created in favor of the Collateral Agent for the benefit of the Secured Parties under the Collateral Agreement constitute perfected security interests in such Pledged Equity, free of any “adverse claim” (as defined in the New York Uniform Commercial Code).

17. The subordination provisions contained in the Subordinated Notes Indenture are enforceable against the Company, and the Obligations are within the definition of “Senior Debt” included in such subordination provisions.

Our opinion set forth in paragraph 17 above and our opinion that each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties, (ii) general principles of equity and (iii) the right of a court of competent jurisdiction to make other equitable provisions to effectuate the subordination provisions set forth in the Subordinated Notes Indenture or the Management Fee Subordination Agreement and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting the rights of creditors or secured parties.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Credit Documents providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers, conclusive presumptions or determinations or powers of attorney may be enforced, (ii) the enforceability of any provision of the Credit Documents which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, which permits the exercise of a right of setoff against amounts not then due, or which constitutes a penalty or forfeiture, or (iii) the enforceability of any provision which provides for non-effectiveness of oral modifications, waiver of or consent to service of process and venue, waiver of offset or defenses, waiver of right to jury trial, or judgment currency. In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.

In addition, certain provisions contained in the Credit Documents, may be unenforceable in whole or in part but the inclusion of such provisions in the Credit Documents does not affect the validity of any of the other provisions thereof, and the remaining provisions of the Credit Documents are sufficient for the practical realization of the benefits intended to be provided thereby.

We further express no opinion as to the existence of, or as to the title of any Person who has granted a security interest in any Collateral to, any item of Collateral or (except to the extent set forth in paragraph 16 above) as to the priority or (except to the extent set forth in paragraphs 10 through 16 above) the perfection of any security interest in the Collateral. We express no opinion with respect to (a) security interests in any commercial tort claims or (b) security interests in goods which are in accession to, or commingled or processed with other goods to the extent that a security interest is limited by Section 9-336 of New York Article 9. We call your attention to the fact that your security interest in certain Collateral described in the Collateral Agreement may not be able to be perfected by the filing of financing statements and that under certain circumstances, the filings referred to in paragraphs 10 through 15 may become ineffective as a result of changes occurring after the date hereof and will terminate after five years after the original filing date unless appropriate continuation statements are duly filed. In addition, Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a lien resulting from any security agreement entered into by the debtor before the commencement of the case.

This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their participants and assignees permitted by the Credit Agreement. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent.

Very truly yours,

Ropes & Gray LLP

Schedule 1

Covered Guarantors

A. Delaware Guarantors

Bright Horizons, Inc.

Bright Horizons Children’s Centers, Inc.

GreenTree Child Care Services, Inc.

Lipton Corporate Child Care Centers, Inc.

Lipton Corporate Child Care Centers (JC), Inc.

Lipton Corporate Child Care Centers (Morris County), Inc.

Lipton Corporate Child Care Centers (Reston), Inc.

Lipton Corporate Child Care Centers (WP), Inc.

Lipton Corporate Childcare, Inc. (New York)

B. Massachusetts Corporate Guarantors

ChildrenFirst Inc.

Creative Movement Center, Inc.

C. Massachusetts Partnership Guarantor Bright Horizons Limited Partnership

Bright Horizons Limited Partnership

D. California Guarantor Resources in Active Learning

Resources in Active Learning

E. New York Guarantor

Lipton Corporate Child Care Centers (Park Avenue), Inc.

Schedule 2

Other Guarantors

Lipton Corporate Child Care Centers (Metropolitan Square), Inc.

Lipton Corporate Child Care Centers (Tysons Corner), Inc.

Lipton Corporate Child Care Centers (Oakwood at the Windsor), Inc.

Kidstop at Boynton Beach, Inc.

CorporateFamily Solutions, Inc.

Schedule 3

Material Agreements

1.	Subordinated Notes Indenture

2.	Holdings Notes Indenture

Schedule 4A

Delaware Financing Statements

Schedule 4B

New York Financing Statement

Schedule 4C

Massachusetts Financing Statements

Schedule 4D

California Financing Statement

Schedule 4E

Post-Reorganization Financing Statements

See attached financing statements for:

Bright Horizons Children’s Centers LLC

Bright Horizons LLC

Bright Horizons Family Solutions LLC

Schedule 4F

Post-Reorganization Financing Statement

See attached financing statement for:

ChildrenFirst LLC

Schedule 5

Pledged Equity

Issuer	Certificate No.	Registered Owner	Number of Shares/Units	Class of Interests

Bright Horizons Family Solutions, Inc.	1	Bright Horizons Capital Corp.	100	Common Stock

BHFS One Limited	5	Bright Horizons Family Solutions, Inc.	65	Ordinary Shares

BHFS Three Limited	1	Bright Horizons Family Solutions, Inc.	65	Ordinary Shares

Bright Horizons Corp.	1	Bright Horizons Family Solutions, Inc.	65	Common Stock

Bright Horizons, Inc.	1517	Bright Horizons Family Solutions, Inc.	100	Common Stock

Bright Horizons Family Solutions Ltd.	C-l	Bright Horizons Family Solutions, Inc.	650	Common Stock

CorporateFamily Solutions, Inc.	1102	Bright Horizons Family Solutions, Inc.	100	Common Stock

Bright Horizons Children’s Centers, Inc.	CR-3	Bright Horizons, Inc.	100	Common Stock

ChildrenFirst Inc.	31	Bright Horizons Children’s Centers, Inc.	1,000	Common Stock

ChildrenFirst Ltd.	C-l	ChildrenFirst Inc.	6.5	Common Stock

Creative Movement Center, Inc.	2	Bright Horizons Children’s Centers, Inc.	500	Common Stock

GreenTree Child Care Services, Inc.	C-l	Bright Horizons Children’s Centers, Inc.	1,000	Common Stock

Kidstop at Boynton Beach, Inc.	4	Bright Horizons Children’s Centers, Inc.	1,000	Common Stock

Lipton Corporate Childcare Centers, Inc.	4	Bright Horizons Children’s Centers, Inc.	1,000	Common Stock

Lipton Corporate Child Care Centers (JC), Inc.	4	Lipton Corporate Childcare Centers, Inc.	1,000	Common Stock

Issuer	Certificate No.	Registered Owner	Number of Shares/Units	Class of Interests

Lipton Corporate Child Care Centers (Park Ave.), Inc.	4	Lipton Corporate Childcare Centers, Inc.	3,000	Common Stock

Lipton Corporate Child Care Centers (Reston), Inc.	3	Lipton Corporate Childcare Centers, Inc.	1,000	Common Stock

Lipton Corporate Child Care Centers (Metropolitan Square), Inc.	3	Lipton Corporate Childcare Centers, Inc.	3,000	Common Stock

Lipton Corporate Childcare, Inc. (New York)	3	Lipton Corporate Childcare Centers. Inc.	1,000	Common Stock

Lipton Corporate Child Care Centers (WP), Inc.	3	Lipton Corporate Childcare Centers, Inc.	1,000	Common Stock

Lipton Corporate Child Care Centers (Tysons Comer), Inc.	3	Lipton Corporate Childcare Centers, Inc.	3,000	Common Stock

Lipton Corporate Child Care Centers (Morris County), Inc.	3	Lipton Corporate Childcare Centers, Inc.	1,000	Common Stock

Lipton Corporate Child Care Centers (Oakwood at the Windsor), Inc.	3	Lipton Corporate Childcare Centers, Inc.	1,000	Common Stock

Resources in Active Learning	5	Bright Horizons Children’s Centers, Inc.	3,000	Common Stock

CorporateFamily SB Corporation	1	CorporateFamily Solutions, Inc.	100	Common Stock

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

Borrower:	Bright Horizons Family Solutions, Inc., a Delaware corporation (the “Borrower”)

Administrative Agent:	General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders and Issuing Lender (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)

Credit Agreement:	Credit and Guaranty Agreement, dated as of May 28, 2008, among Borrower, Bright Horizons Capital Corp. and certain subsidiaries of the Borrower as Guarantors, the Lenders and Issuing Lender party thereto, the Administrative Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	_____________, __][1]

Effective Date:	_____________, __][2]

[1]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.
[2]	To be filled out by Administrative Agent upon entry in the Register.

Facility Assigned[1]	Aggregate amount of Commitments or principal amount of Loans for all Lenders	Aggregate amount of Commitments[2] or principal amount of Loans Assigned[3]	Percentage Assigned[4]

	$____________________	$____________________	__________________%

	$____________________	$____________________	__________________%

	$____________________	$____________________	__________________%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[1]

Fill in the appropriate defined term for the type of facilities under the Credit Agreement that are being assigned under this Assignment. (e.g., “Revolving Credit Facility”, “Tranche B Term Loan Facility”, etc.)

[2]	In the case of the Revolving Credit Facility, includes Revolving Loans and interests, participations and obligations to participate in Letters of Credit and Swing Loans.
[3]

Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[4]

Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans in the Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

EXHIBIT E-2

Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including liabilities owing to or by Assignor thereunder) and the other Credit Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2. Representations. Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, and (iii) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Commitments, the percentage of the Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Credit Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Credit Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or Holdings or the performance or nonperformance by any Credit Party of any obligation under any Credit Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent cancel such Notes and issue new Notes as replacements therefor, in accordance with Section 2.7(c) of the Credit Agreement.

Section 3. Representations. Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Administrative Agent that (l) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) to the extent indicated above, is an Eligible Assignee as required pursuant to the Credit Agreement and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes the Administrative Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Credit Documents, are required to be performed by it as a Lender, (d) confirms it

EXHIBIT E-2

has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Credit Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and Securities and agrees to use such information in accordance with Section 10.17 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 10.6(d) of the Credit Agreement and (h) to the extent required pursuant to Section 2.20(c) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9.

Section 4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 10.6(c) of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”‘) shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Credit Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6. Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Credit Documents in respect of each Assigned / Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, / to the Assignee.

Section 7. Miscellaneous. This Assignment is a Credit Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.3 (Interpretation, Etc.), 10.15 (Consent to Jurisdiction) and 10.16 (Waiver of Jury Trial) thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent and their Agent Affiliates and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGES FOLLOW]

EXHIBIT E-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR] as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

Lending Office for Eurodollar Rate Loans:[1]

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

Insert for each Assignee.

[Insert Address (including contact name, fax number and e-mail address)]

[1]	Insert for each Assignee.

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

ACCEPTED and AGREED

this     day of

GENERAL ELECTRIC CAPITAL CORPORATION

        as Administrative Agent

By:
Name:
Title:

[BRIGHT HORIZONS FAMILY SOLUTIONS, INC.]1

By:
Name:
Title:

[1]	Include only if required pursuant to Section 10.6(b)(ii) of the Credit Agreement.

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”), BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended, and hereby attaches hereto two (2) original copies of Internal Revenue Service Form W- 8BEN (or any successor form).

[NAME OF LENDER]

By:
Name:
Title:

[EXHIBIT F-1]

EXHIBIT G-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. We are, respectively, the chief executive officer and the chief financial officer of BRIGHT HORIZONS CAPITAL CORP. (“Holdings”) and BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”).

2. We have reviewed the terms of Section 3 of the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined, therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3. Based upon our review and examination described in paragraph 2 above, we certify, on behalf of Borrower, that as of the date hereof:

(i) the aggregate amount of Term Loans, the Holdings Notes and the Subordinated Notes does not exceed the maximum amount permitted, pursuant to the fourth paragraph of the Commitment Letter, to ensure that the pro forma ratio of Total Consolidated Debt to Consolidated Adjusted EBITDA (each, for purposes of this paragraph, as defined in the Commitment Letter) as of the and for the four- Fiscal Quarter Period ended March 31, 2008, does not exceed 6.87: 1.00;

(ii) on and as of the Closing Date, each of the Specified Representations are true and correct in all material respects;

(iii) each of the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement are true and correct on the Closing Date (only to the extent that the failure of such representations and warranties to be true and correct would give Parent and Merger Sub the right not to consummate the Acquisition in accordance with the Acquisition Agreement as a result of the failure of such representations and warranties to be true and correct);

(iv) since December 31, 2006, there shall not have occurred an Acquired Business Material Adverse Effect;

(v) each of the conditions precedent described in Section 3.1 of the Credit Agreement shall have been satisfied on the Closing Date;

(vi) no injunction shall be pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arranger, would prohibit the consummation of the Transactions, the financing contemplated by the Credit Agreement or any of the other transactions contemplated by the Credit Documents; and

EXHIBIT G-1

(vii) no event has occurred and is continuing or would result from the consummation of the borrowing of the initial Loans on the Closing Date that would constitute an Event of Default or a Default, other than any Event of Default or Default (i) resulting from the inaccuracy of any representation or warranty other than (x) the Specified Representations and (y) any representation, warranty or certification contained in any certificate or other similar document provided by the Credit Parties pursuant to Section 3.1 of the Credit Agreement, (ii) pursuant to Sections 8.1(h) or (i) of the Credit Agreement in an

(viii) Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the Related Agreements, and we have reviewed the terms of each of such documents and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to in paragraph 3.

(ix) Each Credit Party has requested Ropes & Gray LLP (with respect to New York, Delaware, Massachusetts and, other than with respect to real estate matters, California law) and local counsel (with respect to the jurisdictions set forth on Schedule 3.1(h) to the Credit Agreement) to deliver to Agents and Lenders on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibit D annexed to the Credit Agreement, in form and substance reasonably satisfactory to Administrative Agent and Arranger.

(x) Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements, (b) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Borrower and its Subsidiaries as at the end of the Fiscal Quarter ended March 31, 2008 and reflecting the consummation of the Transactions and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, (c) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions, if any, to the extent required by Regulation S-X for Form S-l registration statements and (d) the Projections.

[Signature Page Follows]

EXHIBIT G-2

The foregoing certifications are made and delivered as of May 28, 2008.

BRIGHT HORIZONS CAPITAL CORP.

Name:
Title:	Chief Executive Officer

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

Name:
Title:	Chief Financial Officer

[SIGNATURE PAGE TO CLOSING DATE CERTIFICATE]

EXHIBIT G-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (“Borrower”).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Transactions and any rights of contribution, the Borrower and its Subsidiaries, on a consolidated basis, are and will be Solvent.

The foregoing certifications are made and delivered as of May 28, 2008

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

Name:
Title:	Chief Financial Officer

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS FAMILY SOLUTIONS, INC., BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section.362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(e) the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. Following the date hereof, the undersigned agrees that, in accordance with Section 5.12 of the Credit Agreement, upon the reasonable request of Administrative Agent, it will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and

EXHIBIT H-1

things as Administrative Agent or Collateral Agent may reasonably request in order to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations and exceptions contained in the Credit Documents). Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Counterpart Agreement may be executed in multiple counterparts (any of which may be delivered via facsimile or via electronic transmission), each of which shall be deemed to be an original, but all of which constitute one and the same Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

EXHIBIT H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices

Attention: Telecopier

with a copy to:

Attention: Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent

By:
Name:
Title:

(SIGNATURE PAGE TO COUNTERPART AGREEMENT)

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

See attached.

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of May 28, 2008

among

BRIGHT HORIZONS ACQUISITION CORP.,

BRIGHT HORIZONS CAPITAL CORP.,

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

and

EACH OF THE OTHER GRANTORS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Collateral Agent

EXHIBIT I-1

SECTION 1. DEFINITIONS; GRANT OF SECURITY.	4

1.1. General Definitions.	4

1.2. Definitions; Interpretation.	10

SECTION 2. GRANT OF SECURITY.	11

2.1. Grant of Security.	11

2.2. Certain Limited Exclusions.	12

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.	13

3.1. Security for Obligations.	13

3.2. Continuing Liability Under Collateral.	13

SECTION 4. CERTAIN PERFECTION REQUIREMENTS.	14

4.1. Delivery Requirements.	14

4.2. Control Requirements.	14

4.3. Intellectual Property Recording Requirements.	15

4.4. Other Actions.	15

4.5. Timing and Notice.	16

SECTION 5. REPRESENTATIONS AND WARRANTIES.	16

5.1. Grantor information & Stab’s.	16

5.2. Collateral Identification, Special Collateral.	17

5.3. Ownership of Collateral and Absence of Other Liens.	17

5.4. Status of Security Interest.	18

5.5. Goods & Receivables.	18

5.6. Pledged Equity Interests, Investment Related Property.	19

5.7. Intellectual Property.	19

SECTION 6. COVENANTS AND AGREEMENTS.	20

6.1. Grantor Information & Status.	20

6.2. Goods & Receivables.	20

6.3. Pledged Equity Interests, Investment Related Property.	22

6.4. Intellectual Property.	24

SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.	25

7.1. Further Assurances.	25

7.2. Additional Grantors.	26

EXHIBIT I-2

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.	26

8.1. Power of Attorney.	26

8.2. No Duty on the Part of Collateral Agent or Secured Parties.	27

SECTION 9. REMEDIES.	28

9.1. Generally.	28

9.2. Application of Proceeds.	29

9.3. Sales on Credit.	30

9.4. Investment Related Property.	30

9.5. Grant of Intellectual Property License.	30

9.6. Intellectual Property.	31

9.7. Cash Proceeds; Deposit Accounts.	33

SECTION 10. COLLATERAL AGENT.	33

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.	34

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.	34

SECTION 13. MISCELLANEOUS.	35

EXHIBIT I-3

This PLEDGE AND SECURITY AGREEMENT, dated as of May 28, 2008 (this “Agreement”), among BRIGHT HORIZONS ACQUISITION CORP. (formerly known as Swingset Acquisition Corp.), a Delaware corporation, BRIGHT HORIZONS CAPITAL CORP. (formerly known as Swingset Holdings Corp.) (“Holdings”), BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (the “Borrower”) and each of the subsidiaries of Holdings or the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (Holdings, the Borrower and each Guarantor are collectively referred to herein as “Grantors”, and each individually as a “Grantor”), and GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Holdings, certain Subsidiaries of Holdings party thereto as guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Credit Partners L.P., as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent, and General Electric Capital Corporation, as Administrative Agent, Collateral Agent, Issuing Lender and Swing Line Lender;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein;

WHEREAS, immediately following the consummation of the Acquisition, Holdings and certain of its Subsidiaries will be reorganized pursuant to the Reorganization (as defined in the Credit Agreement), and following the Reorganization, each reference in this Agreement and the other Credit Documents to (i) the “Borrower” shall be deemed to be a reference to Bright Horizons Family Solutions LLC, a Delaware limited liability company, as successor to Bright Horizons Family Solutions, Inc. and (ii) each applicable “Guarantor” shall be deemed to be a reference to the applicable successor thereto; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1. General Definitions. In this Agreement, the following terms shall have the following meanings:

EXHIBIT I-4

“Additional Grantors” shall have the meaning assigned in Section 7.2. “Agreement” shall have the meaning set forth in the preamble. “Borrower” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the preamble.

“Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(11) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

EXHIBIT I-5

“Copyright Security Agreement” shall mean any copyright security agreement, substantially in the form of Exhibit E hereto (with such changes as may be agreed by the Collateral Agent), executed by any Grantor in favor of the Collateral Agent.

“Copyrights” shall mean all United States, and foreign copyrights (including Community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(11) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to -sue for past, present and future infringements thereof’, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Documents” shall mean the Credit Agreement, each other “Credit Document” (as such term is defined in the Credit Agreement) and each Hedge Agreement.

“Deposit Account Control Agreement” shall mean any letter agreement, either substantially in the form of Exhibit D hereto (with such changes as may be agreed by the Collateral Agent) or such other form as is reasonably satisfactory to the Collateral Agent, executed by the Grantor, the Collateral Agent and the relevant financial institution.

“Excluded Account” means, to the extent constituting a Deposit Account or Securities Account, (i) any zero-balance accounts for the purpose of managing local disbursements or payroll, withholding tax or other fiduciary accounts, (ii) other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed $10,000,000 at any time and (iii) pledges or cash deposits permitted by Section 6.2 of the Credit Agreement.

“Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

“Grantors” shall have the meaning set forth in the preamble.

“Indemnitee” shall mean the Collateral Agent, and its and its Affiliates’ officers, partners, directors, trustees, employees, agents.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies, in each case, that are owned by such Grantor.

EXHIBIT I-6

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Intellectual Property Security Agreement” shall mean any Trademark Security Agreement, Copyright Security Agreement or Patent Security Agreement.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lender” shall have the meaning set forth in the recitals. “Majority Holders” shall have the meaning set forth in Section 10.

“Majority Holders” shall have the meaning set forth in Section 10.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral which is material to the business of any Grantor or is otherwise of material value.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(11) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patent Security Agreement” shall mean any patent security agreement, substantially in the form of Exhibit E hereto (with such changes as may be agreed by the Collateral Agent), executed by any Grantor in favor of the Collateral Agent.

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application required to be listed in Schedule 5.2(11) hereto under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

EXHIBIT I-7

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(1) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all warrants, rights, options, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all warrants, rights, options, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all warrants, rights, options, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

EXHIBIT I-8

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account Control Agreement” shall mean any letter agreement, either substantially in the form of Exhibit C hereto (with such changes as may be agreed by the Collateral Agent) or in such other form as is reasonably satisfactory to the Collateral Agent, executed by the Grantor, the Collateral Agent and the relevant Approved Securities Intermediary.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting co-existence (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(11) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

“Trademark Security Agreement” shall mean any trademark security agreement, substantially in the form of Exhibit E hereto (with such changes as may be agreed by the Collateral Agent), executed by any Grantor in favor of the Collateral Agent.

EXHIBIT I-9

“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 5.2(11) under the heading “Trademarks” (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(11) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean’ all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Uncertificated Securities Control Agreement” shall mean any letter agreement, either substantially in the form of Exhibit B hereto (with such changes as may be agreed by the Collateral Agent) or such other form as is reasonably satisfactory to the Collateral Agent, executed by the Grantor, the Collateral Agent and the issuer of such Uncertificated Security.

“United States” shall mean the United States of America.

1.2. Definitions; Interpretation.

(a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the

EXHIBIT I-10

meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1. Grant of Security. Each Grantor hereby grants to the Collateral Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)	Accounts;

(b)	Chattel Paper;

(c)	Documents;

(d)	General Intangibles;

(e)	Goods (including, without limitation, Inventory and Equipment);

(f)	Instruments;

EXHIBIT I-11

(g)	Insurance;

(h)	Intellectual Property;

(i)	Investment Related Property (including, without limitation, Deposit Accounts);

(j)	Money;

(k)	Receivables and Receivable Records;

(l)	Commercial Tort Claims described on Schedule 5.2;

(m)	to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(n)	to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2. Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any General Intangible or Investment Related Property (excluding any of the foregoing which constitutes Equity Interests), Account, Intellectual Property, promissory note, chattel paper, lease, license, property right, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, in each case, if and to the extent that a security interest is prohibited by or in violation of (or would result in the abandonment, invalidation or unenforceability thereof or would give any other party the right to terminate its obligations thereunder as a result of) (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any instrument, franchise, permit, lease, license, contract, property right or agreement (unless, in each case, such law, rule, regulation, term, provision or condition is (x) rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity or (y) is capable of being waived by Holdings or any of its Subsidiaries); provided, however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, agreement or other applicable Collateral which is not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract, agreement or other applicable Collateral; (b) more than 65% of the issued and outstanding voting capital stock of any direct Foreign Subsidiary of such Grantor or any International Holding Company; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in any such Foreign Subsidiary or International Holding Company without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock

EXHIBIT I-12

of each such Foreign Subsidiary or International Holding Company; (c) any Equipment that is subject to a purchase money Lien or a Capital Lease permitted under the Credit Agreement to the extent any agreement relating to such purchase money Lien or Capital Lease validly prohibits such Equipment to be subject to the security interest created hereby (and is not rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (d) motor vehicles or any other Goods which are covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof; (e) any Equity Interest in any Person to the extent that any term, provision or condition of the Organizational Documents of such Person effectively prohibits the granting of a security interest in such Equity Interests or would result in a termination of any such Organizational Document pursuant to any “change of control” or similar provision of such Organizational Document; provided, however that such Equity Interests shall only be excluded from the Collateral and from the attachment of the security interest granted under Section 2.1 hereof to the extent that any such term, provision or condition of any such Organizational Document is not capable of waiver by Holdings or any of its Subsidiaries; (f) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (g) any Excluded Account; or (h) to the extent included in the Collateral, any leased Real Estate Asset that is not a Material Real Estate Asset;

provided, that with respect to any assets of any Grantor with respect to which the attachment and perfection of a security interest in such assets are not governed by the UCC, the Collateral shall not include such assets solely to the extent that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets, as reasonably determined by the Collateral Agent, is excessive in relation to the practical benefit afforded to the Secured Parties thereby.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1. Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

3.2. Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the

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agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS.

4.1. Delivery Requirements.

(a) With respect to any Certificated Securities (including any certificates evidencing any Pledged Equity Interests) included in the Collateral, each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank.

(b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed or accompanied by instruments of transfer duly endorsed, in each case, to the Collateral Agent or in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face amount of less than $250,000 in the aggregate.

4.2. Control Requirements.

(a) With respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall comply with the requirements of Section 5.14 of the Credit Agreement.

(b) With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), following the occurrence and continuance of an Event of Default, upon the Collateral Agent’s request each Grantor shall use its commercially reasonable efforts to cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an Uncertificated Securities Control Agreement (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

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4.3. Intellectual Property Recording Requirements.

(a) In the case of any Collateral consisting of U.S. Patents and Patent Licenses in respect of U.S. Patents for which any Grantor is the exclusive licensee, Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Patents and Patent Licenses in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b) In the case of any Collateral consisting of federally registered U.S. Trademarks and Trademark Licenses in respect of U.S. Trademarks for which any Grantor is the exclusive licensee, Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Trademarks and Trademark Licenses in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c) In the case of any Collateral consisting of federally registered U.S. Copyrights and Copyright Licenses in respect of U.S. Copyrights for which any Grantor is the exclusive licensee, Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

4.4. Other Actions.

(a) If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, (i) the execution and delivery of any Foreign Pledge Agreements and the provision of legal opinions with respect thereto, reasonably requested by, and in form and substance reasonably satisfactory to, the Collateral Agent and (ii) causing (or, solely to the extent such issuer is not a Wholly-Owned Subsidiary of such Grantor, using its commercially reasonable efforts to cause) the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent.

(b) With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts (it being understood that such Grantor shall not be required to agree to any economic concession in excess of $10,000) to obtain the consent of each other

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holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.5. Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of this Section 4 on the date hereof, and with respect to any Collateral hereafter owned or acquired, Grantor shall comply with such requirements (i) with respect to the requirements of Section 4.1, within the period provided in Section 5.10 of the Credit Agreement, (ii) with respect to the requirements of Section 4.2, within the period provided in Section 5.14 of the Credit Agreement, and (iii) with respect to the requirements of Sections 4.3 and 4.4, concurrently with the next delivery of any Compliance Certificate pursuant to Section 5.1(d) of the Credit Agreement. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year, each Grantor shall either confirm to the Collateral Agent that there have been no changes in the information included in the schedules to this Agreement since the Closing Date or the date of the most recent confirmation/delivery pursuant to this Section 4.5 or deliver a Pledge Supplement identifying such changes.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

5.1. Grantor information & Stab’s.

(a) As of the Closing Date, Schedule 5.1(A) & (B) (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) the type of organization of such Grantor, (3) the jurisdiction of organization of such Grantor, (4) its organizational identification number, if any, and (5) the jurisdiction where the chief executive office or its sole place of business is located.

(b) as of the Closing Date, except as provided on Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the five (5) years prior to the Closing Date;

(c) as of the Closing Date, except for Permitted Liens, it has not within the live (5) years prior to the Closing Date become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;

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(d) as of the Closing Date, such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A). Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction, except to the extent otherwise permitted under the Credit Agreement; and

(e) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2. Collateral Identification, Special Collateral.

(a) As of the Closing Date, Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts (other than Excluded Accounts), (4) Deposit Accounts (other than Excluded Accounts), (5) Commodity, Contracts and Commodity Accounts, (6) all United States registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (7) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, in each case, related to U.S. assets for which such Grantor is the exclusive licensee, (8) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $250,000 in the aggregate and (9) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property other than any Inventory, Equipment or other tangible person property having a value less than $250,000 in the aggregate. Each Grantor shall, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c) of the Credit Agreement, supplement such schedules as necessary to ensure that such schedules are accurate.

5.3. Ownership of Collateral and Absence of Other Liens.

(a) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, except for Permitted Liens; and

(b) other than any financing statements filed in favor of the Collateral Agent, none of the Grantors has filed or consented to the filing of any financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral in any filing or recording office except for financing statements, fixture filings and other instruments (x) for which duly authorized proper termination statements have been

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delivered to the Collateral Agent for filing and (y) filed in connection with Permitted Liens. Other than the Collateral Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

5.4. Status of Security Interest.

(a) upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction or similar document under any similar legislation such as the Personal Property Security Act of any Canadian province will constitute a valid, perfected, First Priority Liens subject in the case of priority only, to any Permitted Liens with respect to such Collateral. Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b) to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks, Copyrights and exclusive Copyright Licenses in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, First Priority Liens, subject, in the case of priority only, to any Permitted Liens with respect to such Collateral; and

(c) no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder, except (A) for the filings contemplated by clauses (a) arid (b) above, (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities and (C) as may be required pursuant to any agreement between any Grantor and any Governmental Authority in connection with restrictions on assignment contained in any such agreement.

5.5. Goods & Receivables.

(a) As of the Closing Date and the date of the most recent update required pursuant to Section 4.5, except as disclosed to the Collateral Agent, no material portion of the Receivables of the Grantors, taken as a whole, are Receivables with respect to which the Account Debtors in respect of such Receivables are the government of the United States, any agency .or instrumentality thereof, any state or municipality or any foreign sovereign;

(b) as of the Closing Date, other than any Inventory or Equipment in transit, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.5 (as such schedule may be amended or supplemented from time to time).

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5.6. Pledged Equity Interests, Investment Related Property.

(a) subject to any transfers or dispositions made in compliance with the Credit Agreement, it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons, other than Permitted Liens, and, as of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(b) as of the Closing Date, no consent of any Person including any other. general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary for the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

(c) as of the Closing Date, none of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests that by their terms provide that such Pledged LLC Interests or Pledged Partnership Interests are securities governed by Article 8 of the uniform commercial code of an applicable jurisdiction.

5.7. Intellectual Property.

(a) As of the Closing Date, it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.2 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all Material Intellectual Property, free and clear of all Liens, except for Permitted Liens and the licenses set forth on Schedule 5.2 (as each may be amended or supplemented from time to time);

(b) to the best of each Grantor’s knowledge, all Material Intellectual Property is valid and enforceable and subsisting, except to the extent the failure to be so could not reasonably be expected to have a Material Adverse Effect;

(c) except as would not reasonably be expected to have a material adverse effect, each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain the Material Intellectual Property in full force and effect;

(d) none of the Trademarks, Patents, Copyrights or Trade Secrets has been exclusively licensed by any Grantor to any third party or subject to any restrictions that prevent any use or exploitation thereof by any Grantor, except as disclosed in Schedule 5.2 (II) or otherwise pursuant to any transaction expressly permitted by the Credit Agreement (as each may be amended or supplemented from time to time);

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(e) each Grantor has not entered into any agreement with any third party constituting a present or future assignment, sale, transfer, exclusive license or agreement of any Material Intellectual Property that has not been terminated or released, other than any such agreement which is expressly permitted by the Credit Agreement;

(f) each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all action necessary to insure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality, in each case to the extent constituting Material Intellectual Property; and

(g) no claim has been made that, nor to the best of each Grantor’s knowledge does, the conduct of the Grantor’s business or the use of any Material Intellectual Property owned or used by Grantor (or any of its respective licensees) infringe upon, misappropriate or otherwise violate the asserted rights of any third party and, to the best of each Grantor’s knowledge, no third party is infringing upon, misappropriating or otherwise violating any rights in any Material Intellectual Property owned, licensed or used by such Grantor, or any of its respective licensees, in each case, except to the extent such circumstances could not reasonably be expected to result in a material adverse effect.

SECTION 6. COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1. Grantor Information & Status.

(a) The Borrower agrees promptly (and in any event within 10 Business Days) to notify the Collateral Agent in writing of (a) any change in (other than pursuant to the Reorganization): (i) corporate name of any Grantor, (ii) the type of organization or corporate structure of any Grantor, (iii) the jurisdiction of organization of any Grantor, or (iv) the location of the chief executive office of any Grantor; and (b) take all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure (other than the Reorganization) in which the applicable Grantor is not the surviving corporation shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Annex A attached hereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

6.2. Goods & Receivables.

(a) it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefore, the Collateral Agent or the holder of a Permitted Lien with respect thereto;

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(b) if any Equipment in excess of $250,000 in the aggregate is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor) for a period of more than ten (10) Business Days, each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and using commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to such Equipment for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Collateral Agent so elects;

(c) it shall keep and maintain at its own cost and expense complete records of the Receivables, including, but not limited to, all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

(d) other than in the ordinary course of business (i) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of a material portion of the Receivables taken as a whole; (ii) following and during the continuation of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(e) at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

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6.3. Pledged Equity Interests, Investment Related Property.

(a) Except as provided in the next sentence, in the event such Grantor receives any non-Cash dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps, if any, necessary or reasonably requested by the Collateral Agent, to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so tong as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest;

(b) Voting.

(i) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 63 are being suspended;

(1)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, no Grantor shall exercise any such right if such action would materially and adversely affect the rights and remedies of the Collateral Agent or the other Secured Parties under this Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 6.3(b)(i)(1); and

(2)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor (after reasonable advance notice) all proxies, powers of attorney and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to subparagraph (1) above; and

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(ii) Upon the occurrence and during the continuation of an Event of Default, and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 6.3 are being suspended:

(1)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights; and

(2)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (c)(ii) shall be retained by the Collateral Agent in a collateral account to be established by the Collateral Agent upon receipt of such money or other property and may be applied in payment of the Secured Obligations in accordance with this Agreement. After all Events of Default have been cured or waived, the Collateral Agent shall (to the extent not applied to pay the Secured Obligations) promptly return to each Grantor all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a) of this Section 6.3 and that remain in such account, and each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (b)(1) of this Section 6.3, and the obligations of the Collateral Agent under paragraph (b)(2) of this Section 6.3 shall be reinstated.

(c) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC (unless such Pledged Partnership Interests or Pledged LLC Interests are immediately delivered to the Collateral Agent); provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing, such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof.

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6.4. Intellectual Property. Except to the extent the failure to act would not reasonably be expected to have a material adverse effect:

(a) it shall not do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(b) it shall not, (i) with respect to any Trademarks using the “BRIGHT HORIZONS” mark, cease the use of any of such Trademarks or fail to maintain the level of the quality of services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof unless such actions are required by an order of a court or other governmental authority, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality, and (ii) with respect to any other Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof unless such actions arc taken based on a good faith business decision or required by an order of a court or other governmental authority, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(c) it shall, within sixty (60) days of the creation or acquisition of or receipt of an exclusive license to any Copyrightable work which is material to the business of Grantor or otherwise of material value, apply to register the Copyright and, in the case of an exclusive Copyright License, record such license, in the United States Copyright Office;

(d) it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of Material Intellectual Property *has become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office or the United States Copyright Office, or any court or (d) be the subject of any reversion or termination rights;

(e) it shall take all reasonable steps in the United States Patent and Trademark Office or the United States Copyright Office to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor and constituting Material Intellectual Property which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 51 (II) (as each may be amended or supplemented from time to time); and

(f) it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any Patent License, Trademark License, Trade Secret License or Copyright

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License, in each case; for which such Grantor is the exclusive licensee, to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such licenses.

SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1. Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further commercially reasonable action, that may be necessary or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in intellectual property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of any Intellectual Property Security Agreements or other appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office;

(iii) at any reasonable time following the occurrence and continuation of any Event of Default (subject to the limitations on inspections set forth in Section 5.6 of the Credit Agreement), upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;

(iv) at the Collateral Agent’s request, take any commercially reasonable actions necessary to defend such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(v) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.

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(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may reasonably determine are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or words of similar effect.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

7.2. Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1. Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, either in the Collateral Agent’s name or in the name of such Grantor:

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(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, any Intellectual Property Security Agreement or other appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2. No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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SECTION 9. REMEDIES.

9.1. Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto and occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion

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of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the *rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2. Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of

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all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

9.3. Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4. Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause (or, solely to the extent such issuer is not a Wholly-Owned Subsidiary of such Grantor, shall use its commercially reasonable efforts to cause) each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby

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grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, non-exclusive license, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license or sublicense any of the Material Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6. Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Material Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Sections 10.2 and 10.3 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv) within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly,

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to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(vi) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(vii) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

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9.7. Cash Proceeds; Deposit Accounts.

(a) If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.2 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

(b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent for application in accordance with the provisions of this Agreement.

SECTION 10. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate “settlement amount” as defined in the Hedge Agreements (or, with respect to any Fledge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. For purposes of the foregoing sentence, settlement amount for any Hedge Agreement that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate swap counterparties and reported to the Collateral Agent upon request; provided, that any Fledge Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

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SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit reasonably satisfactory to the issuer(s) of such Letters of Credit, (ii) be binding upon each Grantor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit reasonably satisfactory to the issuer(s) of such Letters of Credit, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably acceptable to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.

EXHIBIT I-34

SECTION 13. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section l OA of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

[SIGNATURE PAGES FOLLOW]

EXHIBIT I-35

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BRIGHT HORIZONS CAPITAL CORP., as Grantor

By:
Name: David Humphrey Title: Treasurer

BRIGHT HORIZONS FAMILY SOLUTIONS, INC., as Grantor

By:
Name: Title:

BRIGHT HORIZONS ACQUISITION CORP., as Grantor

By:
Name: Title:

EXHIBIT I-36

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BRIGHT HORIZONS CAPITAL CORP., as Grantor

By:
Name: David Humphrey Title: Treasurer

BRIGHT HORIZONS FAMILY SOLUTIONS, INC., as Grantor

By:
Name: Title:

BRIGHT HORIZONS ACQUISITION CORP., as Grantor

By:
Name: Title:

BRIGHT HORIZONS, INC.

BRIGHT HORIZONS CHILDREN’S CENTERS, INC.

CHILDRENFIRST INC.

CORPORATEFAMILY SOLUTIONS, INC.

CREATIVE MOVEMENT CENTER, INC.

GREENTREE CHILD CARE SERVICES, INC.

KIDSTOP AT BOYNTON BEACH, INC.

LIPTON CORPORATE CHILD CARE CENTERS, INC.

LIPTON CORPORATE CHILD CARE CENTERS (JC), INC.

LIPTON CORPORATE CHILD CARE CENTERS

(METROPOLITAN SQUARE), INC.

LIPTON CORPORATE CHILD CARE CENTERS

(MORRIS COUNTY), INC.

LIPTON CORPORATE CHILD CARE CENTERS

(OAKWOOD AT THE WINDSOR), INC.

LIPTON CORPORATE CHILD CARE CENTERS

(PARK AVENUE), INC.

EXHIBIT I-37

LIPTON CORPORATE CHILD CARE CENTERS

(RESTON), INC.

LIPTON CORPORATE CHILD CARE CENTERS

(TYSONS CORNER), INC.

LIPTON CORPORATE CHILD CARE CENTERS (WP) INC.

LIPTON CORPORATE CHILD CARE CENTERS

(NEW YORK)

RESOURCES IN ACTIVE LEARNING

By:
Name: Title:

BRIGHT HORIZONS LIMITED PARTNERSHIP By: BRIGHT HORIZONS, INC. Its General Partner

By:
Name: Title:

EXHIBIT I-38

GENERAL ELECTRIC CAPITAL CORPORATION As Collateral Agent

By:
Name: Title:

EXHIBIT I-39

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:

Weil, Gotshal & Manges LLP

AND WHEN RECORDED MAIL TO:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Samuel M. Zylberberg, Esq. (MM)

Re: [NAME OF MORTGAGOR]

Location:

Municipality:

County:

State:

Space above this line for recorder’s use only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [mm/dd/yy] (this “Mortgage”), by and from [NAME OF MORTGAGOR), a [Type of Person] (“Mortgagor”), to [NAME OF COLLATERAL AGENT], as agent for Lenders and Lender Counterparties (in such capacity, “Mortgagee”).

RECITALS:

WHEREAS, reference is made to the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”), BRIGHT HORIZONS CAPITAL CORP., certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Hedge Agreements with one or more Lender Counterparties;

EXHIBIT J-1

Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, Mortgagor

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

SECTION 1. DEFINITIONS

1.1. Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Indebtedness” means (i) with respect to Borrower, all obligations and liabilities of every nature of Borrower now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Credit Documents and any Hedge Agreement; and (ii) with respect to any other Mortgagor, all obligations and liabilities of every nature of such Mortgagor now or hereafter existing under or arising out of or in connection with any other Credit Document, in each case together with all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to Borrower, would accrue on such obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Mortgagor, any Lender or Lender Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Mortgagor now or hereafter existing under this Mortgage. The Credit Agreement contains a revolving credit facility which permits the Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Administrative Agent or Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the revolving credit feature of the Credit Agreement.

“Mortgaged Property” means all of Mortgagor’s interest in (i) the real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”); (ii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all right, title and interest of Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personality”); (v) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”); (vi) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and

EXHIBIT J-2

other deposits subject to depositors rights and requirements of law (the “Leases”); (vii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (viii) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (ix) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (x) all property tax refunds payable to Mortgagor (the “Tax Refunds”); (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”); and (xiii) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personality (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Obligations” means all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement, any other Credit Documents or any of the Hedge Agreements.

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

1.2. Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

SECTION 2. GRANT

To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding.

SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1. Title. Mortgagor represents and warrants to Mortgagee that except for the Permitted Liens, (a) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

EXHIBIT J-3

3.2. First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Credit Documents to the extent related to the Mortgaged Property. Mortgagor will not directly or indirectly, create, incur, assume or permit to exist any Lien on the Mortgaged Property, except Permitted Liens as set forth in Section 6.2 of the Credit Agreement.

3.3. Payment and Performance. Mortgagor shall perform all of the Obligations, as provided under Section 7 of the Credit Agreement when due and shall perform all other Obligations of Mortgagor when they are required to be performed as required under the Credit Documents.

3.4. Replacement of Fixtures and Personality. Mortgagor shall not, except as permitted under the Credit Agreement, permit any of the Fixtures or Personality to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is

3.5. Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Credit Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

3.6. Condemnation Awards and Insurance Proceeds. Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement.

3.7. Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Indebtedness or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non-usurious portion thereof.

3.8. Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Credit Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

EXHIBIT J-4

3.8.1. Reduction of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums repaid with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

SECTION 4. DEFAULT AND FORECLOSURE

4.1. Remedies. If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses: (a) declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (f) exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity.

EXHIBIT J-5

4.2. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3. Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

4.5. Waiver of Redemption, Notice and Marshaling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; and (b) any right to a marshaling of assets or a sale in inverse order of alienation.

4.6. Discontinuance of Proceedings. If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Credit Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such

4.7. Application of Proceeds. Subject to the terms of Section 2.14, 2.15 and 2.16 of the Credit Agreement, the proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property to the extent payable to Mortgagee pursuant to the terms of the Credit Agreement or herein, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (b) court costs, (c) reasonable attorneys’ and accountants’ fees and expenses, (d) costs of advertisement; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of Mortgagor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

EXHIBIT J-6

4.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9. Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise under this Mortgage or any of the other Credit Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Credit Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Credit Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof, by litigation or otherwise.

4.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the’ security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Credit Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

5.1. Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the

5.2. Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to

EXHIBIT J-7

be folly perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6. SECURITY AGREEMENT

6.1. Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personality, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personality, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject to the Permitted Liens, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personality, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

6.2. Financing Statements. Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth on Appendix B to the Credit Agreement.

6.3. Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

SECTION 7. ATTORNEY-IN-FACT

Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personality, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor

EXHIBIT J-8

of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. MORTGAGEE AS AGENT

Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Requisite Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section, each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders and Lender Counterparties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the. security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

EXHIBIT J-9

SECTION 9. LOCAL LAW PROVISIONS

[to be provided, if any, by local counsel]

SECTION 10. MISCELLANEOUS

Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in full of the Obligations, or upon prepayment of a portion of the Indebtedness equal to the Net Asset Sale Proceeds for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor or, at the request of Mortgagor, assign this Mortgage without recourse. This Mortgage and the other Credit Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

[Signature Page Follows]

EXHIBIT J-10

IN WITNESS WHEREOF, Mortgagor has on the date set forth in acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[NAME OF MORTGAGOR]

By:
Name:
Title:

[APPROPRIATE NOTARY BLOCK]

[SIGNATURE PAGE TO MORTGAGE]

EXHIBIT A TO

MORTGAGE

Legal Description of Premises:

EXHIBIT J-A-1

EXHIBIT K TO

CREDIT AND GURANTY AGREEMENT

RECORDING REQUESTED BY:

Weil, Gotshal & Manges LLP

AND WHEN RECORDED MAIL TO:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Samuel M. Zylberberg, Esq. (MM)

Re: BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

Space above this line for recorder’s use only

LANDLORD WAIVER AND CONSENT AGREEMENT

This LANDLORD WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of             ,     , 2008 and entered into by (“Landlord”), to and for the benefit of GENERAL ELECTRIC CAPITAL CORPORATION, as administrative and collateral agent for Lenders and Lender Counterparties (in such capacity “Collateral Agent”).

RECITALS:

WHEREAS, BRIGHT HORIZONS CHILDREN’S CENTERS, INC., a Delaware Corporation (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”),

WHEREAS, Tenant’s interest in the Premises arises under that certain Lease dated between Landlord and Tenant (as the same may be further amended, the “Lease”), pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BRIGHT HORIZONS ACQUISITION CORP., BRIGHT HORIZONS FAMILY SOLUTIONS, INC., BRIGHT HORIZONS CAPITAL CORP., CERTAIN SUBSIDIARIES OF BORROWER, including Tenant, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and Collateral Agent;

EXHIBIT K-1

WHEREAS, repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by certain of Tenant’s property, including, without limitation, all machinery, equipment, furniture and inventory and all other personal property described as “Collateral” in the Pledge and Security Agreement dated as of May 28, 2008 by and among BRIGHT HORIZONS ACQUISITION CORP., BRIGHT HORIZONS FAMILY SOLUTIONS, INC., BRIGHT HORIZONS CAPITAL CORP., CERTAIN SUBSIDIARIES OF BORROWER, including Tenant, and Collateral Agent, whether now or hereafter located on the Premises (“Collateral”); and

WHEREAS, Collateral Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Collateral Agent as follows:

1. Landlord hereby (a) waives and releases unto Collateral Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Collateral Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Collateral Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Collateral Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Collateral Agent in severing and/or removing the Collateral therefrom.

4. Landlord agrees that it will not prevent Collateral Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Collateral Agent to that effect. Within the 45 day period after Collateral Agent receives the Landlord’s Notice, Collateral Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Collateral Agent’s actions in removing the Collateral from

EXHIBIT K-2

the Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises.

5. Landlord shall send to Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to Collateral Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

7. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

8. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns. Landlord shall notify its successor owner of the Premises of the existence of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT K-3

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By:
Name:
Title:

Attention: Telecopier:

By its acceptance hereof, as of the day and year first set forth above, Collateral Agent agrees to be bound by the provisions hereof.

GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent

By:
Name:
Title:

General Electric Capital Corporation
500 West Monroe Street
Chicago, IL 60661
Attention: Bright Horizons’ Portfolio Analyst
Facsimile: (312) 441-7870

[APPROPRIATE NOTARY BLOCKS]

[SIGNATURE PAGE TO LANDLORD WAIVER AND CONSENT AGREEMENT]

EXHIBIT A TO

LANDLORD WAIVER AND CONSENT

Legal Description of Premises:

EXHIBIT K-A-1

EXHIBIT B TO

LANDLORD WAIVER AND CONSENT

Description of Lease:

EXHIBIT K-B-1

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

                        , 200

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), at such place as Payor may designate, in Dollars, British pounds sterling, Euros or Canadian dollars, together with interest thereon, as hereinafter set forth.

This note (“Note”) shall bear interest per annum as shall be agreed upon from time to time by such Payor and such Payee; provided, however, that in no event shall the rate of interest payable in respect of the indebtedness evidenced hereby exceed the maximum rate of interest from time to time allowed to be charged by applicable law. Interest shall be computed on the basis of a 360-day year and shall be paid through the actual number of days on which principal is outstanding.

This Note is an Intercompany Note referred to in the Credit and Guaranty Agreement dated as of May 28, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Bright Horizons Acquisition Corp., a Delaware corporation (“Merger Sub”), Bright Horizons Family Solutions, Inc., a Delaware corporation (the “Borrower”), Bright Horizons Capital Corp., a Delaware corporation (“Holdings”), certain subsidiaries of the Borrower party thereto from time to time, each lender from time to time party thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent. Reference is made to the Indenture dated as of May 28, 2008 (as amended or supplemented from time to time, the “Indenture”) among Merger Sub, the Borrower, Holdings, the guarantors from time to time party thereto (collectively, the “Guarantors” and together with the Borrower, the “Note Parties”) and Wilmington Trust Company, a Delaware banking corporation, as Trustee. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Pledge and Security Agreement and the Trustee may exercise all rights provided in the Indenture and the Securities Guarantees, in each case, with respect to this Note. Capitalized terms used herein and not otherwise defined have the meanings specified in the Credit Agreement or Indenture, as applicable.

“Senior Indebtedness” means Senior Secured Indebtedness and Senior Unsecured Indebtedness, as applicable.

“Senior Secured Indebtedness” means all principal, premium (if any), interest (including interest accruing on or after the filing of a petition in bankruptcy or for reorganization relating to the Credit Parties, whether or not a claim for post-filing interest is allowed or allowable in any such proceedings), fees, charges, expenses, indemnification and reimbursement obligations and all other amounts payable under the Credit Parties’ guarantee of the “Obligations” as defined in the Credit Agreement and the Credit Parties’ guarantee of obligations in respect of each of the Notes (as defined in the Credit Agreement).

EXHIBIT L-1

“Senior Unsecured Indebtedness” means all principal, premium (if any), interest (including interest accruing on or after the filing of a petition in bankruptcy or for reorganization relating to the Note Parties, whether or not a claim for post-filing interest is allowed or allowable in any such proceedings), fees, charges, expenses, indemnification and reimbursement obligations and all other amounts payable under the Note Parties’ guarantee of obligations in respect of each of the Subordinated Notes (as defined in the Credit Agreement).

“Subordinated Payor” means the Credit Subordinated Payors and the Note Subordinated Payors, as applicable.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note (i) owed to any Payee by any Payor which is a Credit Party under any Senior Secured Indebtedness (a “Credit Subordinated Payor”) shall be subordinate and junior in right of payment to all Senior Secured Indebtedness and (ii) owed to any Payee which is not an obligor under any Senior Unsecured Indebtedness by any Payor which is an obligor under any Senior Unsecured Indebtedness (a “Note Subordinated Payor”) shall be subordinate and junior in right of payment to all Senior Unsecured Indebtedness, in each case, to the extent and in the manner hereinafter set forth:

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Subordinated Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Subordinated Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than (x) Qualified Equity Interests (as such term is defined in the Credit Agreement) or (y) debt securities of such Subordinated Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) at the election of the Administrative Agent or Trustee, as applicable, any Event of Default (as defined in the Senior Indebtedness) occurs and is continuing with respect to any Senior Indebtedness (after any applicable grace period), then no payment or distribution of any kind or character shall be made by or on behalf of the Subordinated Payor or any other Person on its behalf with respect to this Note; provided, however, that a Subordinated Payor may make payments or distributions without regard to the foregoing if such Payor receives written notice approving such payment from the Administrative Agent or Trustee, as applicable; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness of the relevant Subordinated Payor in full in cash.

EXHIBIT L-2

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Subordinated Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Lenders, the Trustee, the holders of the Notes and the holders of the Subordinated Notes, and Administrative Agent, the Collateral Agent, the Issuing Lender, the Lenders, the Trustee, the holders of the Notes and the holders of the Subordinated Notes are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agent may, on behalf of itself, the Administrative Agent, the Issuing Lender, the Lenders, the Trustee, on behalf of itself, the holders of the Notes and the holders of the Subordinated Notes, may proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal, or non-delivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth at the beginning of this Note, or at such other address as may be designated in a notice delivered or mailed as herein provided, or (iii) the date of delivery, refusal, or non-delivery indicated on a confirmation of delivery or of attempt to deliver by an overnight courier, if addressed as set forth herein, or (iv) the date of delivery by facsimile, as evidenced by a confirmed facsimile copy, to a facsimile receiver designated in a notice delivered or mailed as herein provided.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, notice, protest and all other suretyship defenses generally- All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be governed by, and construed in accordance with, the substantive law of the Commonwealth of Massachusetts, with regard to principles of conflicts of laws, and shall take effect as an instrument under seal.

[Signature Page Follows]

EXHIBIT L-3

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to Intercompany Note]

[ADDITIONAL SUBSIDIARIES OF THE BORROWER]

By:
Name:
Title:

[Signature Page to Intercompany Note]

EXHIBIT M TO

CREDIT AND GURANTY AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [     , 20 ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), BRIGHT HORIZONS FAMILY SOLUTIONS, INC., a Delaware corporation (“Borrower”), BRIGHT HORIZONS CAPITAL CORP., a Delaware corporation (“Holdings”), and CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors (“Guarantors”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of May 28, 2008 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, the Guarantors, the Lenders party thereto from time to time, GSCP, as Syndication Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent; and

WHEREAS, pursuant to Section 2.24 of the Credit Agreement and subject to the terms and conditions of the Credit Agreement, Borrower may increase the existing Revolving Loan Commitments and/or provide New Term Loan Commitments by entering into one or more Joinder Agreements with the New Term Loan Lenders and/or New Revolving Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent and Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

EXHIBIT M-1

Each Lender hereby agrees to make its Commitment on the following terms and conditions28:

1.	Applicable Margin. The Applicable Margin for each Series [ ] New Term Loan shall mean, as of any date of determination, [ ]% per annum

2.	Principal Payments. Borrower shall make principal payments on the Series [__] New Term Loans in installments on the dates and in the amounts set forth below.

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

$_______________________

[28]

Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications and additions as may be agreed to by the parties hereto to the extent consistent with Section 2.24 of the Credit Agreement.

EXHIBIT M-2

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [ ]] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [ ]] New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement respectively; and provided further, that the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity date of the Tranche B Term Loans.

4.	Prepayment Fees. Borrower agrees to pay to each [New Term Loan Lender] the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to New Term Loans]

5.	Other Fees. Borrower agrees to pay each [New Term Loan Lender] [New Revolving Lender] its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow [Series [ ] New Term Loans] from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing:

b.	Amount of Proposed Borrowing: $

c.	Interest rate option: ☐ a. Base Rate Loan(s)

                 ☐ b.     Eurodollar Rate Loans with an initial Interest Period of          month(s)

7.

[New Lenders. Each [New Term Loan Lender] [New Revolving Loan Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans] Series              New Term Loans] that such [New Term Loan Lender] [New Revolving Loan Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][29]

8.	Credit Agreement Governs. Except as set forth in this Agreement, [New Revolving Loans] [Series [ ] New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, Borrower hereby certifies that:

i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

[29]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT M-3

ii.	As of the date hereof, no event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default;

iii.	both before and after giving effect to any Proposed Borrowing, each of the conditions set forth in Section 3.2 of the Credit Agreement has been satisfied;

iv.	the Unused Availability under the Revolving Facility is not less than $20,000,000 after giving effect to such Series of New Term Loans.

10.	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

i.	[Borrower shall make any payments required pursuant to Section 2.18(c) of the Credit Agreement in connection with the New Revolving Loan Commitments;][30]

ii.	Borrower shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

11.	Eligible Assignee. By its execution of this Agreement, each [New Term Loan Lender] [New Revolving Loan Lender] represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each [New Term Loan Lender] [New Revolving Loan Lender] shall be as set forth below its signature below.

13.	Non-US Lenders. For each [New Revolving Loan Lender] [New Term Loan Lender] that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Revolving Loan Lender] [New Term Loan Lender] may be required to deliver to Administrative Agent pursuant to subsection 2.20(c) of the Credit Agreement.

14.	Recordation of the New Loans. Upon, execution and delivery hereof, Administrative Agent will record the [Series [ ] New Term Loans] [New Revolving Loans] made by [New Term Loan Lenders] [New Revolving Loan Lenders] in the Register.

15.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[30]	Select this provision m the circumstance where the Lender is a New Revolving Loan Lender.

EXHIBIT M-4

18.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.,

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows]

EXHIBIT M-5

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                ,             ].

[NAME OF LENDER]

By:
Name:
Title:

Notice Address: Attention: Telephone: Facsimile: BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (“Borrower”)

By:
Name:
Title:

BRIGHT HORIZONS CAPITAL CORP.

By:
Name:
Title:

[NAME OF GUARANTORS)

By:
Name:
Title:

[SIGNATURE PAGE TO JOINDER AGREEMENT]

Consented to by:

GOLDMAN SACHS CREDIT PARTNERS, L.P.,

as Syndication Agent

By:
Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION

as Administrative Agent and Collateral Agent

By:
Name:
Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	[New Term Loan Commitment] [New Revolving Loan Commitment]	$___________________

Total: $___________________